Registration No. 333-207297

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PLX PHARMA INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	38-3976588
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8285 El Rio Street, Suite 130
Houston, Texas 77054
713-842-1249

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ronald R. Zimmerman
President and Chief Executive Officer
PLx Pharma Inc.
8285 El Rio Street, Suite 130
Houston, Texas 77054
713-842-1249

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael L. Laussade Jackson Walker L.L.P. 2323 Ross Avenue, Suite 600 Dallas, TX 75201 Phone: 214-953-(5805) FAX: 214-661-(6887)	Barry I. Grossman, Esq. Benjamin S. Reichel, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Phone: (212) 370-1300 FAX: (212) 370-7889

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
Common Stock, $0.001 par value per share		$	____	$80,500,000	$8,106.35

(1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)Includes the aggregate offering price of any additional shares that the underwriters have the option to purchase.
(3)Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder and sold by the registrant ($2,014 previously paid).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated November 18, 2015

Preliminary Prospectus

Shares

Common Stock

This is the initial public offering of shares of common stock of PLx Pharma Inc.

We are offering              shares of our common stock. Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be between $         and $        . We have applied to list our common stock on the NASDAQ Capital Market under the trading symbol “PLXP.”

We are an “emerging growth company” under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our common stock involves a high degree of risk. See “Risk factors” beginning on page 14.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to PLx Pharma	$	$

See “Underwriting” for additional disclosure regarding underwriting discounts, commissions and expenses.

The underwriters may purchase up to an additional                shares from us at the initial public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment in New York, New York on                , 2015.

Joint Bookrunners
RAYMOND JAMES

MAXIM GROUP LLC

Co-Manager
JANNEY MONTGOMERY SCOTT

The date of this prospectus is                      , 2015

2

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of common stock.

Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus and any free writing prospectus related to this offering in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

3

.

4

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before deciding to invest in our common stock, you should read this entire prospectus carefully, including the sections of this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes contained elsewhere in this prospectus. Unless the context otherwise requires, references in this prospectus to the “Company,” “PLx,” “we,” “us” and “our” refer to PLx Pharma Inc.

Overview

We are a late-stage specialty pharmaceutical company focused on developing our clinically validated and patent-protected PLxGuard™ delivery system to provide safer and more effective oral drugs for cardiovascular disease.  Our PLxGuard™ delivery system works by releasing active pharmaceutical ingredients into the duodenum, the first part of the small intestine immediately below the stomach, rather than in the stomach itself. We believe this improves the absorption of many drugs currently on the market or in development, and reduces acute gastrointestinal (GI) side effects—including erosions, ulcers and bleeding—associated with aspirin and ibuprofen, and potentially other drugs.

Our U.S. Food and Drug Administration (FDA) approved lead product, PL2200 Aspirin 325 mg, is a novel formulation of aspirin that uses the PLxGuard™ delivery system to significantly reduce acute GI side effects while providing superior antiplatelet effectiveness for cardiovascular disease prevention as compared with the current standard of care, enteric coated aspirin. A companion 81 mg dose of the same novel formulation—PL2200 Aspirin 81 mg—is in late-stage development and will be the subject of a supplemental New Drug Application (sNDA) leveraging the already approved status of PL2200 Aspirin 325 mg.

Our commercialization strategy will target both the over-the-counter (OTC) and prescription markets, taking advantage of the existing OTC distribution channels for aspirin while leveraging the FDA approval of PL2200 Aspirin 325 mg and expected approval for PL2200 Aspirin 81 mg for OTC and prescription use when recommended by physicians for cardiovascular disease treatment and prevention. Given our clinical demonstration of better antiplatelet efficacy (as compared with enteric coated aspirin) and better acute GI safety, we intend to use a physician-directed sales force to inform physicians—and, by extension, consumers—about our product’s clinical results in an effort to command both greater market share and a higher price for our superior aspirin product. Our product pipeline also includes other oral nonsteroidal anti-inflammatory drugs (NSAIDs) using the PLxGuard™ delivery system that may be developed, including a clinical-stage, GI-safer ibuprofen—PL1200 Ibuprofen 200 mg—for pain and inflammation.

PLxGuard™ Delivery System

Our PLxGuard™ delivery system uses surface acting lipids, such as phospholipids and free fatty acids, to modify the physiochemical properties of various drugs to selectively release these drugs to targeted portions of the GI tract. Unlike tablet or capsule polymer coating technologies (e.g., enteric coating), which rely solely on drug release based on pH differences in the GI tract, the PLxGuard™ system uses the differential in pH and bile acid contents between the stomach and duodenum to target PL2200’s release. This approach is intended to more reliably release active pharmaceutical ingredients in the duodenum and decrease their exposure to the stomach, which is more susceptible to NSAID-induced bleeding and ulceration. The PLxGuard™ system is a platform technology that we believe may be useful in improving the absorption of many acid labile, corrosive, and insoluble or impermeable drugs.

We believe our PLxGuard™ delivery system has the potential to improve many already-approved drugs and drugs in development because it may:

•	enhance the efficacy of the drug using our technology;
•	improve the GI safety of the drug;
•	provide new or extended patent protection for an already-approved or development-stage drug: and
•	utilize the 505(b)(2) New Drug Application (NDA) regulatory path, which may provide a faster and lower-cost FDA approval route when used with already-approved drugs.

The PLxGuard™ delivery system has clinically proven these benefits with our novel formulations using aspirin and ibuprofen and has preclinical evidence supporting the potential for a GI-safer oral diclofenac and intravenous indomethacin products. Other existing or new drugs in development that may benefit from the PLxGuard™ delivery system will be evaluated either by us or through collaboration agreements with other companies.

5

Product Pipeline

Our lead product, PL2200 Aspirin 325 mg, is approved by the FDA for OTC distribution and is the first-ever FDA-approved liquid-fill aspirin capsule.  All the clinical trials necessary for product launch have been completed.  In clinical trials in diabetic patients at risk for cardiovascular disease, PL2200 Aspirin 325 mg demonstrated better antiplatelet efficacy compared with enteric coated aspirin, which is the current standard of care for cardiovascular disease prevention and treatment.  PL2200 325 mg delivers faster antiplatelet efficacy than enteric coated aspirin with a median time to 99% inhibition of serum Thromboxane B2 of two hours compared with 48 hours for enteric coated aspirin. Serum Thromboxane B2 is a clinically accepted marker for antiplatelet efficacy (sometimes referred to as “aspirin response”).

PL2200 Aspirin 325 mg provides more reliable, predictable and sustained antiplatelet benefits than enteric coated aspirin with a 3–5 times greater chance of a complete aspirin antiplatelet effect than enteric coated aspirin.  PL2200 Aspirin 325 mg has demonstrated a statistically significant 65% reduction in the risk of acute ulcers compared with immediate release aspirin in healthy subjects with an age associated risk for cardiovascular disease.  This acute GI safety benefit may also be important for acute coronary syndrome (ACS) patients.  Moreover, we believe ACS patients who are also diabetics and suffer from gastroparesis, or a lack of digestive stomach motility, could also benefit from PL2200 Aspirin due to its more predictable absorption when compared to enteric coated aspirin. The acute GI safety benefit may also be used to differentiate PL2200 Aspirin 325 mg from products intended for use in conditions associated with pain and inflammation, including other aspirin and NSAID products.

PL2200 Aspirin 81 mg is our lower-dose companion product for PL2200 Aspirin 325 mg (the two dose forms are often referred to in this prospectus collectively as “PL2200 Aspirin”). This product utilizes exactly the same formulation as the 325 mg product (except delivered in a capsule one quarter the size) and will be the subject of an sNDA, which we expect to file with the FDA early in the second half of 2016. We will rely on the clinical results for PL2200 Aspirin 325 mg for the PL2200 81 mg sNDA and do not anticipate any additional clinical trials will be required, effectively positioning this product as an end of Phase 3 status. (For a more detailed explanation of clinical trial phases, see the discussion below under "Business—Government regulation—Clinical trials.")

We believe our technology may be used with other selected NSAIDs, such as ibuprofen. For the U.S. OTC market, we have used the PLxGuard™ delivery system to create a lipid-based formulation of ibuprofen, PL1200 Ibuprofen 200 mg and a 400 mg product for prescription doses of ibuprofen. We have OTC and prescription (Rx) Investigational New Drug applications (IND) active with the FDA and have demonstrated bioequivalence with the OTC 200 mg dose ibuprofen to support a 505(b)(2) NDA in fasted-state clinical trials at three different doses, 200 mg, 400 mg and 800 mg. Using the PL1200 formulation at prescription doses, we demonstrated better GI safety in osteoarthritic patients with equivalent analgesic and anti-inflammatory efficacy, when compared with prescription ibuprofen in a six-week endoscopy pilot clinical trial. PL1200 and PL1100 Ibuprofen may be considered as being in Phase 1 in the FDA process and may qualify for the 505(b)(2) NDA path.

The following table summarizes information regarding our product candidates and development program:

6

Product Candidate	Pre-Clinical	Phase 1	Phase 2	Phase 3	Status
PL2200 Aspirin, 325 mg OTC Pain and Fever Physician-directed (Cardiovascular Disease Prevention & Rheumatologic)					FDA Approved
PL2200 Aspirin, 81 mg OTC Pain and Fever Physician-directed (Cardiovascular Disease Prevention & Rheumatologic)					sNDA to be filed in 2016
PL1200 Ibuprofen, 200 mg OTC Pain, Inflammation and Fever					GI safer clinical proof of concept demonstrated
PL1100 Ibuprofen, 400 mg Rx (Pain, Inflammation, Osteoarthritis and Rheumatoid Arthritis)					GI safer clinical proof of concept demonstrated
PL5100 Diclofenac, 50 mg OTC (ex US - Worldwide)					GI safer preclinical proof of concept demonstrated
PL4100 Indomethacin Rx (Intravenous for Patent Ductus Arteriosus)					GI safer preclinical proof of concept demonstrated

OTC: Over-The-Counter
Rx: Prescription
sNDA: supplemental New Drug Application

The Market

Cardiovascular / Aspirin Market

Aspirin, also known as acetylsalicylic acid (ASA), is a foundational medicine for the treatment and prevention of cardiovascular disease (CVD)—a collective term for chest pain, coronary artery disease, heart attack, heart failure, high blood pressure and stroke—which is the leading cause of death in the United States. Aspirin is widely used to treat patients exhibiting signs and symptoms of heart attack or stroke (collectively referred to as ACS), and is commonly prescribed or recommended by physicians, in addition to other drugs such as cholesterol or blood pressure medications, as the standard of care for treating ACS and preventing recurrent ACS for the duration of a patient’s life.

The 325 mg dose is generally prescribed:

•	in an acute setting for the treatment of ACS;
•	following an interventional procedure (such as placement of a stent); and
•	for preventing heart attack or stroke during the high-risk period following an event or intervention.

Eventually, most patients move to the 81 mg dose for secondary prevention applications and for high-risk primary prevention, as they are typically directed to take aspirin every day for the rest of their life.  The 81 mg aspirin dose is the most prevalent, representing approximately 70% to 80% of aspirin sales in the United States, followed by the 325 mg dose and then several other dose forms including powdered and effervescent aspirin products.  In the United States, the primary use for aspirin is for the prevention and treatment of cardiovascular disease as evidenced by the predominance of the 81 mg dose.

Aspirin is also used for pain relief and fever reduction.  The most widely used dose for pain is 325 mg.  A GI-safer PL2200 Aspirin 325 mg may be able to capture market share from other aspirin and NSAID products in the large pain and inflammation market.

Annual global aspirin sales in 2013 were estimated to be $1.6 billion (Euromonitor), including branded products such as Bayer®, Ecotrin® and St. Joseph®, together with numerous private label or store brands.  Because of the known GI toxicity issues associated with immediate release (or “regular”) aspirin, enteric coated aspirin has evolved to become the leading aspirin dose form, representing over 90% of U.S. aspirin sales in 2013.  This success is largely based on early clinical studies suggesting that enteric coated aspirin showed a reduction in superficial gastric lesions as compared with regular aspirin. However, when measured using contemporary clinical procedures, enteric coated aspirin has not continued to demonstrate such reductions. These deficiencies create a significant opportunity for the demonstrated efficacy of PL2200 Aspirin.

7

Pain & Inflammation / Ibuprofen

The global OTC pain market for NSAIDs was over $12 billion in annual sales in 2013 (Evaluate Pharma). Ibuprofen in the United States alone represents $1.6 billion. This class of drugs is one of the most widely used drugs worldwide. Increasing concerns over liver toxicity associated with acetaminophen products coupled with known ibuprofen analgesic superiority over acetaminophen, indicate there is a substantial global opportunity for a GI safer ibuprofen product. While we do not believe our technology will work with the entire NSAIDs class, it is possible that our technology may be successfully applied to other NSAIDs beyond aspirin and ibuprofen. For example, we have preclinical data suggesting that diclofenac—a leading NSAID for pain and inflammation outside the United States—is a viable product candidate.

Our Key Competitive Strengths

•	Our lead product, PL2200 Aspirin 325 mg, has been approved by the FDA under a traditional NDA process. We intend to leverage clinical studies and market research to launch PL2200 Aspirin 325 mg on a commercial scale using a combined prescription and OTC strategy that takes advantage of the existing OTC distribution channels for aspirin while leveraging the FDA approval of PL2200 Aspirin 325 mg for prescription and recommendation by physicians for cardiovascular disease treatment and prevention. We will be seeking approval of the companion PL2200 Aspirin 81 mg dose via an sNDA that should benefit from the prior approval of PL2200 Aspirin 325 mg.
•	Our management team has extensive experience in development and commercialization of OTC products. Mr. Valentino, our Executive Chairman of the Board, brings over 30 years of experience in the healthcare industry. Mr. Valentino successfully built Adams Respiratory Therapeutics into a fully integrated specialty pharmaceutical company with more than $490 million in annual revenue and leading OTC brands such as Mucinex ® and Delsym®. In December 2007, Adams Respiratory Therapeutics sold to Reckitt Benckiser for approximately $2.3 billion. Ms. Giordano, our incoming President and Chief Executive Officer (who will take office upon effectiveness of this registration statement) has over 20 years in the life science industry and has successfully developed commercialization plans for several new product launches across various therapeutic areas, specifically building physician directed sales teams, including with one of the most successful products in the cardiology sector, Lipitor.
•	PL2200 Aspirin 325 mg has demonstrated clinically superior antiplatelet efficacy in diabetic patients when compared to enteric coated aspirin, the current standard of care for cardiovascular disease prevention. PL2200 Aspirin 325 mg delivers faster and more reliable, predictable and sustained antiplatelet benefits than enteric coated aspirin as clinically demonstrated in diabetic patients at risk for cardiovascular disease with a median time to 99% inhibition of serum Thromboxane B2 of two hours compared with 48 hours and with a 3–5 times greater chance of a complete aspirin antiplatelet effect than enteric coated aspirin. (Serum Thromboxane B2 is an accepted clinical marker of anti-platelet efficacy.)

•	PL2200 Aspirin 325 mg has demonstrated clinically superior GI safety when compared to regular aspirin. PL2200 Aspirin 325 mg has demonstrated a statistically significant 65% reduction in the risk of acute ulcers compared with regular aspirin in healthy subjects with an age associated risk for cardiovascular disease. Based on physician market research, we believe that our clinical data supporting superior acute GI safety as compared to aspirin is important for physicians who are having difficulty keeping high-risk patients on sustained aspirin use due to lack of tolerability.
•	Our PLxGuard™ delivery system is a platform technology that may improve the GI safety and efficacy when applied to already approved drugs. Our PLxGuard™ delivery system is a platform technology that we believe could improve the GI safety of selected NSAIDs that meet specific criteria. According to a report by Evaluate Pharma, the global OTC pain market for NSAIDs was over $12 billion in 2013. We intend to explore new development opportunities and utilize the 505(b)(2) NDA regulatory pathway to decrease the time and costs associated with obtaining FDA approval for new products.
•	Our PLxGuard™ delivery system may lower development risk and costs by leveraging the 505(b)(2) NDA pathway. A 505(b)(2) NDA is permitted to reference safety and effectiveness data submitted by the original manufacturer of the underlying approved drug as part of its NDA, to be based on the FDA’s prior conclusions regarding the safety and effectiveness of that previously approved drug, or to rely in part on data in the public domain. Reliance on data collected by others may expedite the development program for our product candidates by potentially decreasing the amount of clinical data that we would need to generate to submit an NDA. As the FDA has previously approved PL2200 Aspirin 325 mg with a 505(b)(2) NDA, we believe that there is a strong likelihood that our future products would similarly qualify. The factors related to this qualification are expected to reduce the time and costs associated with clinical trials when compared to a traditional NDA for a new chemical entity. We also believe the strategy of targeting drugs with proven safety and efficacy provides a better prospect of clinical success of our proprietary development portfolio as compared to de novo drug development. We estimate that the average time to market and cost of clinical trials for our products could be less than that required to develop a new drug.

8

•	Our issued patents and patent applications in the United States and worldwide may protect us from generic competition and enable a higher price point than current aspirin products. We believe our patent portfolio provides strong protection of our delivery platform, drug formulations and manufacturing processes with 60 issued patents and additional pending applications with expirations ranging from December 19, 2021 through September 27, 2032.

Our Strategy

Our goal is to become a leading specialty pharmaceutical company, commercializing both the PL2200 Aspirin 325 mg and PL2200 Aspirin 81 mg dose forms and developing additional branded products using our PLxGuard™ technology. The key elements of our strategy are to:

Successfully commercialize PL2200 Aspirin 325 mg. Prior to launch, we will need to finalize a brand name and final label with the FDA, scale up our commercial production capabilities, and conduct three validation manufacturing runs required to satisfy FDA pre-launch requirements. We intend to hire, train and deploy a 120- to 150-person sales force to support a national launch to appropriate healthcare providers. This will provide a technical focus on PL2200 Aspirin 325 mg and 81 mg products based upon our compelling clinical results to enhance the value of these products.

Obtain FDA approval for PL2200 Aspirin 81 mg and prepare it for commercial launch. This will include, in addition to the efforts described above, submission of an sNDA seeking approval to launch PL2200 Aspirin 81 mg simultaneously with the already-approved 325 mg dose form.

Initiate a market launch strategy targeting physicians who desire reliable and predictable antiplatelet efficacy for their highest risk cardiovascular patients . Our market launch strategy will focus on physician detailing by targeting physicians who are seeking reliable and predictable antiplatelet efficacy for their highest risk cardiovascular patients. This strategy is designed to drive product sales professionally with a technical sales approach. We anticipate taking advantage of aspirin’s unique OTC and prescription approval by using a sales force to call on physicians to inform them of the clinically validated attributes of PL2200 Aspirin. This physician sales effort will be designed to create interest in PL2200 Aspirin among healthcare professionals and to influence their recommendations and prescriptions of PL2200 Aspirin over other aspirin products.

Move beyond aspirin to leverage our PLxGuard™ delivery system in new products. While we are currently focused on PL2200 Aspirin, there is a pipeline of additional opportunities that can be exploited. We are developing novel formulations that combine already-approved selected NSAIDs that meet our specific criteria with our proprietary PLxGuard™- technology to make safer and more effective new products. In addition to PL2200 Aspirin, we have clinical data for a GI-safer OTC ibuprofen product, PL1200 Ibuprofen 200 mg, and preclinical data for a GI-safer diclofenac and a GI-safer intravenous indomethacin. We believe that the PLxGuard™ technology may also prove a novel drug delivery platform for corrosive, acid labile and insoluble and impermeable drugs providing delivery along the GI tract. We believe that by focusing initially on commercializing PL2200 Aspirin we can demonstrate the viability of our PLxGuard TM delivery system as a versatile platform technology.

Hire additional senior management and key personnel to support the formulation and execution of successful product launches. Though we will continue to evaluate other market launch options, including co-promotion in the United States with one or more existing firms, we currently expect to launch PL2200 Aspirin in the United States using our own sales and marketing team. This will require additional hiring of both management and sales personnel. We have entered into an agreement with Natasha Giordano to join the Company as our President and Chief Executive Officer the day following the effectiveness of the registration statement, with the expectation that Ronald Zimmerman would continue to support the Company’s efforts by transitioning into an alternative senior role.

Seek strategic partners to commercialize PL2200 Aspirin and other products in global markets. We have licensed the rights to commercialize PL2200 Aspirin in the People’s Republic of China (including Macao and Hong Kong), along with an option for commercialization in Cambodia, Indonesia, Laos, Malaysia, Myanmar, Papua New Guinea, Philippines, Singapore, Taiwan, Thailand and Vietnam. We will continue to seek partners in other global markets.

Risks Associated With Our Business

Our business is subject to numerous risks and uncertainties related to our status as a development-stage company, our financial condition and need for additional capital, the commercialization of PL2200 Aspirin, development of other product candidates, our reliance on third parties, our intellectual property and government regulation. These risks include those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary, including the following:

9

•	We have not yet generated significant revenues, have a limited operating history, have incurred net losses in each year since our inception and anticipate that we will continue to incur significant losses for the foreseeable future, and if we are unable to achieve and sustain profitability, the market value of our common stock will likely decline.
•	In order to pursue these strategies and fund our operations, we will need to raise substantial additional financing. As of September 30, 2015, we had working capital of approximately $337,000 and cash and cash equivalents of approximately $408,000. As a result, our independent registered public accounting firm has noted that our recurring losses from operations and minimal working capital raise substantial doubt regarding our ability to continue as a going concern without raising additional capital such as via this offering. If we are unable to raise capital when needed, we could be forced to reduce or terminate our operations or commercialization efforts.
•	We are substantially dependent on the success of our lead product candidate, PL2200 Aspirin. If we are unable to successfully commercialize PL2200 Aspirin or experience significant delays in doing so, our business could be materially harmed.
•	Even though PL220 Aspirin 325 mg has already obtained regulatory approval, it may never achieve market acceptance necessary for commercial success and the market opportunity may be smaller than we estimate.
•	Our ability to market PL2200 Aspirin for long-term use may be hampered by lack of trial results demonstrating long-term GI-safety benefits.

•	We currently have no sales and marketing staff or distribution organization. If we are unable to develop a sales and marketing and distribution capability on our own or through third parties, we will not be successful in commercializing our future products.
•	We face substantial competition and our competitors may discover, develop or commercialize products faster or more successfully than us.
•	Our business will be highly dependent on professional and public reputation and perception, which may change, leading to volatile levels of sales.
•	We may not be able to protect our intellectual property rights throughout the world.
•	The regulatory approval process is expensive, time consuming and uncertain and may prevent us from obtaining, or cause delays in obtaining, approvals for the commercialization of the 81 mg dose form of PL2200 Aspirin or future product candidates, which will materially impair our ability to generate revenue.
•	There is currently no viable public market for our common stock, and one may never develop.
•	The price of our common stock may be volatile, and you may not be able to resell your shares at or above the initial public offering price.

Corporate Information

We were originally incorporated in the State of Texas on November 12, 2002, under the name of “ZT MediTech, Inc.,” subsequently changing its name to “GrassRoots Pharmaceuticals, Inc” in December of 2002 and then to PLx Pharma Inc. in March of 2003. On December 31, 2013, PLx Pharma Inc. converted from a Texas corporation to a Texas limited liability company, PLx Pharma LLC. On July 27, 2015, PLx Pharma LLC converted from a Texas limited liability company to a Delaware corporation, PLx Pharma Inc.

“PLx Pharma,” “PLxGuard™,”our logo and other trade names, trademarks and service marks of PLx Pharma appearing in this prospectus belong to us. Other trade names, trademarks and service marks appearing in this prospectus are the property of their respective holders.

Our principal executive offices are located at 8285 El Rio Street, Suite 130, Houston, Texas, 77054, and our telephone number is 713-842-1249. Our website address is www.plxpharma.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012. An “emerging growth company” may take advantage of exemptions from some of the reporting requirements that are otherwise applicable to public companies. These exceptions include:

•	being permitted to present only two years of audited financial statements and only two years of related disclosure in “Management's discussion and analysis of financial condition and results of operations” in this prospectus;
•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

10

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and
•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the earlier of (i) the last day of our fiscal year following the fifth anniversary of the closing of this offering (ii) the last day of the fiscal year (a) in which we have total annual gross revenue of at least $1.0 billion or (b) in which we are deemed to be a large accelerated filer, which means the market value of our equity securities that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (iii) the date on which we have issued more than $1.0 billion of non-convertible debt in any three-year period.

In this prospectus, we have elected to take advantage of certain of the reduced disclosure obligations, and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different from what you might receive from other public reporting companies in which you hold equity interests. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards, at the same time, as other public companies that are not emerging growth companies.

11

THE OFFERING

Common stock offered by us	shares

Common stock outstanding before this offering	5,565,823 shares

Common stock to be outstanding immediately after this offering	shares

Underwriters’ over-allotment option	We have granted the underwriters a 30-day option to purchase up to an additional shares at the public offering price less the underwriting discount and commissions, to cover over-allotments, if any.

Use of proceeds	The net proceeds from the issuance of our common stock in this offering will be approximately $ million, or approximately $ million if the underwriters exercise their option to purchase additional shares in full, assuming an initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use these net proceeds to: advance PL2200 Aspirin 325 mg to market-readiness; obtain supplemental regulatory approval of PL2200 Aspirin 81 mg; fund the commercial scale validation and manufacturing necessary to support both efforts; fund the hiring, training, and deployment of a physician directed sales force to support the commercial launch of PL2200 Aspirin 325 mg and PL2200 Aspirin 81 mg and the expansion of our management team; and to fund working capital, capital expenditures and other general corporate purposes, which may include the acquisition or licensing of other products, businesses or technologies. See “Use of proceeds” for additional information.

Risk factors	See “Risk factors” beginning on page 14 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Proposed NASDAQ symbol	We have applied to list our common stock on the NASDAQ Capital Market under the symbol “PLXP.”

The number of shares of our common stock to be outstanding after this offering is based on 5,565,823 shares of our common stock outstanding as of September 30, 2015, and excludes the following:

•	877,865 shares of our common stock issuable upon the exercise of stock options outstanding as of September 30, 2015, at an exercise price of $9.80 per share under our 2015 Omnibus Incentive Plan (the “2015 Plan”); and
•	122,135 shares of our common stock, subject to increase on an annual basis, reserved for future issuance under the 2015 Plan.

Unless otherwise indicated, all information in this prospectus reflects and assumes no exercise of the underwriters’ option to purchase an additional shares of our common stock.

12

SUMMARY FINANCIAL DATA

The following tables summarize our financial data and should be read together with the section in this prospectus entitled “Management’s discussion and analysis of financial condition and results of operations” and our financial statements and related notes included elsewhere in this prospectus.

We have derived the statements of operations data for the years ended December 31, 2013 and 2014 and the statement of financial position data as of December 31, 2013 and 2014 from our audited financial statements included elsewhere in this prospectus. We have derived the statements of operations data for the nine months ended September 30, 2014 and 2015 from our unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements reflect, in the opinion of management, all adjustments necessary for the fair presentation of the financial condition and the results of operations for such periods. Our historical results are not necessarily indicative of the results that should be expected in the future.

	Nine Months Ended September 30,		Years Ended December 31,
(in thousands, except per share amounts)	2015	2014	2014	2013
	(unaudited)
Statements of Operations Data
Grant and license revenue	$172	$176	$288	$641
Research and development expenses	143	2,779	3,345	5,667
General and administrative expenses	1,301	1,458	2,048	4,218
Other (income) expense	2,029	(6)	(10)	(6)
Net loss	$(3,301)	$(4,055)	$(5,095)	$(9,238)

Net loss per share	$(0.61)	$(0.76)	$(0.96)	$(1.79)

	At September 30, 2015		At December 31,
(in thousands)	Actual	As Adjusted (1)	2014	2013
	(unaudited)
Balance Sheets Data
Cash and cash equivalents	$408	$	$247	$5,198
Working capital	337		78	4,992
Total assets	851		775	5,882
Accumulated deficit	(46,731)		(43,430)	(38,336)
Total stockholders’ equity	573		519	5,438

(1)	The as adjusted balance sheet data gives effect to the issuance and sale of shares of common stock in this offering after deducting the underwriting discount and commissions and offering expenses payable by us at an assumed public offering price of $ per share which is mid-point of the estimated offering price shown on the cover of this prospectus.

13

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding to invest in our common stock, you should carefully consider each of the following risk factors and all other information set forth in this prospectus and any related free writing prospectus. The following risks and the risks described elsewhere in this prospectus, including in the section entitled “Management’s discussion and analysis of financial condition and results of operations,” could materially harm our business, financial condition, operating results, cash flow and prospects. If that occurs, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Capital Requirements

We have not yet generated significant revenues, have a limited operating history, have incurred net losses in each year since our inception and anticipate that we will continue to incur significant losses for the foreseeable future, and if we are unable to achieve and sustain profitability, the market value of our common stock will likely decline.

Though we have been in existence since 2003, until recently, our efforts had been focused on research and development. We have not generated any revenue from the sale of products, have generated minimal revenue from licensing activities, and have incurred losses in each year since we commenced operations in 2003. Our net losses for the years ended December 31, 2013 and 2014 were $9.2 million and $5.1 million, respectively. As of September 30, 2015, we had an accumulated deficit of approximately $46.7 million.

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future as we continue the development and commercialization of PL2200 Aspirin and our other product candidates. Our expenses will also increase substantially if and when we:

•	continue to discover and develop additional product candidates;
•	establish a sales, marketing and distribution infrastructure to commercialize PL2200 Aspirin and any other product candidates for which we may obtain marketing approval;
•	establish a manufacturing and supply chain sufficient for commercial quantities of PL2200 Aspirin and any other product candidates for which we may obtain marketing approval;
•	maintain, expand and protect our intellectual property portfolio;
•	hire additional clinical, scientific and commercial personnel;
•	add operational, financial and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts, as well as to support our transition to a public reporting company; and
•	acquire or in-license other product candidates and technologies.

Even if we do generate revenues, we many never achieve profitability, and even if we do achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders’ equity and working capital. If we are unable to achieve and sustain profitability, the market value of our common stock will likely decline. Because of the numerous risks and uncertainties associated with developing biopharmaceutical products, we are unable to predict the extent of any future losses or when, if ever, we will become profitable.

There is significant doubt about our ability to continue as a going concern if we are unable to secure additional funding.

Our independent registered public accounting firm has noted, both in their report on our accompanying consolidated financial statements and in Note 2 to such financial statements, that we have suffered recurring losses from operations, that we have insufficient working capital as of September 30, 2015, and that these factors raise substantial doubt regarding our ability to continue as a going concern. Our continuation as a going concern is dependent upon, among other things, our ability to obtain necessary equity or debt financing to continue operations (through this offering or otherwise), and ultimately our ability to commercialize PL2200 Aspirin.

We are substantially dependent on the success of our lead product candidate, PL2200 Aspirin. If we are unable to successfully commercialize PL2200 Aspirin or experience significant delays in doing so, our business could be materially harmed.

Since 2003, we have invested our efforts and financial resources almost exclusively in the development of PL2200 Aspirin. Our future success is substantially dependent on our ability to successfully commercialize PL2200 Aspirin, which will depend on several factors, including the following:

•	establishing commercial manufacturing and supply arrangements;

14

•	establishing a commercial infrastructure;
•	identifying and successfully establishing one or more collaborations to commercialize PL2200 Aspirin;
•	acceptance of the product by patients, the medical community and third-party payors;
•	obtaining market share while competing with more established companies;
•	a continued acceptable safety and adverse event profile of the product; and
•	qualifying for, identifying, registering, maintaining, enforcing and defending intellectual property rights and claims covering the product.

Serious adverse events, undesirable side effects or other unexpected properties of PL2200 Aspirin or any other product candidate may be identified after approval that could delay, prevent or cause the withdrawal of regulatory approval, limit the commercial potential, or result in significant negative consequences following marketing approval.

Serious adverse events or undesirable side effects caused by, or other unexpected properties of, PL2200 Aspirin or our product candidates could cause us, an institutional review board, or regulatory authorities to interrupt, delay or halt our manufacturing and distribution operations and could result in a more restrictive label, the imposition of distribution or use restrictions or the delay or denial of regulatory approval by the FDA or comparable foreign regulatory authorities. If PL2200 Aspirin or any of our other product candidates are associated with serious adverse events or undesirable side effects or have properties that are unexpected, we may need to abandon their development or limit development to certain uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. Many compounds that initially showed promise in clinical or earlier stage testing have later been found to cause undesirable or unexpected side effects that prevented further development of the compound.

Undesirable side effects or other unexpected adverse events or properties of PL2200 Aspirin or any of our other product candidates could arise or become known either during clinical development or, if approved, after the approved product has been marketed. If such an event occurs during development, our trials could be suspended or terminated and the FDA or comparable foreign regulatory authorities could order us to cease further development of, or deny approval of our other product candidates. If such an event occurs with respect to PL2200 Aspirin, a number of potentially significant negative consequences may result, including:

•	regulatory authorities may withdraw the approval of such product;
•	regulatory authorities may require additional warnings on the label or impose distribution or use restrictions;
•	regulatory authorities may require one or more post-market studies;
•	we may be required to create a medication guide outlining the risks of such side effects for distribution to patients;
•	we could be sued and held liable for harm caused to patients; and
•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product candidate, or could substantially increase commercialization costs and expenses, which could delay or prevent us from generating revenue from the sale of our products and harm our business and results of operations.

We will need substantial additional funding. If we are unable to raise capital when needed, we could be forced to delay, reduce or terminate our operations or commercialization efforts.

Since inception through September 30, 2015, total net cash flows used by our operating activities are approximately $41.5 million. As of September 30, 2015, we had working capital of approximately $337,000 and cash and cash equivalents of approximately $408,000. We anticipate that we will need to raise substantial additional financing in the future to fund our operations.

We may obtain additional financing through public or private equity offerings, debt financings (including related-party financings), a credit facility or strategic collaborations. Additional financing may not be available to us when we need it or it may not be available to us on favorable terms, if at all. Our failure to raise capital as and when needed could have a negative impact on our financial condition and our ability to pursue our business strategies. Our future financing requirements will depend on many factors, some of which are beyond our control, including:

•	our ability to enter into additional collaboration, licensing or other arrangements and the terms and timing of such arrangements;
•	the type, number, costs and results of the product candidate development programs which we are pursuing or may choose to pursue in the future;
•	the rate of progress and cost of our clinical trials, preclinical studies and other discovery and research and development activities;
•	the timing of, and costs involved in, seeking and obtaining FDA and other regulatory approvals;

15

•	the costs of preparing, filing, prosecuting, maintaining and enforcing any patent claims and other intellectual property rights, including litigation costs and the results of such litigation;
•	the emergence of competing technologies and other adverse market developments;
•	the resources we devote to marketing, and, if approved, commercializing our product candidates;
•	the scope, progress, expansion, and costs of manufacturing our product candidates;
•	our ability to enter into collaborative agreements, to support the development of our product candidates and development efforts;
•	the amount of funds we receive in this offering; and
•	the costs associated with being a public company.

Future capital requirements will also depend on the extent to which we acquire or invest in additional complementary businesses, products and technologies. We currently have no understandings, commitments or agreements relating to any of these types of transactions.

If we are unable to raise additional funds when needed, we may be required to sell or license to others technologies or clinical product candidates or programs that we would prefer to develop and commercialize ourselves. Without additional funding—or, alternatively, a partner willing to collaborate and fund development—we will be unable to continue development of PL1200 Ibuprofen or any other development-stage products in our pipeline.

As the result of our capital needs, we have substantially reduced our research and development activities over the past six months, and our executives have agreed to receive no compensation in 2015, subject to the completion of this offering. Both of these concessions create considerable competitive risks for our business.

Even though PL2200 Aspirin 325 mg has already obtained regulatory approval, it may never achieve market acceptance by physicians, patients, and others in the medical community necessary for commercial success and the market opportunity may be smaller than we estimate.

Even if we are able to launch PL2200 Aspirin commercially, it may not achieve market acceptance among physicians, patients, hospitals (including pharmacy directors) and third-party payors and, ultimately, may not be commercially successful. Market acceptance of any product candidate for which we receive approval depends on a number of factors, including:

•	the efficacy and safety of the product candidate as demonstrated in clinical trials;
•	relative convenience and ease of administration;
•	the clinical indications for which the product candidate is approved;

•	the potential and perceived advantages and disadvantages of the product candidates, including cost and clinical benefit relative to alternative treatments;
•	strength of competitive products;
•	the effectiveness of our sales and marketing efforts;
•	the strength of marketing and distribution support;
•	the willingness of physicians to recommend or prescribe the product;
•	the willingness of hospital pharmacy directors to purchase our products for their formularies;
•	our ability to maintain regulatory approvals for PL2200 Aspirin;
•	acceptance by physicians, operators of hospitals and treatment facilities and parties responsible for reimbursement of the product;
•	the availability of adequate coverage and reimbursement by third-party payors and government authorities;
•	limitations or warnings, including distribution or use restrictions, contained in the product’s approved labeling or an approved risk evaluation and mitigation strategy;
•	the approval of other new products for the same indications;
•	the timing of market introduction of the approved product as well as competitive products; and
•	adverse publicity about the product or favorable publicity about competitive products.

Any failure by PL2200 Aspirin or any other product candidate that obtains regulatory approval to achieve market acceptance or commercial success would adversely affect our business prospects.

Our ability to market PL2200 Aspirin for long-term use may be hampered by lack of trial results demonstrating long-term GI-safety benefits.

While demonstrating a statistically significant reduction in mucosal damage at 42 days when evaluated using the same clinical endpoints used for early studies involving enteric coated aspirin, PL2200 Aspirin 325 mg did not demonstrate a reduction in ulcer risk over the course of a 42-day trial when more contemporary clinical endpoints were used. This lack of demonstrated long-term GI benefits could hamper our ability to market PL2200 Aspirin 325 mg for long-term use.

16

For many new product candidates, we will rely on third parties to conduct our preclinical studies and all of our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be unable to obtain regulatory approval for or commercialize any of our product candidates.

If we elect to pursue new products, we will rely on medical institutions, clinical investigators, contract laboratories and other third parties, such as contract research organizations, to conduct our preclinical studies and clinical trials on our product candidates in compliance with applicable regulatory requirements. These third parties are not our employees and, except for restrictions imposed by our contracts with such third parties, we have limited ability to control the amount or timing of resources that they devote to our programs. Although we rely on these third parties to conduct our preclinical studies and clinical trials, we remain responsible for ensuring that each of our preclinical studies and clinical trials is conducted in accordance with its investigational plan and protocol and the applicable legal, regulatory, and scientific standards, and our reliance on these third parties does not relieve us of our regulatory responsibilities. The FDA and regulatory authorities in other jurisdictions require us to comply with regulations and standards, commonly referred to as current good clinical practices, or cGCPs, for conducting, monitoring, recording and reporting the results of clinical trials, in order to ensure that the data and results are scientifically credible and accurate and that the trial subjects are adequately informed of the potential risks of participating in clinical trials. If we or any of our third-party contractors fail to comply with applicable cGCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. In addition, we are required to report certain financial interests of our third party investigators if these relationships exceed certain financial thresholds and meet other criteria. Our clinical trials must also generally be conducted with products produced under current good manufacturing practice, or cGMP, regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

Many of the third parties with whom we contract may also have relationships with other commercial entities, some of which may compete with us. If the third parties conducting our preclinical studies or our clinical trials do not perform their contractual duties or obligations or comply with regulatory requirements we may need to enter into new arrangements with alternative third parties. This could be costly, and our preclinical studies or clinical trials may need to be extended, delayed, terminated or repeated, and we may not be able to obtain regulatory approval in a timely fashion, or at all, for the applicable product candidate, or to commercialize such product candidate being tested in such studies or trials. If any of our relationships with these third parties terminate, we may not be able to enter into arrangements with alternative third party contractors or to do so on commercially reasonable terms. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

Clinical trials for future products may be delayed or prevented.

Clinical trials may be delayed or prevented for a broad range of reasons, including:

•	Difficulties obtaining regulatory approval to begin trials;
•	Delays in reaching agreements on acceptable terms with contract manufacturers and contract research organizations;
•	Insufficient or inadequate supply or quality of a product candidate or other materials necessary to conduct our clinical trials;
•	Challenges recruiting and enrolling subjects to participate in clinical trials for a variety of reasons, including size and nature of subject population, proximity of subjects to clinical sites, eligibility criteria for the trial, nature of trial protocol, the availability of approved effective treatments for the relevant disease and competition from other clinical trial programs for similar indications;
•	Difficulties maintaining contact with subjects after treatment, which results in incomplete data;
•	Receipt by a competitor of marketing approval for a product targeting an indication that our product targets, such that we are not "first to market" with our product candidate;
•	Governmental or regulatory delays and changes in regulatory requirements, policy and guidelines;
•	Inspection of the clinical trial operations or trial sites by the FDA or other regulatory authorities;
•	Unforeseen safety issues, including serious adverse events associated with a product candidate, or lack of effectiveness; and
•	Lack of adequate funding to continue the clinical trial.

One or more of these difficulties could result in delayed or cancelled trials and have a significant negative impact on our earnings.

17

We will rely on third-party contract manufacturing organizations to manufacture and supply PL2200 Aspirin and other product candidates for us, as well as certain raw materials used in the production thereof. If one of our suppliers or manufacturers fails to perform adequately we may be required to incur significant delays and costs to find new suppliers or manufacturers.

We currently have limited experience in, and we do not own facilities for, manufacturing our product candidates, including PL2200 Aspirin. We rely upon third-party manufacturing organizations to manufacture and supply our product candidates and certain raw materials used in the production thereof. Some of our key components for the production of PL2200 Aspirin have a limited number of suppliers.

We will not control the manufacturing process of, and will be completely dependent on, our contract manufacturing partners for compliance with cGMP regulations for manufacture of our drug products. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or others, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities. In addition, we will have no control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved.

We do not have commercial supply agreements with our suppliers. In the event that we and our suppliers cannot agree to the terms and conditions for them to provide clinical and commercial supply needs, we would not be able to manufacture our product or candidates until a qualified alternative supplier is identified, which could also delay the development of, and impair our ability to commercialize, our product candidates.

Our third-party suppliers may not be able to meet our supply needs or timelines and this may negatively affect our business. The failure of third-party manufacturers or suppliers to perform adequately or the termination of our arrangements with any of them may adversely affect our business.

A key ingredient for our products is currently available from only a single provider.

One key ingredient is currently limited to a single provider, Lipoid GmbH, who supplies cGMP lecithin and is a leader in supplying high quality lipids to the global pharmaceutical industry.  Lipoid developed this particular cGMP lecithin with us over a several year period, and has informed us that we are currently the only buyer of the product. We do not have a long-term contract with Lipoid for the supply of commercial quantities of this product, and there can be no assurances that Lipoid will be able to supply sufficient commercial quantities in compliance with regulatory requirements at an acceptable cost.

We may be subject to costly product liability claims related to our products and product candidates and, if we are unable to obtain adequate insurance or are required to pay for liabilities resulting from a claim excluded from, or beyond the limits of our insurance coverage, a material liability claim could adversely affect our financial condition.

We face the risk that the use of our product candidates may result in adverse side effects. Although we have product liability insurance, our insurance may be insufficient to reimburse us for any expenses or losses we may suffer, and we may be required to increase our product liability insurance coverage as we increase the size of our operations. We do not know whether we will be able to continue to obtain product liability coverage and obtain expanded coverage if we require it, on acceptable terms, if at all. We may not have sufficient resources to pay for any liabilities resulting from a claim excluded from, or beyond the limits of, our insurance coverage. To the extent that we are required to provide indemnities in favor of third parties, there is also a risk that these third parties could incur liability and bring a claim under such indemnities. An individual may bring a product liability claim against us alleging that one of our product candidates or products has caused an injury or is found to be unsuitable for consumer use. Any product liability claim brought against us, with or without merit, could result in:

•	the inability to commercialize PL2200 Aspirin or future product candidates;
•	decreased demand for PL2200 Aspirin or future candidates;
•	regulatory investigations that could require costly recalls or product modifications;
•	loss of revenue;
•	substantial costs of litigation;
•	liabilities that substantially exceed our product liability insurance, which we would then be required to pay ourselves;
•	an increase in our product liability insurance rates or the inability to maintain insurance coverage in the future on acceptable terms, if at all;

18

•	the diversion of management’s attention from our business; and
•	damage to our reputation and the reputation of our products.

Product liability claims may subject us to the foregoing and other risks, which could have a material adverse effect on our business, results of operations, financial condition and prospects.

We currently have no sales and marketing staff or distribution organization. If we are unable to develop a sales and marketing and distribution capability on our own or through third parties, we will not be successful in commercializing our future products.

We currently have no sales, marketing or distribution organization or history. To achieve commercial success for any approved product candidate, we must either develop a sales, marketing and distribution organization or outsource these functions to third parties. If we rely on third parties for marketing and distributing our approved products, any revenue we receive will depend upon the efforts of third parties, which may not be successful and are only partially within our control, and our product revenue may be lower than if we directly marketed or sold our products. We have no historical operations in this area, and if such efforts were necessary, we may not be able to successfully commercialize our future products. If we are not successful in commercializing our future products, either on our own or through third parties, any future product revenue will be materially and adversely affected.

We face substantial competition and our competitors may discover, develop or commercialize products faster or more successfully than us.

The development and commercialization of new drug products is highly competitive. We face competition from major pharmaceutical companies and biotechnology companies worldwide with respect to PL2200 Aspirin and other product candidates that we may seek to develop or commercialize in the future. There are a number of pharmaceutical and biotechnology companies that currently market and sell products or are pursuing the development of product candidates that compete directly or indirectly with PL2200 Aspirin. Potential competitors also include academic institutions, government agencies and other public and private research organizations. Our competitors may succeed in developing, acquiring or licensing technologies and drug products that are more effective, safer or less costly than PL2200 Aspirin or any other product candidates that we are currently developing or that we may develop, which could render our product candidates obsolete and noncompetitive.

Many of our competitors have materially greater name recognition and financial, manufacturing, marketing, research and drug development resources than we do. Additional mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors. Large pharmaceutical companies in particular have extensive expertise in commercial sales, preclinical and clinical testing and in obtaining regulatory approvals for drugs. In addition, academic institutions, government agencies, and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products or technologies. These organizations may also establish exclusive collaborative or licensing relationships with our competitors.

Finally, the success of any product that is successfully commercialized will depend in large part on our ability to prevent competitors from launching a generic version that would compete with such product. If such competitors are able to establish that our patents are invalid or that the generic version would not infringe upon our product, they may be able to launch a generic product prior to the expected expiration of our relevant patents, and any generic competition could have a material adverse effect on our business, results of operations, financial condition and prospects.

We may fail to innovate and be competitive.

We cannot state with certainty when or whether any of our products under development will be launched, whether we will be able to develop, license, or otherwise acquire compounds or products, or whether any products will be commercially successful. Failure to launch successful new products or new indications for existing products may cause our products to become obsolete, causing our revenues and operating results to suffer.

We expect to compete with a large number of multinational pharmaceutical companies, biotechnology companies, and generic pharmaceutical companies. To successfully expand our product offerings, we must continue to deliver to the market innovative, cost-effective products that meet important medical needs. Our product revenues can be adversely affected by the introduction by competitors of branded products that are perceived as superior by the marketplace, by generic or biosimilar versions of our branded products, and by generic or biosimilar versions of other products in the same therapeutic class as our branded products. Our revenues can also be adversely affected by treatment innovations that eliminate or minimize the need for treatment with drugs.

19

We may attempt to form collaborations in the future with respect to our products, but we may not be able to do so, which may cause us to alter our development and commercialization plans.

We may form strategic alliances, create joint ventures or collaborations or enter into licensing arrangements with third parties with respect to our programs that we believe will complement or augment our existing business. For example, we have entered into a licensing arrangement with Lee’s Pharmaceutical Holdings Limited for the commercialization of PL2200 Aspirin in China and with an option for additional countries in Southeast Asia. We may attempt to find other strategic partners for other geographic jurisdictions and we may also attempt to find one or more strategic partners for the development or commercialization of one or more of our other product candidates. We face significant competition in seeking appropriate strategic partners, and the negotiation process to secure appropriate terms is time-consuming and complex. We may not be successful in our efforts to establish such a strategic partnership for any product candidates and programs on terms that are acceptable to us, or at all.

Any delays in identifying suitable collaborators and entering into agreements to develop or commercialize our product candidates could negatively impact the development or commercialization of our product candidates in geographic regions where we do not have development and commercialization infrastructure. Absent a collaboration partner, we would need to undertake development or commercialization activities at our own expense. If we elect to fund and undertake development or commercialization activities on our own, we may need to obtain additional expertise and additional capital, which may not be available to us on acceptable terms or at all. If we are unable to do so, we may not be able to develop our product candidates or bring them to market and our business may be materially and adversely affected.

We may be unable to realize the potential benefits of any collaboration.

Even if we are successful in entering into a collaboration with respect to the development or commercialization of one or more product candidates, there is no guarantee that the collaboration will be successful. Collaborations may pose a number of risks, including:

•	collaborators may not perform their obligations as expected;
•	disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the course of development, might cause delays or termination of the development or commercialization of product candidates, and might result in legal proceedings, which would be time-consuming, distracting and expensive;
•	collaborators may be impacted by changes in their strategic focus or available funding, or business combinations involving them, which could cause them to divert resources away from the collaboration;
•	collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability;
•	the collaborations may not result in us achieving revenue to justify such transactions; and
•	collaborations may be terminated and, if terminated, may result in a need for us to raise additional capital to pursue further development or commercialization of the applicable product candidate.

As a result, a collaboration may not result in the successful development or commercialization of our product candidates.

We will need to grow our organization, and we may experience difficulties in managing growth.

As of November 17, 2015, we had six employees. We will need to expand our managerial, operational, financial and other resources in order to manage our operations, continue our development activities, commercialize PL2200 Aspirin or other product candidates and transition to becoming a public reporting company. Our management and personnel, systems and facilities currently in place may not be adequate to support this future growth. Our need to effectively execute our business strategy requires that we:

•	manage our internal discovery and development efforts effectively while carrying out our contractual obligations to licensors, contractors, government agencies, any future collaborators and other third parties;
•	continue to improve our operational, financial and management controls, reporting systems and procedures; and
•	identify, recruit, maintain, motivate and integrate additional employees.

If we are unable to expand our managerial, operational, financial, and other resources to the extent required to manage our development and commercialization activities, our business will be materially adversely affected.

We are highly dependent on the services of Michael J. Valentino and our ability to attract and retain qualified personnel.

We may not be able to attract or retain qualified management and scientific and clinical personnel in the future due to the intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses. We are highly dependent on the principal members of our management and scientific staff, particularly our Executive Chairman of the Board, Michael J. Valentino. If we are not able to retain Mr. Valentino or are not able to attract, on acceptable terms, additional qualified personnel necessary for the continued development of our business, we may not be able to sustain our operations or grow. Although we have executed employment agreements with each member of our current executive management team, including Mr. Valentino, we may not be able to retain their services as expected. Further, all members of our management team agreed to receive no compensation in 2015 (subject to the completion of this offering), which could negatively impact our ability to retain such management personnel.

20

In addition, we have scientific and clinical advisors who assist us in formulating our product development and clinical strategies. These advisors are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us, or may have arrangements with other companies to assist in the development of products that may compete with ours.

If we are not able to attract, retain and motivate necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our development objectives, our ability to raise additional capital and our ability to implement our business strategy.

Our business involves the use of hazardous materials and we and our third-party manufacturers must comply with environmental laws and regulations, which may be expensive and restrict how we do business.

Our third-party manufacturers’ activities and our own activities may involve the controlled storage, use and disposal of hazardous materials, including the components of our pharmaceutical product candidates, test samples and reagents, biological materials and other hazardous compounds. We and our manufacturers are subject to federal, state, local and foreign laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these hazardous materials. We currently carry no insurance specifically covering environmental claims relating to the use of hazardous materials. Although we believe that our safety procedures for handling and disposing of these materials and waste products comply with the standards prescribed by these laws and regulations, we cannot eliminate the risk of accidental injury or contamination from the use, storage, handling or disposal of hazardous materials. In the event of an accident, state or federal or other applicable authorities may curtail our use of these materials and/or interrupt our business operations. In addition, if an accident or environmental discharge occurs, or if we discover contamination caused by prior operations, including by prior owners and operators of properties we acquire, we could be liable for cleanup obligations, damages and fines. If such unexpected costs are substantial, this could significantly harm our financial condition and results of operations.

We or the third parties upon whom we depend may be adversely affected by natural disasters.

Changes to global climate, extreme weather and natural disasters that could affect demand for our products and services, cause disruptions in manufacturing and distribution networks, alter the availability of goods and services within the supply chain, and affect the overall design and integrity of our operations.

Our corporate headquarters is located in Houston, Texas, which in the past has experienced hurricanes. Hurricanes or other natural disasters could severely disrupt our operations, and have a material adverse effect on our business, operations, financial condition and prospects.

If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as our information technology systems, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time.

If such an event were to affect our supply chain, it could have a material adverse effect on our business.

Our employees, independent contractors, principal investigators, consultants and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk that our employees, independent contractors, principal investigators, consultants and vendors may engage in fraudulent or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates: (1) FDA regulations, including those laws requiring the reporting of true, complete and accurate information to the FDA; (2) manufacturing standards; (3) federal and state healthcare fraud and abuse laws and regulations; or (4) laws that require the true, complete and accurate reporting of financial information or data. Specifically, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Activities subject to these laws also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. It is not always possible to identify and deter misconduct by our employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

21

Requirements associated with being a public company will increase our costs significantly, as well as divert significant company resources and management attention.

Prior to this offering, we have not been subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), or the other rules and regulations of the SEC or any securities exchange relating to public companies. We are working with our legal, independent accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas. However, the expenses that will be required in order to adequately prepare for being a public company could be material, particularly after we cease to be an “emerging growth company” and a “smaller reporting company.” Compliance with the various reporting and other requirements applicable to public companies will also require considerable time and attention of management. In addition, the changes we make may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis.

Being a public company could also make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 in a timely manner or with adequate compliance, we may be subject to sanctions by regulatory authorities.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and determine the effectiveness of our internal controls over financial reporting and, beginning with our annual report for the year ending December 31, 2015, provide a management report on the internal control over financial reporting. If we have a material weakness in our internal controls over financial reporting, we may not detect errors on a timely basis and our financial statements may be materially misstated. We will be evaluating our internal controls systems to allow management to report on, and eventually our independent auditors will attest to, the effectiveness of the operation of our internal controls. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and eventual auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The aforementioned auditor attestation requirements will not apply to us until we are no longer an “emerging growth company.”

To date, we have not conducted a review of our internal controls for the purpose of providing the reports required by these rules. We cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may be subject to sanctions or investigation by regulatory authorities, such as the SEC or NASDAQ. Any such action could adversely affect our financial results or investors’ confidence in us and could cause our stock price to fall. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls that are deemed to be material weaknesses, we could be subject to sanctions or investigations by NASDAQ, the SEC or other regulatory authorities, which would entail expenditure of additional financial and management resources and could materially adversely affect our stock price. Deficient internal controls could also cause us to fail to meet our reporting obligations or cause investors to lose confidence in our reported financial information, which could have a negative effect on our stock price.

Risks Related to Product Safety and Efficacy Issues

Our understanding of the safety and efficacy of PL2200 Aspirin could change as larger portions of the population begin using PL2200 Aspirin.

PL2200 Aspirin, like all NSAIDs, poses specific risks, including stomach bleeding and, for aspirin, Reyes syndrome. As the product is used by additional patients, we may discover new risks associated with PL2200 Aspirin which may result in changes to the distribution program and additional restrictions on the use of PL2200 Aspirin which may decrease demand for the product. Regulatory authorities have been moving towards more active and transparent pharmacovigilance and are making greater amounts of stand-alone safety information and clinical trial data directly available to the public through websites and other means, e.g. periodic safety update report summaries, risk management plan summaries and various adverse event data. Safety information, without the appropriate context and expertise, may be misinterpreted and lead to misperception or legal action which may potentially cause our product sales or stock price to decline. Further, if serious safety, resistance or drug interaction issues arise with our marketed products, sales of these products could be limited or halted by us or by regulatory authorities and our results of operations would be adversely affected.

22

Adverse safety events involving our marketed products may have a negative impact on our business.

Discovery of safety issues with our products could create product liability and could cause additional regulatory scrutiny and requirements for additional labeling, withdrawal of products from the market, and the imposition of fines or criminal penalties. Adverse safety events may also damage physician and patient confidence in our products and our reputation. Any of these could result in liabilities, loss of revenue, material write-offs of inventory, material impairments of intangible assets, goodwill and fixed assets, material restructuring charges and other adverse impacts on our results of operations. The reporting of adverse safety events involving our products or products similar to ours and public rumors about such events may increase claims against us and may also cause our product sales or stock price to decline or experience periods of volatility. Restrictions on use or significant safety warnings that may be required to be included in the label of our products—such as the risk of developing an allergic reaction to soy, stomach bleeding or Reyes syndrome, in the label for PL2200 Aspirin—may significantly reduce expected revenues for this product and require significant expense and management time.

Unexpected safety or efficacy concerns can arise with respect to marketed products, whether or not scientifically justified, leading to product recalls, withdrawals, or declining sales, as well as product liability, consumer fraud and/or other claims, including potential civil or criminal governmental actions.

Our business will be highly dependent on professional and public reputation and perception, which may change, leading to volatile sales.

Market perceptions of us are very important to our business, especially market perceptions of our company and brands and the safety and quality of our products. If we, our partners and suppliers, or our brands suffer from negative publicity, or if any of our products or similar products which other companies distribute are subject to market withdrawal or recall or are proven to be, or are claimed to be, ineffective or harmful to consumers, then this could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or share price. Also, because we are dependent on market perceptions, negative publicity associated with product quality, patient illness, or other adverse effects resulting from, or perceived to be resulting from, our products, or our partners’ and suppliers’ manufacturing facilities, could have a material adverse effect on our business, financial condition, results of operations, cash flows, or share price.

We must be able to adapt to changed circumstances and quickly update product labels, which could be costly or harm our reputation.

We may be required by regulatory authorities to change the labeling for any pharmaceutical product, including after a product has been marketed for several years. These changes are often the result of additional data from post-marketing studies, head-to-head trials, adverse events reports, studies that identify biomarkers (objective characteristics that can indicate a particular response to a product or therapy) or other studies or post-marketing experience that produce important additional information about a product. New information added to a product’s label can affect its risk-benefit profile, leading to potential recalls, withdrawals, or declining revenue, as well as product liability claims. Sometimes additional information from these studies identifies a portion of the patient population that may be non-responsive to a medicine or would be at higher risk of adverse reactions and labeling changes based on such studies may limit the patient population. The studies providing such additional information may be sponsored by us, but they could also be sponsored by competitors, insurance companies, government institutions, managed care organizations, scientists, investigators, or other interested parties. While additional safety and efficacy information from such studies can assist us and healthcare providers in identifying the best patient population for each product, it can also negatively impact our revenues due to inventory returns and a more limited patient population going forward. Additionally, certain study results, especially from head-to-head trials, could affect a product’s reimbursement status or priority with certain payors, which could also adversely affect revenues.

23

Risks Related to Intellectual Property

If we are unable to obtain and maintain sufficient intellectual property protection for PL2200 Aspirin or our future product candidates, or if the scope of the intellectual property protection is not sufficiently broad, our competitors could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize our product candidates may be adversely affected.

We rely upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to our technologies. If we do not adequately protect our intellectual property, competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability. In particular, our success depends in large part on our ability to obtain and maintain patent protection in the United States and other countries with respect to our product candidates. However, we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. We may also fail to identify patentable aspects of our research and development before it is too late to obtain patent protection.

Further, the patentability of inventions, and the validity, enforceability and scope of patents in the pharmaceutical field involve complex legal and scientific questions and can be uncertain. As a result, patent applications that we own or license may fail to result in issued patents in the United States or in other foreign countries for many reasons. For example since patent applications in the United States and most other countries are confidential for a period of time after filing, we cannot be certain that we were the first to file any patent application related to our product candidates. Even if patents have issued, or do successfully issue, from patent applications, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property or prevent others from designing around our claims. If the breadth or strength of protection provided by the patents and patent applications we hold, license or pursue with respect to our product candidates is threatened, it could threaten our ability to commercialize our product candidates. Further, if we encounter delays in our clinical trials, the period of time during which we could market any of our product candidates under patent protection, if approved, would be reduced. Changes to the patent laws in the United States and other jurisdictions could also diminish the value of our patents and patent applications or narrow the scope of our patent protection.

If we are unable to protect the confidentiality of our trade secrets, the value of our technology could be materially adversely affected and our business would be harmed.

In addition to the protection afforded by patents, we rely on confidential proprietary information—including trade secrets and know-how—to develop and maintain our competitive position. Any disclosure to or misappropriation by third parties of our confidential proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding our competitive position in our market. We seek to protect our confidential proprietary information, in part, by confidentiality agreements and invention assignment agreements with our employees and confidentiality agreements with consultants, scientific advisors, contractors and collaborators. These agreements are designed to protect our proprietary information. However, we cannot be certain that such agreements have been entered into with all relevant parties, and we cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. For example, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. We also seek to preserve the integrity and confidentiality of our confidential proprietary information by maintaining physical security of our premises and physical and electronic security of our information technology systems, but it is possible that these security measures could be breached. If any of our confidential proprietary information were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent such competitor from using that technology or information to compete with us, which could harm our competitive position. If we are unable to prevent material disclosure of the intellectual property related to our technologies to third parties, we will not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, results of operations and financial condition.

If we are sued for infringing intellectual property rights of third parties, such litigation could be costly and time consuming and could prevent or delay us from developing or commercializing our product candidates.

There is a substantial amount of intellectual property litigation in the biotechnology and pharmaceutical industries, and we may become party to, or threatened with, litigation or other adversarial proceedings regarding intellectual property rights with respect to our technology or product candidates, including post-grant or inter-partes proceedings, interference or derivation proceedings before the U.S. Patent and Trademark Office, or USPTO. Third parties may assert infringement claims against us based on existing or future intellectual property rights. The outcome of intellectual property litigation is subject to uncertainties that cannot be adequately quantified in advance. The pharmaceutical and biotechnology industries have produced a significant number of patents, and it may not always be clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our product candidates, products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid, and we may not be able to do this. Proving that a patent is invalid is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and the time and attention of our management and scientific personnel could be diverted in pursuing these proceedings, which could have a material adverse effect on us. Even if we are successful in defending these claims, we may incur substantial costs and the time and attention of our management and scientific personnel could be diverted in pursuing these proceedings, which could have a material adverse effect on us.

24

If we are found to infringe a third party’s intellectual property rights, we could be forced, including by court order, to cease developing, manufacturing or commercializing the infringing product candidate or product. Alternatively, we may be required to obtain a license from such third party in order to use the infringing technology and continue developing, manufacturing or marketing the infringing product candidate. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. We may also elect to enter into license agreements in order to settle patent infringement claims or to resolve disputes prior to litigation, and any such license agreements may require us to pay royalties and other fees that could be significant. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business.

We may be involved in lawsuits to protect or enforce our intellectual property rights, which could be expensive, time consuming and unsuccessful.

Competitors may infringe or otherwise violate our patents, the patents of our licensors, or our other intellectual property rights. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. Any claims that we assert against perceived infringers could also provoke these parties to assert counterclaims against us alleging that we infringe their intellectual property rights. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, in whole or in part, or may refuse to stop the other party in such infringement proceeding from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated, held unenforceable or interpreted narrowly, and could put any of our patent applications at risk of not yielding an issued patent.

Post-grant or inter-parte proceedings, interference or derivation proceedings provoked by third parties or brought by the USPTO or any foreign patent authority may be necessary to determine the priority of inventions or other matters of inventorship with respect to our patents or patent applications. We may also become involved in other proceedings, such as re-examination or opposition proceedings, before the USPTO or its foreign counterparts relating to our intellectual property or the intellectual property rights of others. An unfavorable outcome in any such proceedings could require us to cease using the related technology or to attempt to license rights to it from the prevailing party, or could cause us to lose valuable intellectual property rights. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms, if any license is offered at all. Litigation or other proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may also become involved in disputes with others regarding the ownership of intellectual property rights. For example, we jointly develop intellectual property with certain parties, and disagreements may therefore arise as to the ownership of the intellectual property developed pursuant to these relationships. If we are unable to resolve these disputes, we could lose valuable intellectual property rights.

We may not be able to prevent misappropriation of our trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as in the United States. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and/or management personnel from their normal responsibilities. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. Uncertainties resulting from the initiation and continuation of intellectual property litigation or other proceedings could have negatively affect our ability to compete in the marketplace.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on all of our product candidates throughout the world would be prohibitively expensive. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection but where enforcement is not as strong, or where standards are different than they are in the United States. These products may compete with our products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing. Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions, including China, where we currently have granted a license for PL2200 Aspirin 325 mg. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business.

25

If we breach any of the agreements under which we license the use, development and commercialization rights to our product candidates from third parties, we could lose license rights that are important to our business.

In addition to our own patents an important patent family covering PL2200 Aspirin is owned by The Board of Regents of the University of Texas System, our development and commercialization of PL2200 Aspirin is subject to our license agreement with The University of Texas as is our license agreement with Lee’s Pharmaceutical Holdings Limited. Under our existing license agreements, we are subject to various obligations, including diligence obligations with respect to development and commercialization activities, payment obligations for achievement of certain milestones and royalties on product sales, as well as other material obligations. If we fail to comply with any of these obligations or otherwise breach our license agreements, The University of Texas may have the right to terminate the applicable license in whole or in part. Specifically, if we fail to actively attempt to commercialize licensed products for a specific period of time, The Board of Regents of the University of Texas System may have the option to terminate or limit the exclusivity of the license in certain territories.

The loss of our license agreement with The University of Texas could materially adversely affect our ability to proceed with the development or potential commercialization of PL2200 Aspirin as currently planned, and could materially adversely affect our ability to proceed with any development or potential commercialization of PL1200 Ibuprofen and other NSAID programs.

The risks described elsewhere pertaining to our patents and other intellectual property rights also apply to the intellectual property rights that we license, and any failure by us or our licensors to obtain, maintain and enforce these rights could have a material adverse effect on our business. In some cases we do not have control over the prosecution, maintenance or enforcement of the patents that we license, and may not have sufficient ability to consult and input into the patent prosecution and maintenance process with respect to such patents, and our licensors may fail to take the steps that we believe are necessary or desirable in order to obtain, maintain and enforce the licensed patents.

Limitations on intellectual property rights may result in other threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business or permit us to maintain our competitive advantage. The following examples are illustrative:

•	others may be able to make compounds that are similar to PL2200 Aspirin or our future product candidates but that are not covered by the claims of the patents that we own or license;
•	we or our licensors or collaborators might not have been the first to make the inventions covered by an issued patent or pending patent application that we own or license;
•	we or our licensors or collaborators might not have been the first to file patent applications covering an invention;
•	others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;
•	pending patent applications that we own or license may not lead to issued patents;
•	issued patents that we own or license may not provide us with any competitive advantages, or may be held invalid or unenforceable, as a result of legal challenges by our competitors;
•	our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets; and
•	we may not develop or in-license additional proprietary technologies that are patentable.

We may be subject to claims that our employees or consultants have wrongfully used or disclosed alleged trade secrets of former or other employers.

Some of our employees, consultants, advisors, and members of our Board of Directors, including our senior management, have been employed or retained by other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individuals’ former or other employer. We are not aware of any material threatened or pending claims related to these matters, but in the future litigation may be necessary to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

26

Risks Related to Government Regulation

The regulatory approval process is expensive, time consuming and uncertain and may prevent us from obtaining, or cause delays in obtaining, approvals for the commercialization of PL2200 Aspirin 81 mg or future product candidates, which will materially impair our ability to generate revenue.

The design, development, research, testing, manufacturing, labeling, storage, recordkeeping, approval, selling, import, export, advertising, promotion, and distribution of drug products are subject to extensive and evolving regulation by federal, state and local governmental authorities in the United States, principally by the FDA, and foreign regulatory authorities, with regulations differing from country to country. Failure to obtain marketing approval for a product candidate will prevent us from commercializing the product candidate. While we are permitted to market PL2200 Aspirin 325 mg, neither we nor any future partner are permitted to market any other product candidate in the United States until we receive regulatory approval of an NDA from the FDA.

We have not submitted an application or obtained marketing approval for doses of PL2200 Aspirin other than the 325 mg dose, or for any other product candidate anywhere in the world. An NDA must include extensive preclinical and clinical data and supporting information to establish to the FDA’s satisfaction the product candidate’s safety and efficacy for each desired indication. The NDA must also include significant information regarding the chemistry, manufacturing and controls for the product candidate. Obtaining regulatory approval of an NDA can be a lengthy, expensive and uncertain process. In addition, failure to comply with FDA and other applicable U.S. and foreign regulatory requirements may subject us to administrative or judicially imposed sanctions, including:

•	warning letters;
•	civil and criminal penalties;
•	injunctions;
•	withdrawal of approved products;
•	product recalls;
•	total or partial suspension of production; and
•	refusal to approve pending NDAs or supplements to approved NDAs.

These actions could result in, among other things, substantial modifications to our business practices and operations; refunds of our products; the inability to obtain future approvals or marketing authorizations; and withdrawals or suspensions of current products from the market. Any of these events could disrupt our business and have a material adverse effect on our revenues, profitability and financial condition.

Prior to receiving approval to commercialize any future product candidates in the United States or abroad, we and any applicable collaboration partners must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA and other regulatory authorities abroad, that such product candidates are safe and effective for their intended uses. Preclinical testing and clinical trials are long, expensive and uncertain processes. We may spend several years completing our testing for any particular product candidate, and failure can occur at any stage. Negative or inconclusive results or adverse medical events during a clinical trial could also cause the FDA or us to terminate a clinical trial or require that we repeat it or conduct additional clinical trials. Additionally, data obtained from preclinical studies and clinical trials can be interpreted in different ways and the FDA or other regulatory authorities may interpret the results of our studies and trials less favorably than we do. Even if we believe the preclinical or clinical data for a product candidate is promising, such data may not be sufficient to support approval by the FDA and other regulatory authorities. Administering any product candidates to humans may produce undesirable side effects, which could interrupt, delay or halt clinical trials of such product candidates and result in the FDA or other regulatory authorities denying approval of such product candidates for any or all targeted indications. The FDA or other regulatory authorities may determine that certain doses of PL2200 Aspirin or any other product candidate that we develop are not effective, or are only moderately effective, or have undesirable or unintended side effects, toxicities, safety profile or other characteristics that preclude marketing approval or prevent or limit commercial use. In addition, any marketing approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.

27

We are subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and subject us to restrictions, withdrawal from the market, or penalties if we fail to comply with applicable regulatory requirements or if we experience unanticipated problems with our product candidates, when and if approved.

An approved product and its manufacturer are subject to continual review by the FDA and, as applicable, non-U.S. regulatory authorities. Any regulatory approval that we receive for our product candidates may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for potentially costly post-marketing follow-up studies or surveillance to monitor the safety and efficacy of the product. In addition, if the FDA or non-U.S. regulatory authorities approve any of our product candidates, we will be subject to extensive and ongoing regulatory requirements by the FDA and other regulatory authorities with regard to labeling, packaging, adverse event reporting, storage, distribution, advertising, promotion, recordkeeping and submission of safety and other post-market information. Manufacturers of our products and manufacturers’ facilities are required to comply with cGMP regulations, which include requirements related to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Further, regulatory authorities must approve these manufacturing facilities before they can be used to manufacture our products, and these facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP regulations. Accordingly, we and others with whom we work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control.

We, and our direct and indirect suppliers, remain subject to the periodic inspection of our plants and facilities, review of production processes, and testing of our products to confirm that we are in compliance with all applicable regulations. For example, the FDA conducts ongoing inspections to determine whether our record keeping, production processes and controls, personnel and quality control are in compliance with the cGMP regulations, the Quality System Regulation, and other FDA regulations. Adverse findings during regulatory inspections may result in the implementation of Risk Evaluation and Mitigation Strategies programs, completion of government mandated post-marketing clinical studies, and government enforcement action relating to labeling, advertising, marketing and promotion, as well as regulations governing manufacturing controls noted above. The FDA has increased its enforcement activities related to the advertising and promotion of pharmaceutical, biological and medical device products. We will also be required to report certain adverse reactions and production problems, if any, to the FDA and to comply with requirements concerning advertising and promotion for our products. If we, any future collaboration partner or a regulatory authority discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory authority may impose restrictions on that product, the collaboration partner, the manufacturer or us, including requiring withdrawal of the product from the market or suspension of manufacturing.

The FDA closely regulates the post-approval marketing and promotion of drugs to ensure drugs are marketed only for the approved indications and in accordance with the provisions of the approved labeling and regulatory requirements. The FDA also imposes stringent restrictions on manufacturers’ communications regarding off-label use and if we do not restrict the marketing of our products only to their approved indications, we may be subject to enforcement action for off-label marketing. If we, our product candidates or the manufacturing facilities for our product candidates fail to comply with regulatory requirements of the FDA and/or other non-U.S. regulatory authorities, we could be subject to administrative or judicially imposed sanctions, including:

•	mandated modifications to promotional materials or the required provision of corrective information to healthcare practitioners;
•	restrictions imposed on the product or its manufacturers or manufacturing processes;
•	restrictions imposed on the labeling or marketing of the product;
•	restrictions imposed on product distribution or use;
•	requirements for post-marketing clinical trials;
•	suspension of any ongoing clinical trials;
•	suspension of or withdrawal of regulatory approval;
•	voluntary or mandatory product recalls and publicity requirements;
•	refusal to approve pending applications for marketing approval of new products or supplements to approved applications filed by us;
•	restrictions on operations, including costly new manufacturing requirements;
•	seizure or detention of our products;
•	refusal to permit the import or export of our products;

•	required entry into a consent decree, which can include imposition of various fines (including restitution or disgorgement of profits or revenue), reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;
•	civil or criminal penalties; or
•	injunctions.

Widely publicized events concerning the safety risk of certain drug products have resulted in the withdrawal of drug products, revisions to drug labeling that further limit use of the drug products and the imposition by the FDA of risk evaluation and mitigation strategies, or REMS, to ensure that the benefits of the drug outweigh its risks. In addition, because of the serious public health risks of high profile adverse safety events with certain products, the FDA may require, as a condition of approval, costly REMS programs.

28

The regulatory requirements and policies may change and additional government regulations may be enacted for which we may also be required to comply. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or in other countries. If we or any future collaboration partner are not able to maintain regulatory compliance, we or such collaboration partner, as applicable, will not be permitted to market our future products and our business will suffer.

Failure to obtain regulatory approvals in foreign jurisdictions will prevent us from marketing our products internationally.

We may seek a distribution and marketing collaborator for PL2200 Aspirin or other product candidates commercialized outside of the United States. In order to market our product candidates in the European Economic Area, or EEA (which comprises the 28 Member States of the EU, plus Norway, Iceland and Liechtenstein), and many other foreign jurisdictions, we or our collaboration partners must obtain separate regulatory approvals. We have had limited interactions with foreign regulatory authorities, and approval procedures vary among countries and can involve additional clinical testing. In addition, the time required to obtain approval from foreign regulatory authorities may differ from that required to obtain FDA approval. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one or more foreign regulatory authorities does not ensure approval by regulatory authorities in other foreign countries or by the FDA. However, a failure or delay in obtaining regulatory approval in one country may have a negative effect on our ability to obtain approval in other countries. The foreign regulatory approval process generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, it is required that the product be approved for reimbursement before the product can be approved for sale in that country. We may or may not obtain foreign regulatory approvals on a timely basis, if at all. We may not be able to file for regulatory approvals and even if we file, we may not receive necessary approvals to commercialize our product candidates in any market.

Healthcare reform measures could hinder or prevent our product candidates’ commercial success.

In the United States, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system that could affect our future revenue and profitability and the future revenue and profitability of our potential customers. Federal and state lawmakers regularly propose and, at times, enact legislation that results in significant changes to the healthcare system, some of which is intended to contain or reduce the costs of medical products and services. The Affordable Care Act contained a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement changes and fraud and abuse measures that have impacted and will continue to impact existing government healthcare programs and will result in the development of new programs.

We currently benefit from regulations that mandate full reimbursement without cost sharing for aspirin when prescribed by a health care provider. Changes to these regulations could significantly reduce reimbursement rates in a manner that negatively affects our sales.

As a result of regulations enacted as part of the Affordable Care Act, we expect that PL2200 will qualify for 100% coverage when prescribed by physicians for the prevention of cardiovascular disease in patients with certain age-associated risks, requiring no out-of-pocket payments. While this will initially have the potential to expand the demand for PL2200 Aspirin, changes to these regulations could have a significant adverse effect on reimbursement rates and, indirectly, on sales of PL2200 Aspirin.

We are subject to healthcare laws, regulation and enforcement and our failure to comply with those laws could adversely affect our business, operations and financial condition.

Even though we do not and will not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payors, certain federal and state healthcare laws and regulations pertaining to fraud and abuse and patients’ rights are and will be applicable to our business. We could be subject to healthcare fraud and abuse and patient privacy regulation by both the federal government and the states in which we conduct our business. The regulations that may affect our ability to operate include, without limitation:

•	the federal Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing remuneration, directly or indirectly, to induce either the referral of an individual, for an item or service or the purchasing or ordering of a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

29

•	the federal False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, false claims, or knowingly using false statements, to obtain payment from the federal government, and which may apply to entities that provide coding and billing advice to customers;
•	federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;
•	the federal physician sunshine requirements under the Affordable Care Act, which requires manufacturers of drugs, devices, biologics, and medical supplies to report annually to the Centers for Medicare & Medicaid Services information related to payments and other transfers of value to physicians, other healthcare providers, and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members; and
•	the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (collectively, “HIPAA”), which governs the conduct of certain electronic healthcare transactions and protects the security and privacy of protected health information.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. In addition, recent healthcare reform legislation has strengthened these laws. For example, the recently enacted Affordable Care Act, among other things, amends the intent requirement of the Federal Anti-Kickback Statute and criminal healthcare fraud statutes. A person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it. In addition, the Affordable Care Act provides that the government may assert that a claim including items or services resulting from a violation of the Federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act.

These laws and regulations are broad in scope and they are subject to change and evolving interpretations, which could require us to incur substantial costs associated with compliance or to alter one or more of our sales or marketing practices. In addition, any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, the exclusion from participation in federal and state healthcare programs, imprisonment, or the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our financial results.

Failure to comply with domestic and international privacy and security laws can result in the imposition of significant civil and criminal penalties. The costs of compliance with these laws, including protecting electronically stored information from cyberattacks, and potential liability associated with failure to do so could adversely affect our business, financial condition and results of operations. We are subject to various domestic and international privacy and security regulations, including but not limited to HIPAA. HIPAA mandates, among other things, the adoption of uniform standards for the electronic exchange of information in common healthcare transactions, as well as standards relating to the privacy and security of individually identifiable health information, which require the adoption of administrative, physical and technical safeguards to protect such information. In addition, many states have enacted comparable laws addressing the privacy and security of health information, some of which are more stringent than HIPAA.

Our international operations will be subject to the Foreign Corrupt Practices Act

As we pursue international licensing and sales arrangements outside the United States, we will be heavily regulated and expect to have significant interaction with foreign officials. Additionally, in many countries outside the United States, the health care providers who prescribe human pharmaceuticals are employed by the government and the purchasers of human pharmaceuticals are government entities; therefore, our interactions with these prescribers and purchasers would be subject to regulation under the Foreign Corrupt Practices Act, or FCPA, which prohibits any U.S. individual or business from paying, offering or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business.

Compliance with these regulations may be costly, and may limit our ability to expand into certain markets. Further, we may inadvertently be found to be in violation of these and other regulations, which could result in material sanctions and penalties.

30

Risks Related to Our Common Stock and This Offering

The price of our common stock may be volatile, and you may not be able to resell your shares at or above the initial public offering price.

The initial public offering price for the shares of our common stock sold in this offering has been determined by negotiation between the underwriters and us. This price may not reflect the market price of our common stock following this offering. You may be unable to sell your shares of common stock at or above the initial public offering price due to fluctuations in the market price of our common stock. Factors that could cause volatility in the market price of our common stock include, but are not limited to:

•	ability to or delays in commercializing PL2200 Aspirin;
•	ability to commercialize or obtain regulatory approval for our product candidates, or delays in commercializing or obtaining regulatory approval;
•	any need to suspend or discontinue clinical trials due to side effects or other safety risks, or any need to conduct studies on the long-term effects associated with the use of our product candidates;
•	manufacturing issues related to PL2200 Aspirin, our product candidates for clinical trials or future products for commercialization;
•	commercial success and market acceptance of our product candidates following regulatory approval;
•	undesirable side effects caused by product candidates after they have entered the market;
•	ability to discover, develop and commercialize additional product candidates;
•	announcements relating to collaborations that we may enter into with respect to the development or commercialization of our product candidates, or the timing of payments we may make or receive under these arrangements;
•	success of our competitors in discovering, developing or commercializing products;
•	strategic transactions undertaken by us;
•	additions or departures of key personnel;
•	product liability claims related to our clinical trials or product candidates;
•	prevailing economic conditions;

•	business disruptions caused by earthquakes or other natural disasters;
•	disputes concerning our intellectual property or other proprietary rights;
•	FDA or other U.S. or foreign regulatory actions affecting us or our industry;
•	healthcare reform measures in the United States;
•	sales of our common stock by our officers, directors or significant stockholders;
•	future sales or issuances of equity or debt securities by us;
•	fluctuations in our quarterly operating results; and
•	the issuance of new or changed securities analysts’ reports or recommendations regarding us.

In addition, the stock markets in general, and the markets for pharmaceutical stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of the issuer. These broad market fluctuations may adversely affect the trading price or liquidity of our common stock. In the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the issuer. If any of our stockholders were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the attention of our management would be diverted from the operation of our business.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Based on the beneficial ownership of our common stock as of November 17, 2015, after this offering, our officers and directors, together with holders of 5% or more of our outstanding common stock before this offering and their respective affiliates, will beneficially own approximately         % of our common stock (assuming no exercise of the underwriters’ option to purchase additional shares of common stock). Accordingly, these stockholders will continue to have significant influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transaction. The interests of these stockholders may not be the same as or may even conflict with your interests. For example, these large stockholders could delay or prevent a change of control of our company, even if such a change of control would benefit our other stockholders, which could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company or our assets and might affect the prevailing market price of our common stock. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

31

In addition, Section 102 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 (as amended, the “Securities Act”) for complying with new or revised accounting standards. As an “emerging growth company,” we can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Future sales of our common stock or securities convertible or exchangeable for our common stock may depress our stock price.

  If our existing stockholders or holders of our options or warrants sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline. The perception in the market that these sales may occur could also cause the trading price of our common stock to decline. Based on the number of shares of common stock outstanding as of November 17, 2015, upon the completion of this offering, we will have outstanding a total of              shares of common stock, assuming no exercise of the underwriters’ option to purchase additional shares of common stock. Of these shares, only the shares of common stock sold by us in this offering (and not held by our affiliates), plus any shares sold upon exercise of the underwriters’ option to purchase additional shares of common stock, will be freely tradable without restriction in the public market immediately following this offering.

  A total of              shares of common stock are not subject to lock-up agreements with the underwriters and therefore will be eligible for sale in the public market upon closing of this offering. We expect that the lock-up agreements with the underwriters pertaining to this offering will expire 180 days from the date of this prospectus. After the lock-up agreements expire, up to an additional              shares of common stock will be eligible for sale in the public market, subject to volume limitations under Rule 144 under the Securities Act with respect to shares held by directors, executive officers and other affiliates. The underwriters may, however, in their sole discretion, permit our officers, directors and other stockholders and the holders of our outstanding options and warrants who are subject to the lock-up agreements to sell shares prior to the expiration of the lock-up agreements. Sales of these shares, or perceptions that they will be sold, could cause the trading price of our common stock to decline.

  In addition, based on the number of shares subject to outstanding awards under the 2015 Plan, or available for issuance thereunder, as of September 30, 2015, and including the initial reserves under the 2015 Plan,              shares of common stock that are either subject to outstanding options, outstanding but subject to vesting, or reserved for future issuance under the 2015 Plan will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements and Rule 144 and Rule 701 under the Securities Act. We may also file a registration statement permitting shares of common stock issued in the future pursuant to the 2015 Plan to be freely resold by plan participants in the public market, subject to the lock-up agreements, applicable vesting schedules and, for shares held by directors, executive officers and other affiliates, volume limitations under Rule 144 for shares. The 2015 Plan also contains a provision for the annual increase of the number of shares reserved for issuance under such plan, as described elsewhere in this prospectus, which shares we also intend to register. If the shares we may issue from time to time under the 2015 Plan are sold, or if it is perceived that they will be sold, by the award recipient in the public market, the trading price of our common stock could decline.

If there is no viable public market for our common stock, you may not be able to sell your shares at or above the initial public offering price.

  Prior to this offering, there has been no public market for our common stock, and there can be no assurance that a regular trading market will develop and continue after this offering or that the market price of our common stock will not decline below the initial public offering price. The initial public offering price was determined through negotiations between us and the underwriters and may not be indicative of the market price of our common stock following this offering. Among the factors considered in such negotiations were prevailing market conditions, certain of our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

32

Investors in this offering will suffer immediate and substantial dilution of their investment.

  If you purchase common stock in this offering, you will pay more for your shares than our pro forma as adjusted net tangible book value per share. Based upon an assumed initial public offering price of $       per share, the midpoint of the price range on the cover page of this prospectus, you will incur immediate and substantial dilution of $       per share, representing the difference between our assumed initial public offering price and our pro forma as adjusted net tangible book value per share. Based upon the assumed initial public offering price of $              per share, purchasers of common stock in this offering will have contributed approximately          % of the aggregate purchase price paid by all purchasers of our stock but will own only approximately              % of our common stock outstanding after this offering.

  We have also issued options in the past to acquire common stock at prices significantly below the initial offering price. As of September 30, 2015, there were 877,865 shares of common stock subject to outstanding options with an exercise price of $9.80 per share. To the extent that these outstanding options are ultimately exercised, you will incur further dilution, and our stock price may decline.

We may be at risk of securities class action litigation.

  We may be at risk of securities class action litigation. This risk is especially relevant for us due to our dependence on positive clinical trial outcomes and regulatory approvals of each of our product candidates. In the past, pharmaceutical companies have experienced significant stock price volatility, particularly when associated with binary events such as clinical trials and product approvals. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business and result in a decline in the market price of our common stock.

Raising additional capital may cause dilution to our existing stockholders or involve the issuance of securities with rights, preferences and privileges senior to those of holders of our common stock.

  To raise capital, we may from time to time issue additional shares of common stock at a discount from the then-current trading price of our common stock. As a result, our common stockholders would experience immediate dilution upon the purchase of any shares of our common stock sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock or common stock. Whether or not we issue additional shares of common stock at a discount, any issuance of common stock will, and any issuance of other equity securities or of options, warrants or other rights to purchase common stock may, result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to decline. New investors could also gain rights, preferences and privileges senior to those of holders of our common stock, which could cause the price of our common stock to decline.

We will have broad discretion in the use of the net proceeds of this offering and may not use them effectively.

  Our management will have broad discretion over the use of the net proceeds from this offering. Because of the number and variability of factors that will determine our use of such proceeds, you may not agree with how we allocate or spend the proceeds from this offering. We may pursue collaborations, clinical trials or discovery and development programs that do not result in an increase in the market value of our common stock and that may increase our losses. Our failure to allocate and spend the net proceeds from this offering effectively would have a material adverse effect on our financial condition and business. Until the net proceeds are used, they may be placed in investments that do not produce significant investment returns or that may lose value.

Provisions of our charter documents or Delaware law could delay or prevent an acquisition of our company, even if the acquisition would be beneficial to our stockholders, and could make it more difficult for you to change management.

  Provisions in our certificate of incorporation and our bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. In addition, these provisions may frustrate or prevent any attempt by our stockholders to replace or remove our current management by making it more difficult to replace or remove our board of directors. These provisions include:

•	a prohibition on stockholder action through written consent;
•	no cumulative voting in the election of directors;
•	the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director;
•	a requirement that special meetings of stockholders be called only by the board of directors, the chairman of the board of directors, the chief executive officer or, in the absence of a chief executive officer, the president;
•	an advance notice requirement for stockholder proposals and nominations;

33

•	directors may not be removed without cause and may only be removed with cause by the affirmative vote of 66 2/3% of all outstanding shares of our capital stock with the power to vote in the election of directors;
•	the authority of our board of directors to issue preferred stock with such terms as our board of directors may determine; and
•	a requirement of approval of not less than 66 2/3% of all outstanding shares of our capital stock with the power to vote to amend any bylaws by stockholder action, or to amend specific provisions of our certificate of incorporation.

  In addition, Delaware law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person who, together with its affiliates, owns or within the last three years has owned 15% or more of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Delaware law may discourage, delay or prevent a change in control of our company.

  Provisions in our charter and other provisions of Delaware law could limit the price that investors are willing to pay in the future for shares of our common stock.

We do not anticipate paying any cash dividends on our capital stock in the foreseeable future; therefore capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

  We have never declared or paid cash dividends on our capital stock. We do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. In addition, the terms of any future debt financing arrangement may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, our stock price and trading volume could decline.

  The trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. In addition, if our operating results fail to meet the forecast of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

We have applied to list the shares of our common stock and on the NASDAQ Capital Market. If so listed, we will be required to meet the NASDAQ Capital Market's continued listing requirements and other NASDAQ rules, or we may risk delisting. Delisting could negatively affect the price of our common stock, which could make it more difficult for us to sell securities in a future financing or for you to sell the common stock.

  We have applied to list the shares of our common stock on the NASDAQ Capital Market, and if so listed, and we will be required to meet the continued listing requirements of the NASDAQ Capital Market and other NASDAQ rules, including those regarding director independence and independent committee requirements, minimum stockholders' equity, minimum share price and certain other corporate governance requirements. In particular, we are required to maintain a minimum bid price for our listed common stock of $1.00 per share. If we do not meet these continued listing requirements, our common stock could be delisted. Delisting from the NASDAQ Capital Market would cause us to pursue eligibility for trading of these securities on other markets or exchanges, or on the "pink sheets." In such case, our stockholders' ability to trade, or obtain quotations of the market value of our common stock would be severely limited because of lower trading volumes and transaction delays. These factors could contribute to lower prices and larger spreads in the bid and ask prices of these securities. There can be no assurance that the offered securities, if delisted from the NASDAQ Capital Market in the future, would be listed on a national securities exchange, a national quotation service, the over-the-counter markets or the pink sheets. Delisting from the NASDAQ Capital Market, or even the issuance of a notice of potential delisting, would also result in negative publicity, make it more difficult for us to raise additional capital, adversely affect the market liquidity of the offered securities, decrease securities analysts' coverage of us or diminish investor, supplier and employee confidence.

34

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

  This prospectus, including the sections titled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Market, Industry and Other Data,” “Business” and “Shares Eligible for Future Sale,” contains forward-looking statements. In some cases you can identify these statements by forward-looking words, such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “potential,” “seek,” “expect,” “goal,” or the negative or plural of these words or similar expressions. These forward-looking statements include, but are not limited to, statements concerning the following:

•	our expected uses of the net proceeds to us from this offering;
•	our ability to bring both PL2200 Aspirin 81 mg and PL2200 Aspirin 325 mg to market-readiness;
•	our ability to maintain regulatory approval of PL2200 Aspirin 325 mg or obtain and maintain regulatory approval of PL2200 Aspirin 81 mg and any future product candidates;
•	the benefits of the use of PL2200 Aspirin 325 mg and PL2200 Aspirin 81 mg;
•	the projected dollar amounts of future sales of established and novel GI-safer technologies for NSAIDs and other analgesics;
•	our ability to successfully commercialize our PL2200 Aspirin products, or any future product candidates;
•	the rate and degree of market acceptance of our PL2200 Aspirin products or any future product candidates;
•	our expectations regarding government and third-party payor coverage and reimbursement;
•	our ability to scale up manufacturing of our PL2200 Aspirin products to commercial scale;
•	our ability to successfully build a specialty sales force and commercial infrastructure or collaborate with a firm that has these capabilities;
•	our ability to compete with companies currently producing GI-safer technologies for NSAIDs and other analgesics;
•	our reliance on third parties to conduct our clinical studies;
•	our reliance on third-party contract manufacturers to manufacture and supply our product candidates for us;
•	our reliance on our collaboration partners’ performance over which we do not have control;
•	our ability to retain and recruit key personnel, including development of a sales and marketing function;
•	our ability to obtain and maintain intellectual property protection for our PL2200 Aspirin products or any future product candidates;
•	the actual receipt and timing of any milestone payments or royalties from our collaborators;
•	our estimates of our expenses, ongoing losses, future revenue, capital requirements and our needs for or ability to obtain additional financing;

•	our expectations regarding the time during which we will be an emerging growth company under the JOBS Act;
•	our ability to identify, develop, acquire and in-license new products and product candidates;
•	our ability to successfully establish and successfully maintain appropriate collaborations and derive significant revenue from those collaborations;
•	our financial performance; and
•	developments and projections relating to our competitors or our industry.

  These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

  You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

  You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

35

MARKET, INDUSTRY AND OTHER DATA

  We obtained the industry, market and similar data set forth in this prospectus from our own internal estimates and research, and from industry publications and research, surveys and studies conducted by third parties, including primary market research commissioned by us. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such information and estimates.

  Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

36

USE OF PROCEEDS

  We estimate that the net proceeds from our issuance and sale of              shares of our common stock in this offering will be approximately $        million, or approximately $         million if the underwriters exercise their option to purchase additional shares in full, assuming an initial public offering price of $          , which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

  A $1.00 increase (decrease) in the assumed initial public offering price of $         per share would increase (decrease) the net proceeds from this offering by approximately $       million, assuming that the number of shares we are offering, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1,000,000 shares in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering by approximately $          million, assuming that the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

  As of September 30, 2015, we had cash and cash equivalents of approximately $408,000. We currently estimate that we will use the net proceeds from this offering, together with our cash and cash equivalents, as follows:

•	Approximately $10 million will be used for funding necessary to advance PL2200 Aspirin 325 mg and PL2200 Aspirin 81 mg to market-readiness. For both products, which will share a common manufacturing process and branding, this will fund the commercial scale-up of manufacturing and manufacturing validation runs and stability testing;
•	Approximately $5 million will be used for funding development of a brand and proprietary name and pre-launch activities as appropriate to prepare both products to a point of being ready to launch commercially. In addition, this will fund actions necessary to obtain supplemental regulatory approval of PL2200 Aspirin 81 mg;
•	Approximately $35 million will be used for funding necessary to hire, train and deploy a physician directed sales force to commercially launch PL2200 Aspirin 325 mg and 81 mg; and
•	The balance of the amount raised in the offering will be used to fund working capital, capital expenditures and other general corporate purposes, which may include the acquisition or licensing of other products, businesses or technologies, additional clinical trials and the expansion of our executive team, as well as the evaluation and development of new product opportunities.

  This expected use of the net proceeds from this offering and our existing cash and cash equivalents represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development and commercialization efforts and the status of and results from clinical studies, as well as any collaborations that we may enter into with third parties and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We have no current understandings, agreements or commitments for any material acquisitions or licenses of any products, businesses or technologies.

  Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

37

DIVIDEND POLICY

  We have never declared or paid, and do not anticipate declaring, or paying in the foreseeable future, any cash dividends on our capital stock. Future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then existing conditions, including our operating results, financial conditions, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

38

CAPITALIZATION

  The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2015:

•	on an actual basis;
•	on an as adjusted basis to reflect the sale by us of shares of common stock in this offering at an assumed initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

  You should read this table together with the section in this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2015 (unaudited)
(in thousands except share and per share amounts)	Actual	Adjustments		Actual as adjusted

Cash and cash equivalents	$408	$		$

Stockholders' equity:

Preferred stock, $0.001 par value; 10,000,000 shares authorized, none issued and outstanding, actual; 10,000,000 shares authorized, none issued and outstanding, actual as adjusted	—

Common stock, $0.001 par value, 100,000,000 shares authorized, 5,565,823 issued and outstanding, actual; 100,000,000 authorized, shares issued and outstanding, actual as adjusted	6

Additional paid-in-capital	47,298
Accumulated deficit	(46,731)		)		)

Total Stockholders' equity	573

Total Capitalization	$573	$		$

(1)	A $1.00 increase (decrease) in the assumed initial public offering price of $ per share would increase (decrease) each of actual as adjusted cash and cash equivalents by $ and increase total stockholders’ equity by $ , assuming the number of shares we are offering, as set forth on the cover page of this prospectus, remains the same, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 shares in the number of shares we are offering would increase (decrease) each of actual as adjusted cash and cash equivalents by approximately $ and increase total stockholders’ equity by approximately $ , assuming the assumed initial public offering price per share, as set forth on the cover page of this prospectus, remains the same.

  The number of shares of our common stock to be outstanding after this offering is based on 5,565,823 shares of our common stock outstanding as of November 17, 2015, and excludes the following:

•	877,865 shares of our common stock issuable upon the exercise of stock options outstanding as of November 17, 2015 at an exercise price of $9.80 per share under the 2015 Plan; and

•	122,135 shares of common stock, subject to increase on an annual basis, reserved for future issuance under the 2015 Plan.

39

DILUTION

  Dilution is the amount by which the offering price paid by the purchasers of the shares of common stock sold in the offering exceeds the net tangible book value per share of our common stock after this offering. The historical net tangible book value of our common stock as of September 30, 2015 was $         , or $         per share. The as adjusted net tangible book value of our common stock as of September 30, 2015 was $       , or $           per share. As-adjusted net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of outstanding shares of our common stock, after giving effect to the as adjusted adjustments referenced under “Capitalization.”

  After giving effect to our receipt of the net proceeds from our sale of              shares of our common stock at an assumed initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2015 would have been approximately $         million, or $         per share. This represents an immediate increase in as adjusted net tangible book value of $         per share to our existing stockholders and an immediate dilution of $         per share to investors purchasing common stock in this offering.

  The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share	$
Historical net tangible book value per share as of September 30, 2015	$
As adjusted net tangible book value per share as of September 30, 2015	$
Increase in as adjusted net tangible book value per share attributable to new investors

As adjusted net tangible book value per share after this offering

Dilution per share to investors participating in this offering	$

  Each $1.00 increase (decrease) in the assumed initial public offering price of $         per share would increase (decrease) the net tangible book value, as adjusted to give effect to this offering, by $         per share and the dilution to new investors by $         per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in this offering in full, the net tangible book value, as adjusted to give effect to this offering, would be $         per share and the dilution to new investors would be $         per share.

  We may also increase or decrease the number of shares we are offering. An increase (decrease) of 1,000,000 shares in the number of shares we are offering would increase (decrease) our as adjusted net tangible book value by approximately $         million, or $         per share, and decrease (increase) the dilution per share to investors in this offering by $         per share, assuming that the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will change based on the actual initial public offering price, number of shares and other terms of this offering determined at pricing.

  The table below summarizes as of September 30, 2015, the number of shares of our common stock, the total consideration, and the average price per share (i) paid to us by our existing stockholders and (ii) to be paid by new investors purchasing our common stock in this offering at an assumed initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares purchased			Total consideration			Average price
	Number	Percent		Amount	Percent		per share
Existing stockholders before this offering			%	$		%	$
New investors							$
Total		100.0%		$	100.0%

  A $1.00 increase (decrease) in the assumed initial public offering price of $         per share would increase (decrease) total consideration paid by new investors by $         million and increase (decrease) the percent of total consideration paid by new investors by     %, assuming the number of shares we are offering, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering.

  If the underwriters exercise their option to purchase additional shares in this offering in full, the percentage of shares of our common stock held by existing stockholders will be reduced to     % of the total number of shares of our common stock outstanding after this offering, and the number of shares held by new investors will increase to shares, or     % of the total number of shares of our common stock outstanding after this offering.

  The number of shares of our common stock to be outstanding after this offering is based on 5,565,823 shares of our common stock outstanding as of November 17, 2015, and excludes the following:

•	877,865 shares of our common stock issuable upon the exercise of stock options outstanding as of November 17, 2015 at an exercise price of $9.80 per share under the 2015 Plan;
•	122,135 shares of common stock, subject to increase on an annual basis, reserved for future issuance under the 2015 Plan.

  To the extent that any outstanding options or warrants are exercised, new options are issued under our stock-based compensation plans or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. If all of these options were exercised, then our existing stockholders, including the holders of these options, would own     % and our new investors would own     % of the total number of shares of our common stock outstanding upon the closing of this offering. In such event, the total consideration paid by our existing stockholders, including the holders of these options, would be approximately $         million, or     %, the total consideration paid by our new investors would be $         million, or     %, the average price per share paid by our existing stockholders would be $        , and the average price per share paid by our new investors would be $        .

40

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the section of this prospectus entitled “Selected Financial Data” and our financial statements and related notes included elsewhere in this prospectus. This discussion and other parts of this prospectus contain forward-looking statements that involve risk and uncertainties, such as statements of our plans, objectives, expectations and intentions.(See “Cautionary Statement Concerning Forward-Looking Statements” above at page 39.) Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section of this prospectus entitled “Risk factors.”

Overview

  We are a late-stage specialty pharmaceutical company focused on developing our clinically validated and patent-protected PLxGuard™ delivery system to provide safer and more effective oral drugs for cardiovascular disease.  Our PLxGuard™ delivery system works by releasing active pharmaceutical ingredients into the duodenum, the first part of the small intestine immediately below the stomach, rather than in the stomach itself, which we believe improves the absorption of many drugs currently on the market or in development, and reduces acute gastrointestinal (GI) side effects of aspirin and ibuprofen, and potentially other drugs.

  Our FDA-approved lead product, PL2200 Aspirin 325 mg, is a novel formulation of aspirin that uses the PLxGuard™ delivery system to significantly reduce acute GI side effects while providing superior antiplatelet effectiveness for cardiovascular disease prevention as compared with the current standard of care, enteric coated aspirin. A companion 81 mg dose of the same novel formulation—PL2200 Aspirin 81 mg—is in late-stage development and will be the subject of an sNDA leveraging the already approved status of PL2200 Aspirin 325 mg.

Financial overview

Summary

  We have not generated net income from operations, and at September 30, 2015, we had an accumulated deficit of approximately $46.7 million, primarily as a result of research and development and general and administrative expenses. While we may in the future generate revenue from a variety of sources, including commercial revenues from the sale of PL2200 Aspirin, license fees, milestone payments and research and development payments in connection with potential future strategic partnerships, we have not yet generated any significant revenue. PL2200 Aspirin is at a late stage of development and may never be successfully developed or commercialized. Accordingly, we expect to incur significant and increasing losses from operations for the foreseeable future as we seek to commercialize PL2200 Aspirin and there can be no assurance that we will ever generate significant revenue or profits.

41

Research and development expenses

  We recognize both internal and external research and development expenses as incurred. Our external research and development expenses consist primarily of:

•	the cost of acquiring and manufacturing clinical trial and other materials, including expenses incurred under agreements with contract manufacturing organizations;
•	expenses incurred under agreements with contract research organizations, investigative sites, and consultants that conduct our clinical trials and a substantial portion of our clinical activities; and
•	other costs associated with development activities, including additional studies.

  Internal research and development costs consist primarily of salaries and related fringe benefit costs for our employees (such as workers’ compensation and health insurance premiums), stock-based compensation charges, travel costs, and allocated overhead expenses.

  We expect research costs to be minimal going forward as our focus is on commercializing PL2200 Aspirin.

General and administrative expenses

  General and administrative expenses consist principally of personnel-related costs including share based compensation expense, professional fees for legal, intellectual property, consulting, audit and tax services, rent and other general operating expenses not otherwise included in research and development. We anticipate general and administrative expenses will increase in future periods, reflecting an expanding infrastructure, other administrative expenses and increased professional fees associated with being a public reporting company. We further expect a significant increase in overall sales and marketing costs should we successfully commercialize PL2200 Aspirin.

Other income (expense), net

  Other income (expense), net is comprised of interest income and interest expense and loss on debt extinguishment.

Critical accounting policies, significant judgments and use of estimates

  This discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Research and development expense

  Research and development expenses include costs incurred in performing research and development activities, personnel related expenses, laboratory and clinical supplies, facilities expenses, overhead expenses, fees for contractual services, including preclinical studies, clinical trials and raw materials. We estimate clinical trial expenses based on the services received pursuant to contracts with research institutions and contract research organizations which conduct and manage clinical trials on our behalf. We accrue service fees based on work performed, which relies on estimates of total costs incurred based on milestones achieved, patient enrollment and other events. The majority of our service providers invoice us in arrears, and to the extent that amounts invoiced differ from our estimates of expenses incurred, we accrue for additional costs. The financial terms of these agreements vary from contract to contract and may result in uneven expenses and cash flows. To date, we have not experienced any events requiring us to make material adjustments to our accruals for service fees. If we do not identify costs that we incurred or if we underestimate or overestimate the level of services performed, our actual expenses could differ from our estimates which could materially affect our results of operations. Adjustments to our accruals are recorded as changes in estimates become evident. In addition to accruing for expenses incurred, we may also record payments made to service providers as prepaid expenses that we will recognize as expense in future periods as services are rendered.

Stock-based compensation expense

  As of November 17, 2015, there were outstanding options for the purchase of a total of 877,865 shares of Common Stock, with 4,287 options fully vested, 352,331 options vesting in full upon completion of this offering, and the remaining 521,247 options subject to vesting, typically over a two or three-year period.

42

  We expect to continue to grant equity incentive awards in the future as we continue to expand our number of employees and seek to retain our existing employees, and to the extent that we do, our actual stock-based compensation expense recognized in future periods will likely increase.

  Stock-based compensation costs related to stock options granted to employees are measured at the date of grant based on the estimated fair value of the award, net of estimated forfeitures. We estimate the grant date fair value, and the resulting stock-based compensation expense, using the Black-Scholes option-pricing model. The grant date fair value of stock-based awards is recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the award.

  The Black-Scholes option-pricing model requires the use of highly subjective assumptions to estimate the fair value of stock-based awards. If we had made different assumptions, our stock-based compensation expense, net loss and net loss per share of common stock could have been significantly different. These assumptions include:

•	Fair value of our common stock: Because our stock is not publicly traded, we must estimate its fair value, as discussed in “Common stock valuations” below.

•	Expected volatility: As we do not have a trading history for our common stock, the expected stock price volatility for our common stock was estimated by taking the average historical price volatility for industry peers based on daily price observations over a period equivalent to the expected term of the stock option grants. Industry peers consist of several public companies in the biopharmaceutical industry that are similar in size, stage of life cycle and financial leverage. We did not rely on implied volatilities of traded options in our industry peers’ common stock because the volume of activity was relatively low. We intend to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of our own common stock price becomes available, or unless circumstances change such that the identified companies are no longer similar to us, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation.
•	Expected term: We do not believe we are able to rely on our historical exercise and post-vesting termination activity to provide accurate data for estimating the expected term for use in estimating the fair value-based measurement of our options. Therefore, we have opted to use the “simplified method” for estimating the expected term of options.
•	Risk-free rate: The risk-free interest rate is based on the yields of U.S. Treasury securities with maturities similar to the expected time to liquidity.
•	Expected dividend yield: We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. Consequently, we used an expected dividend yield of zero.

  The estimated fair value of the common stock underlying our stock options was determined at each grant date by our board of directors. Our board of directors intended all options granted to be exercisable at a price per share not less than the per-share fair value of our common stock underlying those options on the date of grant.

  The valuations of our common stock were determined by us based on recent transactions in our equity securities, the Board’s own evaluation, and information provided by an independent third-party valuation specialist, which included an analysis of the financial position of the Company using an asset-based approach, liquidation alternative, going concern alternative and option pricing model analysis, and factored in the nature and history of our business, and our fund raising history, earning capacity, dividend-paying capacity and general economic outlook.

Income taxes

  We file U.S. federal income tax returns. To date, we have not been audited by the Internal Revenue Service or any state income tax authority; however, tax years after 2010 remain open for examination by federal and state tax authorities. We use the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. We assess the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is deemed more likely than not that some portion or all of a deferred tax asset will not be realized.

43

Results of operations

Comparison of the years ended December 31, 2014 and 2013 and nine months ended September 30, 2015 and 2014

  The following table summarizes our net loss during the periods indicated (in thousands):

	Year ended December 31,			Nine months ended September 30,
(in thousands)	2013	2014	Change	2014	2015	Change
				(Unaudited)	(Unaudited)

Revenue	$641	$288	$(353)	$176	$172	$(4)

Research and development expenses	5,667	3,345	(2,322)	2,779	143	(2,636)
General and administrative expenses	4,218	2,048	(2,170)	1,458	1,301	(157)

Other income (expense)	6	10	4	6	(2,029)	(2,035)

Net loss	$(9,238)	$(5,095)	$4,143	$(4,055)	$(3,301)	$754

Revenues

  Our revenues for the years ended December 31, 2013 and 2014 were $0.6 million and $0.3 million, respectively. As we do not have any commercial revenues yet, the decrease for the year was due primarily to less federal grant revenue in the 2014 period.

Research and development expense

  Our research and development expenses for the years ended December 31, 2013 and 2014 were $5.7 million and $3.3 million, respectively, or a decrease of $2.3 million. The decrease in research and development expenses was due to the scope of our outside clinical and product manufacturing activities around PL2200 Aspirin 325 mg being reduced in 2014 as compared to the prior year. Additionally, research costs and activities in support of federal grant awards were reduced in line with the decrease in federal grant revenues noted above.

  Our research and development expenses for the nine months ended September 30, 2014 and 2015 were $2.8 million and $0.1 million, respectively, or a decrease of $2.6 million. The decrease in the 2015 nine-month period was due to our substantial completion of current research and development activities for PL2200 Aspirin 325 mg as compared to the 2014 nine-month period when the majority of our confirmatory anti-platelet efficacy clinical trial efforts were conducted.

General and administrative expense

  Our general and administrative expenses for the years ended December 31, 2013 and 2014 were $4.2 million and $2.0 million, respectively, or a decrease of $2.2 million due primarily to a $1.3 million decrease in non-cash share based compensation expense, a $0.4 million non-cash impairment charge on equipment in 2013, a $0.25 million milestone payment upon approval of the NDA for PL2200 Aspirin 325 mg, and higher intellectual property legal costs in 2013 as compared to 2014.

  Our general and administrative expenses for the nine months ended September 30, 2014 and 2015 were $1.5 million and $1.3 million, respectively, or a decrease of $0.2 million due primarily to our senior management team’s election to receive zero compensation to date in 2015 for a savings of $0.65 million and a decrease of approximately $0.15 million in intellectual property legal costs partially offset by an approximate $0.4 million increase in equity-based compensation and an approximate $0.2 million increase in general legal costs associated with our conversion from a Texas LLC to a Delaware corporation and public offering activities.

Other income (expense), net

  Other income (expense) consists of interest income and expense and loss on debt extinguishment. The increase in other expenses, net for the nine months ended September 30, 2015 as compared to September 30, 2014 is due primarily to (i) an approximate $1.6 million loss on extinguishment of debt; (ii) approximately $388,000 of non-cash amortization of debt discount and; (iii) approximately $53,000 of interest expense on the short term notes payable issued in January and February 2015 which were converted along with the notes themselves into an aggregate 249,196 shares of common stock in July 2015 in conjunction with our conversion from a Texas LLC to a Delaware corporation.

44

Liquidity and capital resources

Sources of liquidity

  Since our inception, we have financed our operations primarily through private placements of preferred stock and short-term financing, totaling approximately $42.4 million.

  As of September 30, 2015, we had approximately $408,000 in cash and cash equivalents. In January and February 2015, we issued $800,000 of short term notes payable of which $180,000 was to related party investors. In July 2015, we received a $200,000 payment on the June 2015 amendment to our license agreement with Lee’s Pharmaceuticals. The short- term notes payable plus accrued interest were extinguished in July 2015 in conjunction with our conversion into a Delaware corporation in exchange for 249,196 shares of common stock. With management of our expenses, we believe we presently have sufficient liquidity to continue to operate into the first quarter of 2016.

Cash flows

  The following table sets forth the primary sources and uses of cash for the periods indicated:

	Year ended December 31,			Nine months ended September 30,
	2013	2014	Change	2014	2015	Change
				(Unaudited)	(Unaudited)	(Unaudited)
	(in thousands)
Net Cash (used in) provided by:
Net Cash (used in) provided by operating activities	$(7,555)	$(4,947)	$2,608	$(3,918)	$(640)	$3,278
Net Cash (used in) provided by investing activities	(711)	(4)	707	(3)	-	3
Net Cash provided by financing activities	12,457	-	(12,457)	-	800	800

Net increase (decrease) in cash and cash equivalents	$4,191	$(4,951)	$(9,142)	$(3,921)	$160	$4,081

Cash used in operating activities

  Net cash used in operating activities during these periods primarily reflected our net losses and changes in working capital. Net cash used in operating activities was $7.5 million and $4.9 million for the years ended December 31, 2013 and 2014, respectively. The $2.6 million decrease in net cash used in operating activities was primarily due to the $4.1 million decrease in our net losses, as discussed above, partially offset by a $1.6 million decrease in noncash items principally due to a $358,000 equipment impairment charge in 2013 and a $1.3 million decrease in share based compensation charges in 2014 as compared to 2013.

  Net cash used in operating activities was $3.9 million and $0.6 million for the nine months ended September 30, 2014 and 2015, respectively. The $3.3 million decrease in net cash used in operating activities was primarily due to the approximate $1.6 million non-cash loss on extinguishment of debt, approximately $0.4 million of increased non-cash equity based compensation, approximately $0.4 million non-cash amortization of debt discount, the approximate $0.75 million decrease in our net losses and $0.15 million increase in cash from working capital changes.

Cash used in investing activities

  Net cash used in investing activities is primarily due to purchase of equipment to support our future commercialization activities and other office and related equipment.

45

  Net cash used in investing activities was $0.7 million for the year ended December 31, 2013. During the year ended December 31, 2013, we acquired a custom piece of encapsulation equipment for use in our future commercialization activities. There was no significant use of cash for investment activities for the year ended December 31, 2014 or the nine months ended September 30, 2014 and 2015.

Cash provided by financing activities

Net cash provided by financing activities of $12.5 million in the year ended December 31, 2013 was related to proceeds received from the sale of shares of our Series G and G-1 preferred stock. Net cash provided by financing activities of $0.8 million in the nine months ended September 30, 2015 was related to proceeds from the issuance of short term notes payable which were extinguished in July 2015 along with accrued interest payable and associated incentive units in exchange for 249,196 shares of common stock.

Contractual obligations and commitments

  As of September 30, 2015, we have minimum lease payments totaling $12,543 under our office operating lease agreement expiring December 31, 2015. In addition, we are obligated to pay certain milestone payments in future years totaling $350,000 relating to royalties resulting from the approval to sell licensed products and the resulting sales of such licensed products under the patent license agreement with the Board of Regents of the University of Texas.

Off-balance sheet arrangements

  Since our inception, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

JOBS Act accounting election

  The JOBS Act permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

Controls and procedures

  A company’s internal control over financial reporting is a process designed by, or under the supervision of, a company’s principal executive and principal financial officers, or persons performing similar functions, and effected by a company’s board of directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate. In connection with our preparation for his offering, we concluded that there were no material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis.

46

BUSINESS

  We are a late-stage specialty pharmaceutical company focused on developing our clinically validated and patent-protected PLxGuard™ delivery system to provide safer and more effective oral drugs for cardiovascular disease.  Our PLxGuard™ delivery system works by releasing active pharmaceutical ingredients into the duodenum, the first part of the small intestine immediately below the stomach, rather than in the stomach itself. We believe this improves the absorption of many drugs currently on the market or in development, and reduces acute gastrointestinal (GI) side effects—including erosions, ulcers and bleeding—associated with aspirin and ibuprofen, and potentially other drugs.

Our United States Food and Drug Administration (FDA) approved lead product, PL2200 Aspirin 325 mg, is a novel formulation of aspirin that uses the PLxGuard™ delivery system to significantly reduce acute GI side effects while providing superior antiplatelet effectiveness for cardiovascular disease prevention as compared with the current standard of care, enteric coated aspirin. A companion 81 mg dose of the same novel formulation—PL2200 Aspirin 81 mg—is in late-stage development and will be the subject of a supplemental New Drug Application (sNDA) leveraging the already approved status of PL2200 Aspirin 325 mg.

Our commercialization strategy will target both the over-the-counter (OTC) and prescription markets, taking advantage of the existing OTC distribution channels for aspirin while leveraging the FDA approval of PL2200 Aspirin 325 mg and expected approval for PL2200 Aspirin 81 mg for OTC and prescription use when recommended by physicians for cardiovascular disease treatment and prevention. Given our clinical demonstration of better antiplatelet efficacy (as compared with enteric coated aspirin) and better acute GI safety, we intend to use a physician-directed sales force to inform physicians—and, by extension, consumers—about our product’s clinical results in an effort to command both greater market share and a higher price for our superior aspirin product. Our product pipeline also includes other oral nonsteroidal anti-inflammatory drugs (NSAIDs) using the PLxGuard™ delivery system that may be developed as funding is available, including a clinical-stage, GI-safer ibuprofen—PL1200 Ibuprofen 200 mg—for pain and inflammation.

PLxGuard™ Delivery System

  Our PLxGuard™ delivery system uses surface acting lipids, such as phospholipids and free fatty acids, to modify the physiochemical properties of various drugs to selectively release these drugs to targeted portions of the GI tract. Unlike tablet or capsule polymer coating technologies (e.g., enteric coating), which rely solely on drug release based on pH differences in the GI tract, the PLxGuard™ system uses the differential in pH and bile acid contents between the stomach and duodenum, to target PL2200 Aspirin’s release. This approach is intended to more reliably release active pharmaceutical ingredients in the duodenum and decrease their exposure to the stomach, which is more susceptible to NSAID-induced bleeding and ulceration. The PLxGuard™ system is a platform technology that we believe may be useful in improving the absorption of many acid labile, corrosive, and insoluble or impermeable drugs.

  We believe our PLxGuard™ delivery system has the potential to improve many already approved drugs and drugs in development, because it:

•	enhances the efficacy of the drug using our technology;
•	improves the GI safety of the drug;
•	provides new or extended patent protection for an already approved or in development drug: and

•	can utilize the 505(b)(2) New Drug Application (NDA) regulatory path, which may provide a faster and lower-cost FDA approval route when used with already approved drugs.

  The PLxGuard™ delivery system has clinically proven these benefits with our novel formulations using aspirin and ibuprofen and has preclinical evidence supporting the potential for a GI-safer oral diclofenac and intravenous indomethacin products. Other existing or new drugs in development that may benefit from the PLxGuard™ delivery system will be evaluated either by us or through collaboration agreements with other companies.

Corporate History and Key Milestones

  Our company was formed to commercialize technology developed to make NSAIDs GI-safer. Researchers at The University of Texas Health Science Center in Houston had applied for and received a number of patents for this technology over the years, relying primarily on funding from the National Institutes of Health. In January 2003, we licensed the technology and began a rigorous commercial approach to product development. Over time, as our own development efforts yielded new information about lipids and NSAIDs, we applied for and were issued and have pending patents that remain owned solely by us. We continued to seek grant funding and have benefited from over $9 million of non-dilutive funds from the U.S. government, primarily the National Institutes of Health.

Key Milestones

•	Obtained a license from The University of Texas System for our NSAID and phospholipid technology.
•	Issued over 60 patents covering the use of the PLxGuard™ Delivery System with multiple classes of drugs.
•	Completed first manufacturing run and established commercial shelf life for our novel PL2200 Aspirin 325 mg, the first ever liquid fill aspirin capsule.
•	Completed successful clinical trial establishing improved GI-safety of 200 mg ibuprofen product, PL1200 Ibuprofen.
•	Completed successful clinical trials establishing improved acute GI-safety and antiplatelet efficacy reliability of PL2200 Aspirin.
•	Obtained FDA approval for the first-ever liquid-fill aspirin capsule, PL2200 Aspirin 325 mg.
•	Engaged, as Executive Chairman of our Board of Directors, Mike Valentino, former CEO of Adams Respiratory Therapeutics, Inc.

47

Our Key Competitive Strengths

•	Our lead product, PL2200 Aspirin 325 mg, has been approved by the FDA under a traditional NDA process. We intend to leverage clinical studies and market research to launch PL2200 Aspirin on a commercial scale using a combined prescription and OTC strategy that takes advantage of the existing OTC distribution channels for aspirin while leveraging the FDA approval of PL2200 Aspirin 325 mg for prescription and recommendation by physicians for cardiovascular disease treatment and prevention. We will be seeking approval of the companion PL2200 Aspirin 81 mg dose via an sNDA that should benefit from the prior approval of PL2200 Aspirin 325 mg.
•	Our management team has extensive experience in development and commercialization of OTC products. Mr. Valentino, our Executive Chairman of the Board, brings over 30 years of experience in the healthcare industry. Mr. Valentino successfully built Adams Respiratory Therapeutics into a fully integrated specialty pharmaceutical company with more than $490 million in annual revenue and leading OTC brands such as Mucinex ® and Delsym®. In December 2007, Adams Respiratory Therapeutics sold to Reckitt Benckiser for approximately $2.3 billion. Ms. Giordano, our incoming President and Chief Executive Officer (who will take office upon effectiveness of this registration statement) has over 20 years in the life science industry and has successfully developed commercialization plans for several new product launches across various therapeutic areas, specifically building physician directed sales teams, including with one of the most successful products in the cardiology sector, Lipitor.

•	PL2200 Aspirin 325 mg has demonstrated clinically superior antiplatelet efficacy in diabetic patients when compared to enteric coated aspirin, the current standard of care for cardiovascular disease prevention. PL2200 Aspirin 325 mg delivers faster and more reliable, predictable and sustained antiplatelet benefits than enteric coated aspirin as clinically demonstrated in diabetic patients at risk for cardiovascular disease with a median time to 99% inhibition of serum Thromboxane B2 of two hours compared with 48 hours and with a 3–5 times greater chance of a complete aspirin antiplatelet effect than enteric coated aspirin.
•	PL2200 Aspirin 325 mg has demonstrated clinically superior GI safety when compared to regular aspirin. PL2200 Aspirin 325 mg has demonstrated a statistically significant 65% reduction in the risk of acute ulcers compared with regular aspirin in healthy subjects with an age associated risk for cardiovascular disease. Based on physician market research, we believe that our clinical data supporting superior acute GI safety as compared to aspirin is important for physicians who are having difficulty keeping high-risk patients on sustained aspirin use due to lack of tolerability.
•	Our PLxGuard™ delivery system is a platform technology that may improve the GI safety and efficacy when applied to already approved drugs. Our PLxGuard™ delivery system is a platform technology that we believe could improve the GI safety of selected NSAIDs that meet specific criteria. According to a report by Evaluate Pharma, the global OTC pain market for NSAIDs was over $12 billion in 2013. We intend to explore new development opportunities and utilize the 505(b)(2) NDA regulatory pathway to decrease the time and costs associated with obtaining FDA approval for new products.
•	Our PLxGuard™ delivery system may lower development risk and costs by leveraging the 505(b)(2) NDA pathway. A 505(b)(2) NDA is permitted to reference safety and effectiveness data submitted by the original manufacturer of the underlying approved drug as part of its NDA, to be based on the FDA’s prior conclusions regarding the safety and effectiveness of that previously approved drug, or to rely in part on data in the public domain. Reliance on data collected by others may expedite the development program for our product candidates by potentially decreasing the amount of clinical data that we would need to generate to submit an NDA. As the FDA has previously approved PL2200 Aspirin 325 mg with a 505(b)(2) NDA, we believe that there is a strong likelihood that our future products would similarly qualify. The factors related to this qualification are expected to reduce the time and costs associated with clinical trials when compared to a traditional NDA for a new chemical entity. We also believe the strategy of targeting drugs with proven safety and efficacy provides a better prospect of clinical success of our proprietary development portfolio as compared to de novo drug development. We estimate that the average time to market and cost of clinical trials for our products could be less than that required to develop a new drug.
•	Our issued patents and patent applications in the United States and worldwide may protect us from generic competition and enable a higher price point than current aspirin products. We believe our patent portfolio provides strong protection of our delivery platform, drug formulations and manufacturing processes with 60 issued patents and additional pending applications with expirations ranging from December 19, 2021 through September 27, 2032.

Our Strategy

  Our goal is to become a leading specialty pharmaceutical company, commercializing both the PL2200 Aspirin 325 mg and PL2200 Aspirin 81 mg dose forms and developing additional branded products using our PLxGuard™ technology. The key elements of our strategy are to:

    Successfully commercialize PL2200 Aspirin 325 mg. Prior to launch, we will need to finalize a brand name and final label with the FDA, scale up our commercial production capabilities, and conduct three validation manufacturing runs required to satisfy FDA pre-launch requirements. We will hire, train and deploy a 120- to 150-person sales force to support a national launch to appropriate healthcare providers. This will provide a technical focus on PL2200 Aspirin 325 mg and 81 mg products based upon our compelling clinical results to enhance the value of these products.

48

    Obtain FDA approval for PL2200 Aspirin 81 mg and prepare it for commercial launch. This will include, in addition to the efforts described above, submission of an sNDA seeking approval to launch PL2200 Aspirin 81 mg simultaneously with the already-approved 325 mg dose form.

    Initiate a physician-targeted market launch strategy. Our market launch strategy will focus on physician detailing by targeting physicians who are seeking reliable and predictable antiplatelet efficacy for their highest risk cardiovascular patients. This strategy is designed to drive product sales professionally with a technical sales approach. We anticipate taking advantage of aspirin’s unique OTC and prescription approval by using a sales force to call on physicians to inform them of the clinically validated attributes of PL2200 Aspirin. This physician sales effort will be designed to create interest in PL2200 Aspirin among healthcare professionals and to influence their recommendations and prescriptions of PL2200 Aspirin over other aspirin products.

    Move beyond aspirin to leverage our PLxGuard™ delivery system in new products. While we are currently focused on PL2200 Aspirin, there is a pipeline of additional opportunities that can be exploited. We are developing novel formulations that combine already-approved selected NSAIDs that meet our specific criteria with our proprietary PLxGuard™ technology to make safer and more effective new products. In addition to PL2200 Aspirin, we have clinical data for a GI-safer OTC ibuprofen product, PL1200 Ibuprofen 200 mg, and preclinical data for a GI-safer diclofenac and a GI-safer intravenous indomethacin. We believe that the PLxGuard™ technology may also prove a novel drug delivery platform for corrosive, acid labile and insoluble and impermeable drugs providing delivery along the GI tract. We believe that by focusing initially on commercializing PL2200 Aspirin we can demonstrate the viability of our PLxGuard TM delivery system as a versatile platform technology.

    Hire additional senior management and key personnel to support the formulation and execution of successful product launches. Though we will continue to evaluate other market launch options, including co-promotion in the United States with one or more existing firms, we currently expect to launch PL2200 Aspirin in the United States using our own sales and marketing team. This will require additional hiring of both management and sales personnel. We have entered into an agreement with Natasha Giordano to join the Company as our President and Chief Executive Officer the day following the effectiveness of the registration statement, with the expectation that Ronald Zimmerman would continue to support the Company’s efforts by transitioning into an alternative senior role.

    Seek strategic partners to commercialize PL2200 Aspirin and other products in global markets. We have licensed the rights to commercialize PL2200 Aspirin in the People’s Republic of China (including Macao and Hong Kong), along with an option for commercialization in Cambodia, Indonesia, Laos, Malaysia, Myanmar, Papua New Guinea, Philippines, Singapore, Taiwan, Thailand and Vietnam. We will continue to seek partners in other global markets.

Product Pipeline

  Our lead product, PL2200 Aspirin 325 mg, is approved by the FDA for OTC distribution and is the first-ever FDA-approved liquid-fill aspirin capsule.  All the clinical trials necessary for product launch have been completed.  In clinical trials in diabetic patients at risk for cardiovascular disease, PL2200 Aspirin 325 mg demonstrated better antiplatelet efficacy compared with enteric coated aspirin, which is the current standard of care for cardiovascular disease prevention and treatment.  PL2200 325 mg delivers faster antiplatelet efficacy than enteric coated aspirin with a median time to 99% inhibition of serum Thromboxane B2 of two hours compared with 48 hours for enteric coated aspirin. Serum Thromboxane B2 is a clinically accepted marker for antiplatelet efficacy (sometimes referred to as “aspirin response”).

  PL2200 Aspirin 325 mg provides more reliable, predictable and sustained antiplatelet benefits than enteric coated aspirin with a 3–5 times greater chance of a complete aspirin antiplatelet effect than enteric coated aspirin.  PL2200 Aspirin 325 mg has demonstrated a statistically significant 65% reduction in the risk of acute ulcers compared with immediate release aspirin in healthy subjects with an age-associated risk for cardiovascular disease.  This acute GI safety benefit may also be important for acute coronary syndrome (ACS) patients.  Moreover, we believe ACS patients who are also diabetics and suffer from gastroparesis, or a lack of digestive stomach motility, could also benefit from PL2200 Aspirin due to its more predictable absorption when compared to enteric coated aspirin. The acute GI safety benefit may also be used to differentiate PL2200 Aspirin 325 mg from products intended for use in conditions associated with pain and inflammation, including other aspirin and NSAID products.

  PL2200 Aspirin 81 mg is our lower-dose companion product for PL2200 Aspirin 325 mg (the two dose forms are often referred to in this prospectus collectively as “PL2200 Aspirin”). This product utilizes exactly the same formulation as the 325 mg product (except delivered in a capsule one quarter the size) and will be the subject of an sNDA, which we expect to file with the FDA early in the second half of 2016. We will rely on the clinical results for PL2200 Aspirin 325 mg for the PL2200 81 mg sNDA and do not anticipate any additional clinical trials will be required, effectively positioning this product as an end of Phase 3 status.

49

  We believe our technology may be used with other selected NSAIDs, such as ibuprofen. For the U.S. OTC market, we have used the PLxGuard™ delivery system to create a lipid-based formulation of ibuprofen, PL1200 Ibuprofen 200 mg. We have an Investigational New Drug application (IND) active with the FDA and have demonstrated bioequivalence with OTC 200 mg dose ibuprofen to support a 505(b)(2) NDA in fasted-state clinical trials at three different doses, 200 mg, 400 mg and 800 mg. Using the PL1200 formulation at prescription doses, we demonstrated better GI safety in osteoarthritic patients with equivalent analgesic and anti-inflammatory efficacy, when compared with prescription ibuprofen in a six-week endoscopy pilot clinical trial.

  The following table summarizes information regarding our product candidates and development program:

  We have several active INDs related to our aspirin and ibuprofen development programs, as shown below:

Product	IND(s)	Status	Filed On	Clinical Trials Conducted Under IND
PL2200 Aspirin, 325 mg (OTC)	074290	Active	12/20/2007	PL-ASA-001
PL2200 Aspirin, 325 mg (Rx)	077280	Active	12/20/2007	PL-ASA-002 PL-ASA-003 PL-ASA-004 PL-ASA-005 PL-ASA-006
PL1200 Ibuprofen, 200 mg (OTC)	102678	Active	10/06/2009	PL-IB-001
PL1100 Ibuprofen, 400 mg (Rx)	062824	Active	12/22/2003	PL-IB-002 PL-IB-003 PL-IB-004

OTC: Over-The-Counter, Rx: Prescription

50

  Additionally, we have one withdrawn IND related to the naproxen development program, as shown below:

Product	IND(s)	Status	Filed On	Clinical Trials Conducted Under IND
PL3100 Naproxen, 250 mg (Rx) Development terminated	103964	Withdrawn	08/29/2009	PL-NAP-001 PL-NAP-002

Rx: Prescription

The Market

Cardiovascular / Aspirin Market

  Aspirin is a foundational medicine for the treatment and prevention of cardiovascular disease (CVD)—a collective term for chest pain, coronary artery disease, heart attack, heart failure, high blood pressure and stroke—which is the leading cause of death in the United States. Aspirin is widely used to treat patients exhibiting signs and symptoms of ACS, and is commonly prescribed or recommended by physicians, in addition to other drugs such as cholesterol or blood pressure medications, as the standard of care for treating ACS and preventing recurrent ACS for the duration of a patient’s life.

  The 325 mg dose is generally prescribed:

•	in an acute setting for the treatment of ACS;
•	following an interventional procedure (such as placement of a stent); and
•	for preventing heart attack or stroke during the high-risk period following an event or intervention.

  Eventually, most patients move to the 81 mg dose for secondary prevention applications and for high-risk primary prevention, as they are typically directed to take aspirin every day for the rest of their life.  The 81 mg aspirin dose is the most prevalent, representing approximately 70% to 80% of aspirin sales in the United States, followed by the 325 mg dose and then several other dose forms including powdered and effervescent aspirin products.  In the United States, the primary use for aspirin is for the prevention and treatment of cardiovascular disease as evidenced by the predominance of the 81 mg dose.

  Aspirin is also used for pain relief and fever reduction.  The most widely used dose for pain is 325 mg.  A GI safer PL2200 Aspirin 325 mg may be able to capture market share from other aspirin and NSAID products in the large pain and inflammation market.

  Annual global aspirin sales in 2013 were estimated to be $1.6 billion (Euromonitor), including branded products such as Bayer®, Ecotrin® and St. Joseph® together with numerous private label or store brands.  Because of the known GI toxicity issues associated with immediate release (or “regular”) aspirin, enteric coated aspirin has evolved to become the leading aspirin dose form, representing over 90% of U.S. aspirin sales in 2013.  This success is largely based on early clinical studies suggesting that enteric coated aspirin showed a reduction in superficial gastric lesions as compared with regular aspirin. But when measured using contemporary clinical procedures, enteric coated aspirin has not continued to demonstrate such reductions. These deficiencies create a significant opportunity for the demonstrated efficacy of PL2200 Aspirin.

Pain & Inflammation / Ibuprofen

  The global OTC pain market for NSAIDs was over $12 billion in annual sales in 2013 (Evaluate Pharma). Ibuprofen in the United States alone represents $1.6 billion. This class of drugs is one of the most widely used drugs worldwide. Increasing concerns over liver toxicity associated with acetaminophen products coupled with known ibuprofen analgesic superiority over acetaminophen, indicate there is a substantial global opportunity for a GI safer ibuprofen product. While we do not believe our technology will work with the entire NSAIDs class, it is possible that our technology may be successfully applied to other NSAIDs beyond aspirin and ibuprofen. For example, we have preclinical data suggesting that diclofenac—a leading NSAID for pain and inflammation outside the United States—is a viable product candidate.

Use of Aspirin in Management of Cardiovascular Disease

  Aspirin is critical to the management of cardiovascular disease. However, current aspirin products have an elevated risk of GI side effects, such as ulceration and dyspepsia that can lead to discontinuation. Discontinuation of aspirin leads to more than a three-fold increase in risk of recurrent major cardiac events. Enteric coated aspirin is the most commonly used aspirin formulation in the U.S, with greater than 90% market share in 2014. This formulation does not decrease the risk of GI side effects and may have less heart health benefits than immediate release aspirin. We believe the variable and incomplete absorption of aspirin from the enteric coated dose form is responsible for “aspirin resistance”—incomplete antiplatelet activity that has been linked to an elevated risk of cardiovascular disease.

51

  Aspirin remains a critical antiplatelet agent for the treatment and prevention of cardio and cerebrovascular disease. Over 50 million additional Americans who should be using aspirin daily for cardio prevention are not. The primary reason being they cannot tolerate aspirin’s GI toxicity. GI toxicity is a well-known side effect that is manifested as gastroduodenal ulceration, bleeding and dyspepsia. Among these side effects, ulceration and dyspepsia are most frequently reported with incidences of 5–15% and 20–40%, respectively.

  After ischemic stroke or ACS, which is defined as stable or unstable angina or myocardial infarction, aspirin doses of 325 mg/day or less are used on a daily basis for the duration of a patient’s life. Compliance to such a regimen is critically important because discontinuation of aspirin leads to more than a three-fold increase in risk of a major cardiac event such myocardial infarction, stroke, or cardiovascular death.

  Aspirin-induced GI mucosal injury, ulceration, and bleeding have been attributed to contact injury to the hydrophobic surface of the gastroduodenal tract, leading to an aberrant back-diffusion of acid into the mucosa that can trigger ulcerogenesis. EC formulations of aspirin and co-therapy with antisecretory drugs have been developed to mitigate such injury. However, such approaches may attenuate antiplatelet activity.

  Due to increasing concern over aspirin GI bleeding, ulceration, and dyspepsia enteric coated aspirin has become the leading aspirin dose form in the United States with greater than 90% of aspirin sales. Despite its widespread adoption there have not been successful multiple large outcome studies supporting its use for secondary prevention. There is a growing body of evidence that suggests the absorption of aspirin from enteric coated aspirin products is highly variable and markedly reduced, resulting in reduced antiplatelet activity. This is in addition to the FDA’s opinion that the enteric coated aspirin results in “erratic absorption.” Moreover, there is no evidence of a decreased risk of clinically relevant ulceration or dyspepsia for enteric coated aspirin.

  The basis for the use of aspirin for prevention of a cardiac event is largely derived from a meta-analysis consisting almost entirely of immediate-release formulations. The EMA acknowledges that sufficient efficacy and safety data for a modified release formation (e.g. enteric coated aspirin) are absent, going so far as to state “…all valid clinical studies proving the efficacy and safety of ASA for the secondary prevention of cardiovascular events have been performed using immediate release formulations of ASA”. This is further supported by a recently published study in Japan that demonstrated once-daily, low-dose enteric coated aspirin did not significantly reduce the risk of the composite outcome of cardiovascular death, nonfatal stroke, and nonfatal myocardial infarction among Japanese patients 60 years or older with atherosclerotic risk factors.

  Over time, with increasing recognition of the elevated risk of life threatening gastrointestinal bleeding and the elevated risk of secondary cardiovascular events upon aspirin discontinuation, enteric coated aspirin has become the prominent dose form because of the conceptually attractive mechanism of the selective release of ASA in the intestine while sparing the surface of the stomach from superficial injury. Although EC products have been shown to decrease the risk of superficial lesions, enteric coated aspirin has not been shown to decrease the risk of clinically relevant mucosal damage such as ulceration and bleeding. While commonly assumed to decrease the risk of dyspepsia, the rate of aspirin-induced incident dyspepsia appears no different among enteric coated aspirin and immediate release aspirin users.

  In addition to the lack of evidence of improved GI safety or dyspepsia profile of enteric coated aspirin, at least one study has shown that enteric coated aspirin is the primary cause of reduced antiplatelet activity or “aspirin resistance” (Grosser et al., “Drug Resistance and Pseudoresistance: An Unintended Consequence of Enteric Coating Aspirin”, Circulation, 2013;127:377–385). We have extended these findings and shown that aspirin resistance is mediated by decreased absorption of aspirin in diabetics. Except for non-compliance, we believe the lower bioavailability mediated by enteric coated aspirin is the major mechanism of aspirin resistance.

  This provides a significant market opportunity for an OTC aspirin product that has predictable antiplatelet activity and lower risk of acute GI injury. To address the need for an aspirin product with improved safety and predictable absorption, PL2200 Aspirin 325 mg has been developed and approved by the FDA in the United States. PL2200 Aspirin is an aspirin product that selectively releases aspirin in the duodenum through its lipid-based formulation, a process that requires high pH and bile to emulsify the lipid matrix and release ASA. Unlike enteric coated aspirin whose release is only pH dependent, PL2200 Aspirin has pH as well as bile sensitivity which (i) reduces the risk to the stomach of acute ulcers compared with current immediate release aspirin products, (ii) increases the rate and extent of absorption and antiplatelet activity compared to enteric coated aspirin, and (iii) reduces hyper-variable absorption when concomitantly administered with food.

  Of the over 250 cardiovascular outcome studies done with aspirin, the seminal studies, which show a remarkable 21% to 51% decrease in mortality, have been done with immediate release aspirin products, with only one such study purportedly testing enteric coated aspirin. In that lone EC study, however, patients were instructed to chew the initial dose, which essentially voids the purpose of the enteric coating, making the dose, in effect, immediate release aspirin. The European Medicines Agency (EMA)—the EU’s equivalent of the FDA—concluded, as a result, that all valid clinical studies proving the efficacy and safety of aspirin for secondary prevention of cardiovascular events have been performed using immediate release formulations of aspirin.

52

  Enteric coated aspirin was heavily marketed to cardiologists and consumers in 1980s and 1990s as “safer.” The marketing was based on endoscopic findings that showed lower risk of gastric mucosal injury. In spite of the evidence to the contrary, most physicians that we have interacted with still equate signs and symptoms of dyspepsia to the presence of peptic ulcer disease. As such, physicians have erroneously presumed that enteric coated aspirin has a lower risk of dyspepsia. There have been no randomized prospective studies comparing enteric coated aspirin and immediate release aspirin induced gastrointestinal symptoms. Studies using enteric coated aspirin showed no difference in the rate of incidence of dyspepsia with enteric coated aspirin, and concluded that the choice to substitute enteric coated aspirin for regular aspirin for the prevention of dyspepsia was based on expert opinion, not on evidence available in medical literature.

  Although there is some evidence that minor erosive damage is decreased with enteric coated aspirin, these products do not decrease the risk of clinically relevant ulceration or the risk of upper GI bleeding. In the early studies of enteric coated aspirin, ulcers were defined as superficial mucosal breaks without depth. In contrast, the contemporary definition of an ulcer as a mucosal break that penetrates the muscularis, is associated with life-threatening GI bleeding. Based on this definition, enteric coated aspirin has been associated with clinically relevant gastroduodenal ulceration.

  Enteric coating markedly increases the inter-individual and intra-individual variability of the rate and extent of aspirin bioavailability due to “erratic absorption” of enteric coated aspirin. This variability is further exacerbated by concomitant administration of enteric coated aspirin with food, which is commonly employed to decrease the risk of dyspepsia.

Comparison of inter- and intra-individual variability of
immediate release aspirin (Alka Seltzer) with enteric coated aspirin (Ecotrin)

Dosing: 1g single dose given 1 week apart to 10 fasted volunteers. Scatter plot depicts plasma salicylate levels. ●= 1hr, ○=2hr, ■= 4hr, □=6hr, and ▲=8hr

Source: Leonards, J.R. and G. Levy, Absorption and Metabolism of Aspirin Administered in Enteric-Coated Tablets. JAMA, 1965. 193: p. 99-104.

53

Food further increases the variability of the rate and extent of bioavailability of enteric coated aspirin

Source: Bogentoft, C., et al., Influence of food on the absorption of acetylsalicylic acid from enteric-coated dosage forms. European Journal of Clinical Pharmacology, 1978. 14(5): p. 351-355.

It is a generally accepted practice to take enteric coated aspirin with food in order to improve tolerability and increase compliance. However, this reduces the rate and extent of absorption, as illustrated below.

54

Source: Bogentoft, C., et al., Influence of food on the absorption of acetylsalicylic acid from enteric-coated dosage forms. European Journal of Clinical Pharmacology, 1978. 14(5): p. 351-355.

  Randomized clinical studies suggest that enteric coated aspirin may exhibit an attenuated antiplatelet activity. Such reduced antiplatelet efficacy may be due to lower bioavailability of aspirin from these delayed-release preparations. Enteric coated aspirin at a cardiovascular (CV) dose (81-325 mg) or an analgesic dose (325-1000 mg) has an acetylsalicylic acid T max that is approximately 3 hours later, a C max that is four times lower, and an area under the curve (AUC) that is two times lower than those for immediate-release aspirin formulations. Taking enteric coated aspirin with food may delay the rate of absorption and reduce the amount of aspirin absorption even greater. In the Bogentoft study, which is represented above, three of the eight subjects (37.5%) did not register any meaningful aspirin absorption after taking enteric coated aspirin with food and thus were not receiving any antiplatelet benefit for cardiovascular disease prevention.

55

PL2200 Aspirin

  PL2200 Aspirin 325 mg has been developed and approved by the FDA in the United States. PL2200 is an aspirin product that selectively releases aspirin in the duodenum through its lipid-based formulation, a process that requires high pH and bile to emulsify the lipid matrix and release ASA. Unlike enteric coated aspirin whose release is only pH dependent, PL2200 has pH as well as bile sensitivity which (i) reduces the risk to the stomach of acute ulcers compared with current immediate release aspirin products, (ii) increases the rate and extent of absorption and antiplatelet activity compared to enteric coated aspirin, and (iii) reduces hyper-variable absorption when concomitantly administered with food.

  Aspirin (≤ 325 mg) is one of the most frequently used drugs in the world for CVD prevention. However, 45% of patients with multiple CVD factors are not treated with antiplatelet agents including aspirin because the risk of GI bleeding may outweigh the vascular benefit.

  The primary risk factors for GI bleeding induced by aspirin include the following:

•	A history of peptic ulcers, especially complicated ulcers, was associated with a three-fold increase in the risk.
•	Advanced age and gender. The relative increase of the risk starts at age 60 years and rises in a nonlinear fashion with age. In patients aged 60 and over, the risk is slightly higher in males than in females.
•	Presence of severe CVD.
•	Use of high doses of aspirin or concomitant use of other NSAID, including cyclo-oxygenase-2 selective inhibitors
•	Concomitant use of clopidogrel. Combination therapy with clopidogrel and aspirin is associated with a two-fold increased risk of upper GI complications compared to aspirin alone.

  Daily aspirin administration frequently induces gastric mucosal damage, with an incidence of 40-50% in healthy volunteers and in cardiovascular patients. In addition, it is ulcerogenic even at a very low dose of 10 mg per day, and increases the risk of GI bleeding. Advancing age and concomitant use of other NSAIDs and antiplatelet agents further increase the risk of life-threatening aspirin-induced GI bleeding. In secondary prevention of CVD, the addition of the antiplatelet agent clopidogrel to aspirin prophylaxis further decreases the rate of recurrent vascular events and mortality, but with elevated risk of GI bleeding. Moreover, the concomitant use of aspirin with other NSAIDs, cyclo-oxygenase-2 (COX-2) selective inhibitors, and with anticoagulant drugs also leads to synergistic increases in GI bleeding. Therefore, patients at risk for a GI bleed or ulceration are often co-prescribed gastric anti-secretory drugs, H2 receptor antagonists (H2RAs) or PPIs to decrease upper GI injury.

  However, this is confounded by the FDA warning against the use of certain PPIs, such as omeprazole, with clopidogrel (Plavix). These drugs are associated with increased risk of:

•	Drug interactions (e.g. Plavix-clopidogrel)
•	Osteoporosis related fractures of the hip, wrist or spine
•	Clostridium difficile associated diarrhea; and
•	Hypomagnesemia.

  In the US, ACS patients are typically discharged from the hospital and prescribed, per practice guidelines:

•	Enteric coated aspirin
•	Adenosine diphosphate (ADP) receptor inhibitor such as clopidogrel (Plavix)
•	Heparin; and
•	Proton pump inhibitors such as omeprazole.

  The highest risk of a recurrent vascular event and GI damage is within 30 days of a revascularization procedure. As these procedures induce marked damage to the arterial endothelium, there is a high risk of focal thromboxane generation and thrombus formation leading re-occlusion. This increased risk of recurrent vascular events during this sub-acute period is associated with the risk of life threatening GI bleeding. The primary risk factors for such bleeding are:

•	dual antiplatelet agents (e.g. ADP inhibitors and aspirin)
•	age
•	diabetes
•	anticoagulant agents; and
•	severity of vascular disease.

  To decrease this sub-acute risk of GI bleeding induced by aspirin mucosal injury, enteric coated aspirin is the most predominately used chronic use aspirin product in the United States for the prevention of ACS, and specifically designated as the aspirin formulation of choice in clinical guidelines, such as in China. As detailed herein, enteric coated aspirin has highly variable antiplatelet activity, and no evidence of lower risk of serious mucosal damage that leads to life threatening GI bleeding. As such, there is a clear need for an aspirin product that provides predictable antiplatelet activity and a lower risk of mucosal injury, which may improve cardiovascular outcome during this sub-chronic period.

56

  The importance of GI risk upon initiation of aspirin therapy is supported by quantitative market research. A survey conducted by Weinman Schnee Morais, Inc. of 201 cardiologists—40% of whom were interventional cardiologists—and 100 neurologists, yielded positive results. When the survey participants were shown a product profile of PL2200 Aspirin:

•	About 80% said it is extremely/very important to them that PL2200 Aspirin reduces the risk of acute gastric erosions and acute gastric ulcers.
•	About 67–77% said that reducing these acute lesions could improve compliance and therefore lead to better outcomes for their patients
•	About 30–35% said that patients are most at risk to discontinue aspirin use due to tolerability issues in the first 10 days.

  PL2200 Aspirin has the potential to be better than enteric coated aspirin as the primary aspirin product for those with the greatest risk of cardiovascular disease, including the treatment and prevention of ACS and ischemic stroke. This is primarily because:

•	PL2200 Aspirin has more predictable pharmacokinetics and antiplatelet activity than enteric coated aspirin. The FDA recognizes all enteric coated aspirin products have “erratic absorption” in the monograph Professional Labeling. PL2200 Aspirin has clinical evidence of superior bioavailability and antiplatelet activity.
•	PL2200 Aspirin has a lower risk of acute GI ulceration than immediate release aspirin, which is the gold standard product for aspirin heart health benefits. Ulcers are a validated surrogate marker for risk of GI bleeding. As the risk of GI bleeding is highest within 30 days after ACS, PL2200 Aspirin could become an important aspirin product for hospital use and discharge from the hospital after ACS.

  In two separate endoscopy trials involving healthy subjects with an age-associated risk for cardiovascular disease, PL2200 Aspirin 325 mg demonstrated a statistically significant reduction of at least 65% in the risk of ulcers compared with 325 mg regular aspirin when taken once a day over a seven-day period. In an acute setting, PL2200 Aspirin 325 mg is demonstrably GI safer than regular aspirin for patients in our target market.  PL2200 Aspirin 325 mg while demonstrating a statistically significant reduction in mucosal damage at 42 days similar to the endpoint used for enteric coated aspirin early studies, PL2200 Aspirin 325 mg did not demonstrate a difference in the risk of getting an ulcer.

  PL2200 Aspirin 325 mg has also demonstrated increased effectiveness over enteric coated aspirin. We have successfully completed two pharmacokinetic and pharmacodynamic studies using diabetic patients with an increased risk for cardiovascular disease.  The first study (PL-ASA-004) used a crossover study design where all the patients took both PL2200 Aspirin 325 mg and a leading 325 mg enteric coated aspirin product once a day for three days.  The second study (PL-ASA-006) compared both products again in all patients taking the products daily for ten days.  Both studies demonstrated that PL2200 Aspirin 325 mg was faster acting and provided more reliable, predictable and sustainable antiplatelet efficacy than the enteric coated aspirin 325 mg.

  Statistical significance is important and when used herein is denoted by p-values. The p-value is the probability that the reported result was achieved purely by chance (for example, a p-value <0.001 means that there is a less than a 0.1% chance that the observed change was purely due to chance). Generally, a p-value less than 0.05 is considered to be statistically significant.

FDA Interactions Related to PL2200 Aspirin

  PL2200 Aspirin 325 mg was approved by the FDA on January 14, 2013. Upon approval, the FDA published the NDA approval letter as well as reviewers’ comments on the application. We noted in the published reviewer comments a mistake in a reviewer’s interpretation of the PL-ASA-002 endoscopy study results which suggested the trial was not successful. However, this trial was successful and the reviewer misinterpreted the results. This trial was not used as a basis for approval but was submitted to the FDA as part of the application and thus, it was commented on by the clinical reviewer. On October 3, 2014, we submitted a response to correct the reviewer’s misinterpretation of the PL-ASA-002 results.

  On April 5, 2013 our regulatory legal counsel submitted a request on our behalf to the Office of Chief Counsel of the FDA to ask for their assistance in interacting with the Office of Drug Evaluation and Research regarding their decision to not approve a heart graphic and the words ‘safe’ and ‘reliable’ on the proposed label for PL2200 Aspirin 325 mg. We brought to the attention of the Office of Chief Counsel that our NDA approval was subject to an unfair burden on limitations being put on our label which other OTC Monograph products that had no prior label approval were not subject to. On January 3, 2014, the FDA agreed with our position, allowed the heart graphic to be included on the label, and provided guidance on requesting language such as “safe” and “reliable.” We intend to finalize the label for PL2200 Aspirin 325 mg when a proprietary (brand) name is determined and submit the proposed name and final label to the FDA.

57

PL2200 Aspirin Clinical Studies

OTC Market Access Studies

•    PL-ASA-001—Pivotal PK study for 505(b)(2) NDA

–    Study bridged PL2200 to the only aspirin formulation with valid CV outcome studies (immediate release aspirin)

•    PL-ASA-003—Food effect PK study for OTC, which showed:

–    Food does not affect rate and extent of absorption

Physician Marketing Studies to Support Product Launch	Best Antiplatelet Activity

•    PL-ASA-004—PK/PD in Type II Diabetics without CV disease, which showed:

–    PK and PD bioequivalent to IR release aspirin

•    PL-ASA-004 & PL-ASA-006 PK/PD in Type II Diabetics without CV disease, which showed:

–    Aspirin resistance is due to enteric coated aspirin because it decreases aspirin absorption

–    PL2200 is more reliable than enteric coated aspirin because of 1) faster onset, 2) greater chance of complete response – i.e. lower risk of aspirin resistance, 3) less variable absorption and antiplatelet activity

Faster Onset
No Resistance
Less Variability
Safer than Immediate Release Aspirin

•    PL-ASA-002 & PL-ASA-005 endoscopic studies in subjects with CV disease age associate risk, which showed:

–    PL2200 has a lower risk of sub-chronic gastroduodenal ulceration than immediate release aspirin

58

  Further detail regarding the PL2200 Aspirin 325 mg clinical trials is provided below:

Protocol Number	Study Arms (Number of Subjects Treated per Arm, n)	Dosing Protocol and Duration	Study Center Location(s)	Study Population
PL-ASA-001 Crossover design	- 325 mg PL2200 (n=16) - 325 mg Immediate Release Aspirin Tablets (n=16) - 650 mg PL2200 (n=16) - 650 mg Immediate Release Aspirin Tablets (n=16)	Single 325 mg dose of study drug or single 650 mg dose of study drug	Houston, TX	Healthy volunteers at least 21 years of age. Avg. age: 36.8 ± 9.6 12 male , 20 female
Study Initiation: 02/11/2008
Study Completion: 06/10/2008
PL-ASA-002	- 325 mg PL2200 (n=97) - 325 mg Immediate-Release (IR) Aspirin Tablets (n=101)	325 mg dose of study drug once daily for 7 days	Dallas, TX Duncansville, PA Houston, TX Oklahoma City, OK Miami, FL Jupiter, FL	Healthy volunteers between 50 and 75 years old. Avg. age: 57.3 ± 6.20 116 male, 118 female
Study Initiation: 12/15/2008
Study Completion: 06/12/2009
PL-ASA-003 Crossover design	- 650 mg PL2200 in the fed state (n=20) - 650 mg PL2200 in the fasted state (n=20)	Single 650 mg dose of study drug	Houston, TX	Healthy volunteers between 21 and 65 years old, with a body mass index (BMI) between 20 and 32 kg/m2. Avg. age: 36.8 ± 8.55 11 male, 9 female
Study Initiation: 10/23/2010
Study Completion: 12/05/2010
PL-ASA-004 Crossover design	- 325 mg PL2200 (n=30) - 325 mg Enteric-Coated (EC) Aspirin Caplets (n=30) - 325 mg Immediate-Release (IR) Aspirin Tablets (n=30)	325 mg dose of study drug once daily for 3 days	Cincinnati, OH Boston, MA Jacksonville, FL	Type II diabetes without previous history of vascular disease between 21 to 79 years old. Avg. age: 52.9 ± 10.12 26 male, 14 female
Study Initiation: 02/20/2012
Study Completion: 06/16/2012
PL-ASA-005	- 325 mg PL2200 (n=110) - 325 mg Immediate-Release (IR) Aspirin Tablets (n=120)	325 mg dose of study drug once daily for six (6) weeks (42 days)	New York, NY Raleigh, NC Dallas, TX Ventura, CA Houston, TX Chesapeake, VA Oklahoma City, OK High Point, NC San Diego, CA San Antonio, TX Anaheim, CA Miami, FL Jupiter, FL	Healthy volunteers between 50 and 75 years of age, with a body mass index (BMI) between 20 and 32 kg/m2. Avg. age: 57.3 ± 5.77 94 male, 153 female
Study Initiation: 09/04/2012
Study Completion: 06/24/2013
PL-ASA-006 Crossover design	- 325 mg PL2200 (n=57) - 325 mg Enteric-Coated (EC) Aspirin (n=57)	325 mg dose of study drug once daily for 10 days	Cincinnati, OH Marlton, NJ Miami, FL Lenexa, KS	Type II diabetes without previous history of vascular disease between 20 to 79 years old. Avg. age: 54.8 ±10.06 21 male, 36 female
Study Initiation: 12/23/2013
Study Completion: 04/07/2014

59

  We have engaged two separate firms, Weinman Schnee Morais, Inc. and Healogix, LLC to conduct qualitative and quantitative physician market research regarding the significance of our findings, and in our most recent market study of 500 physicians (including cardiologists, neurologists and endocrinologists), more than 80% of the physicians surveyed expressed interest in prescribing or recommending PL2200 Aspirin for their high-risk patients. This level of interest, when taken into account with both HHS estimates of potential aspirin users and the increased efficacy and GI safety offered by our product, suggests a very important role for PL2200 to play in the prevention of cardiovascular disease in both the over-the-counter and prescription markets.

How the PLxGuard™ delivery system differs from enteric coating technology

  The enteric coating of aspirin tablets utilize methacrylic polymers that release the contents of the tablet at pH 5.5 or greater. As the release is solely dependent on pH, the release of any API from coated tablets, granules, or capsules are dependent on the highly variable physiologic process of gastric emptying and the pH of intestinal fluids. These processes are markedly affected by the presence of food and disease specific factors.

60

Low-dose enteric coated aspirin products have lower bioavailability than regular aspirin

PK Parameters	Immediate-Release Aspirin Products (Dose)		Enteric Coated Aspirin Products (Dose)
(N=14 per group)	Cardiprin (100 mg)	Platin (100 mg)	Astrix (100 mg)	Cartia (100 mg)
Cmax (ug/L)	1979 ± 580	2721 ± 761	411 ± 133	186 ± 202
Tmax (h)	0.48 ± 0.35	0.35 ± 0.10	3.73 ± 0.94	6.84 ± 2.71
AUC (mg/L*h)	1.60 ± 0.41	1.54 ± 0.27	0.73 ± 0.17	0.56 ± 0.26

Source: Bochner, F., A.A. Somogyi, and K.M. Wilson, Bioinequivalence of four 100 mg oral aspirin formulations in healthy volunteers. Clin Pharmacokinet, 1991. 21(5): p. 394-9.

  The mechanism by which aspirin bioavailability from enteric coated aspirin is reduced compared to plain aspirin in patients is unknown, but may be related to factors that affect tablet disintegration, as illustrated in Figure 5 below

Enteric coated aspirin decreases absorption and increases variability

  As illustrated above, enteric coated aspirin tablets are coated with a polymer that selectively releases at pH 5.5 or greater. As the normal fasted pH of the stomach is typically less than 3, the tablets remain intact in the stomach (Panel A). In the fasted state, gastric fluid is buffered by pancreatic bicarbonate in the duodenum (Panel B). The unfavorable pH for aspirin dissolution and unpredictable gastro-duodenal transit in the duodenum results in lower extent and increased variability of absorption. Disease factors that affect GI motility, as in diabetic patients with gastroparesis, may further increase the incidence of erratic release and absorption (Panel C). Concomitant administration of enteric coated aspirin tablets with food, which can markedly affect gastric emptying, further decreases the rate and extent of absorption, and increases the variability of the absorptive process (Panel D).

61

  Aspirin absorption is clearly dissolution-limited, as pre-dissolved solutions or sodium salts of acetylsalicylic acid result in a faster rate and extent of absorption than that observed for aspirin tablets. The release and dissolution of aspirin from EC dose forms is dependent on the normally stochastic process of gastric emptying. Thus, aspirin absorption from EC formulations is highly erratic, with marked inter- and intra-individual variability compared to solutions or immediate-release dose forms, including PL2200 Aspirin. The unpredictable nature of ASA absorption from enteric coated aspirin is exacerbated by concomitant administration of food.

  This intrinsic variability is confounded by co-morbidities found in diabetics. The incidence of gastroparesis in patients with diabetes may be as high as 30–40%. Because blood glucose is important in regulating gastric emptying, it is possible that patients treated with enteric coated aspirin have variable gastric emptying and a higher frequency of prolonged tablet retention in the stomach. With a greater residence time and susceptibility of ASA to hydrolyze in the GI tract, the amount of ASA available to be dissolved and absorbed in the upper GI tract, with its favorable pH for ASA dissolution, may be lower after enteric coated aspirin than after plain aspirin or PL2200 Aspirin.

To address the need for an aspirin product with improved GI safety as well as predictable pharmacokinetics and pharmacodynamics, PL2200 Aspirin Capsules, 325 mg has been developed and approved in the United States. PL2200 is a product that selectively releases aspirin in the duodenum through its lipid-based formulation.

PL2200 provides predictable absorption and lower variability

  As illustrated above, in PL2200 Aspirin capsules, aspirin is suspended in a high solid content lipidic carrier. Release of aspirin from this matrix requires pH > 5.5, bile acid, and pancreatic enzymes. In the fasted state, as gastric fluid has a pH typically less than 3, and is generally devoid of any lipolytic enzymes and bile acids, the lipid matrix remains intact in the stomach (Panel A). In the fasted state, gastric fluid is buffered by pancreatic secretions including bicarbonate and lipase in the duodenum, which emulsify the oil matrix and release aspirin (Panel B). In spite of the unfavorable and unpredictable gastro-duodenal transit in the duodenum, aspirin is solvated and absorbed with minimal variability. As the emulsification process is generally independent of gastric emptying, patients with gastroparesis have predictable absorption (Panel C). Concomitant administration of PL2200 Aspirin with food, which can markedly affect gastric emptying, does not affect aspirin absorption (Panel D).

62

  The in vivo site of release of aspirin from PL2200 Aspirin Capsules and from a leading immediate release aspirin tablets was estimated by in vitro dissolution in simulated gastric fluid, upper duodenal fluid, and lower duodenal fluid. The typical gastric, duodenal, and duodenojejunal residence times are approximately 30, 40, and 60 minutes, respectively. Over the typical residence times, the release and dissolution of aspirin from PL2200 Aspirin was minimal (approximately 20%) in simulated gastric and upper duodenal fluid, in spite of high agitation. However, the release of aspirin was rapid in simulated lower duodenal fluid, resulting from the high pH and emulsification of PL2200 Aspirin lipid by bile acids and pancreatic enzymes.

  In contrast, the release and dissolution of aspirin from immediate-release aspirin tablets, under the same dissolution conditions as used for PL2200 Aspirin, was rapid and non-selective with near complete release by 7.5 minutes in both simulated gastric and upper duodenal fluid. These data suggest that aspirin in the PL2200 Aspirin matrix remains lipid-bound and therefore highly hydrophobic in the low pH environment of the stomach and upper duodenum. Coupled with observations of reduced gastric injury and increased hydrophobicity at gastroduodenal pH, these data further support that lipid-bound aspirin at low pH reduces the risk of gastric surface injury and there is selective release of aspirin in lower duodenum.

  The selective release in the duodenum results in reduced exposure of the aspirin to the gastric mucosa leading to lower gastric ulcerations in two clinical studies (PL-ASA-002 and PL-ASA-005). In an acute endoscopic study, PL-ASA-002, use of PL2200 Aspirin has been shown to decrease the incidence of acute gastroduodenal ulceration in volunteers with an age-associated risk of GI bleeding.

PL2200 has a lower incidence of gastroduodenal ulceration in at-risk subjects

Source: Cryer, B., et al., Low-dose aspirin-induced ulceration is attenuated by aspirin-phosphatidylcholine: a randomized clinical trial. Am J Gastroenterol, 2011. 106(2): p. 272-7.

  In this PL-ASA-002 study, subjects with an age-associated risk of NSAID gastropathy were randomized to PL2200 Aspirin 325 mg or immediate release aspirin. These subjects were H. pylori negative and free from any gastroduodenal erosions or ulcers prior to enrollment. Subjects were treated with either 325 mg of PL2200 or immediate release aspirin once daily for 7 days. Ulcers were defined as lesions of 3mm or grater with unequivocal depth as assessed by esophageal gastroduodenal endoscopy. The presence or absence of ulceration was independently evaluated by a blinded central review, and ulcer diagnoses were further subjected to rigorous blinded adjudication. In the intent to treat population, PL2200 Aspirin 325 mg treatment had a 71% lower incidence of ulcers (95% confidence interval, 22.85 – 100%) than seen with immediate release aspirin at the day 7 endoscopy: Ulcers developed in 5 subjects (5.1%) in the PL2200 Aspirin 325 mg group and in 18 subjects (17.6%) in the aspirin group. This risk reduction was largely driven by a decrease in gastric ulceration. Four gastric and two duodenal ulcers were found in the PL2200 Aspirin 325 mg group, and twelve gastric and six duodenal ulcers were found in the aspirin group.

63

  The decreased risk of acute ulceration (over 7 days of dosing) was confirmed in a similarly designed second endoscopic study (PL-ASA-005). In this study, all the major inclusion and exclusion criteria were identical. This study included two notable designed differences: (i) mucosal damage was measured by serial endoscopy at day 7 and day 42 after the same dose and schedule of PL2200 Aspirin 325 mg and immediate release aspirin, and (ii) the diagnosis of ulceration was only confirmed by a blinded central reviewer. PL2200 Aspirin 325 mg showed a 65% lower risk of ulceration than regular aspirin over 7 days and cumulatively over day 42. The decrease in cumulative risk reduction was driven by a marked decrease in gastric ulceration on day 7 findings because no difference in duodenal ulcerations were found at day 7 and no difference in either locations was found at day 42.

  The risk of non-ulcerative erosive damage was measured by mean erosion number over a 42-day period in PL-ASA-005 study. Collectively, these data suggest that in subjects at risk for an age associated risk of GI bleeding (age 55-75), PL2200 Aspirin 325 mg (i) has a lower risk of general erosive damage for at least a period of 42 days after aspirin initiation, and (ii) is particularly useful for decreasing the risk of life-threatening upper-GI mucosal injury for at least 7 days.

  Combining the seven day endoscopy results for both PL-ASA-002 and PL-ASA-005 studies suggests a minimum reduction of 65% in the risk of upper GI ulcers.

Two studies demonstrate a 65% reduction in acute ulcer risk

  As the majority of aspirin-induced life-threatening upper-GI bleeding is due to mucosal lesions in the stomach and the greater risk of GI bleeding falls with 10 days after an ACS, PL2200 Aspirin may be an alternative to enteric coated aspirin for use after an ACS when predictable and reliable antiplatelet activity is required.

  As modified release aspirin products such as enteric coated aspirin can markedly affect pharmacokinetics (PK) and antiplatelet effects, the PK and onset of antiplatelet activity of PL2200 Aspirin 325 mg were compared to that of enteric coated aspirin in patients with diabetes mellitus without cardiovascular disease in two crossover studies (PL-ASA-004 and PL-ASA-006). This population was selected because diabetes may be a univariant risk factor for aspirin-induced GI bleeding and diabetic hypercoagulability and obesity may be risk factors for aspirin non-responsiveness.

  In these crossover studies, the rate and extent of aspirin were measured based on plasma levels of acetylsalicylic acid. The rate and extent of antiplatelet activity was measured by serum thromboxane generation, which is a direct and most accurate method of assessing the Cycloxygenase I (COX-1) in platelets. The same diabetic patients were either initially dosed with enteric coated aspirin or PL2200 Aspirin 325 mg, or vice versa, with a 2 week intervening washout period. All potential confounders, such as compliance, timing of food, concomitant drugs, drug interactions, and other factor were controlled.

Single dose pharmacokinetic/pharmacodynamic study (PK/PD)

  The comparison of the rate and extent of single dose aspirin absorption in diabetics from PL2200 Aspirin 325 mg and a leading 325 mg enteric coated aspirin product is illustrated below. Compared to enteric coated aspirin, PL2200 Aspirin 325 mg had 4.0 to 5.5, and 3.3 to 5.6 fold greater AUC 0-t and Cmax respectively, of ASA with significantly greater incidence of patients with complete depletion of platelet COX-1 (≥99.0% Inhibition of thromboxane generation over baseline or ≤ 3.1ng/mL). This greater rate and extent of absorption and enzymatic inhibition was associated with markedly less variability.

64

A. Comparison of Single Dose Aspirin Absorption

B. Incidence of Complete Aspirin Response

  Single dose A) acetylsalicylic acid and B) thromboxane depletion. Note that in these crossover studies enteric coated aspirin treated patients have minimal absorption of aspirin and reduced responsiveness. After a single dose, the greater rate and extent of absorption of PL2200 Aspirin 325 mg was associated with statistically significant greater incidence of a complete aspirin response in diabetic patients as compared with treatment with enteric coated aspirin. The incidence and 95% confidence interval of complete aspirin response of PL2200 Aspirin 325 mg and enteric coated aspirin were, respectively, 83.6% (72.78, 91.94) and 41.8% (30.10, 55.92). Source: Reliable Inhibition of Thrombocyte Activity: Comparison of PL2200 Aspirin Capsules, 325 MG and Enteric-Coated Aspirin (RITE Study), September 24, 2014

  Interestingly, many of the same patients that had complete absorption and complete inhibition of TXB2 after PL2200, had negligible absorption after enteric coated aspirin, with consequently lower COX-1 inhibition. The incidence of negligible absorption, defined as Cmax <150ng/ml, after enteric coated aspirin was 40% (14/35) in PL-ASA-004, and 24.1% (13/54) in PL-ASA-006. These data strongly suggest aspirin resistance may be simply mediated by formulation dependent bioavailability.

  In a suspected ACS patient in the United States, a loading of 325 mg Aspirin is administered to enable rapid absorption and antiplatelet activity. Aspirin may be administered in the form of a chewed enteric coated aspirin, effervescent aspirin and in the case of nil per os patients, via rectal suppository. After this loading dose, maintenance doses (81 to 325 mg) are administered to perpetuity, with ≥90% of the doses as EC coated tablets.

  Aspirin’s antiplatelet effects are known to be cumulative and may require at least 24 hours to elicit a maximal response. As such, we compared the antiplatelet activity of PL2200 Aspirin 325 mg with enteric coated aspirin, the rate and extent of COX-1 inhibition up to 4 days (in PL-ASA-004) and up to 11 days (in PL-ASA-006). In both studies, PL2200 had greater probability of eliciting an aspirin response than enteric coated aspirin, suggesting that when rapid and complete antiplatelet activity is required, as in ACS, PL2200 Aspirin may be a better choice than enteric coated aspirin; PL2200 has a 3.4x to 5.0x greater chance of achieving a complete antiplatelet response than EC ASA in two replicate studies. Although the rate of a complete aspirin response is clearly slower, enteric coated aspirin treated patients do eventually elicit a complete response after multiple doses. The 75 th percentiles indicated that by 3 hours after the first administration of PL2200 Aspirin 325 mg, at least 75% of the patients reached 99.0% inhibition, but it took over 96 hours (and 4 doses) before 75% of the patients reached 99.0% inhibition when administered enteric coated aspirin.

65

  These complete aspirin responses were eventually achieved after perfect compliance to therapy and after administration of every dose in a carefully controlled fasted state. Even after multiple doses, the variability of COX-1 inhibition is 2–3 times higher with enteric coated aspirin than with PL2200 Aspirin. In clinical practice, only approximately 50% of patients adhere to their aspirin regimen. As previously discussed, enteric coated aspirin has about 3-4 times lower bioavailability than PL2200 Aspirin, which is further exacerbated by concomitant use of food, and 25–37% of fasted doses have intrinsically no bioavailability. With approximately 63% of cardiologists (out of 504 surveyed) recommending aspirin be taken with food, coupled with the high rate of non-compliance, the use of enteric coated aspirin with these clinical realities may not be the ideal choice of aspirin to constitutively suppress the generation of thromboxane.

  For both the high risk clinical setting where the risks of cardiovascular and GI events are high, and in real clinical practice where compliance is generally poor, PL2200 Aspirin may be a more attractive choice of an aspirin dose form than enteric coated aspirin to constitutively suppress platelet derived thromboxane generation.

PL2200 has a greater chance of achieving a complete aspirin response in two studies

  Hazard ratios, a measure of risk, for two studies reveal PL2200 Aspirin has a 3.4x to 5.0x greater chance of achieving a complete antiplatelet response than enteric coated aspirin. Source: A Randomized, Actively Controlled, Crossover Pharmacodynamic Evaluation of PL2200 Versus Enteric-Coated and Immediate-Release Aspirin in Patients with Type II Diabetes, May 15, 2013; PL-ASA-004 CSR and Reliable Inhibition of Thrombocyte Activity: Comparison of PL2200 Aspirin Capsules, 325 MG and Enteric-Coated Aspirin (RITE Study).

  Overall, these studies show that PL2200 Aspirin 325 mg depletes platelet COX-1 activity in diabetics at a rate and extent that is significantly greater than enteric coated aspirin and with less variability. Enteric coated aspirin is associated with a high risk of non-responsiveness, due to lower bioavailability. For patients with cardiovascular disease and at risk for acute GI damage, PL2200 Aspirin may be an alternative with a lower risk for upper GI acute ulceration and more predicable PK and PD than enteric coated aspirin. Our findings, which show highly variable and incomplete antiplatelet activity associated with enteric coated aspirin as well as others’ studies demonstrating minimal or no evidence of improved GI safety, does not support the use of enteric coated aspirin in patients with diabetes mellitus.

FDA Approval for PL2200 Aspirin 325 mg

  Aspirin, the active ingredient in PL2200 Aspirin 325 mg, was classified into the therapeutic class for Internal Analgesic, Antipyretic, Antirheumatic Drug Products for Over-the-Counter Human Use (IAAA). The Advance Notice for Proposed Rulemaking (ANPR) was published in 1977, and in 1988, the FDA published the tentative final monograph (TFM) for IAAA. The IAAA TFM recommends appropriate labeling, including therapeutic indications, dosage instructions, and warnings about side effects and ways of preventing misuse. Although it has been updated and amended since its original publication, the IAAA monograph has not been finalized.

  PL2200 Aspirin 325 mg is different from the IAAA TFM aspirin products, as our product is the first ever liquid-filled capsule containing a lipidic suspension of aspirin. The lecithin excipient used in the drug product exceeds the approved amount listed in the FDA inactive ingredients guide (IIG) for an orally administered drug product. As a result, PL2200 Aspirin 325 mg was considered a new drug which required NDA approval for marketing. We used the 505(b)(2) NDA path. Upon FDA approval of the 505(b)(2) NDA, PL2200 Aspirin 325 mg was granted OTC labeling similar to that of monograph aspirin products. OTC aspirin, including PL2200 Aspirin 325 mg, is indicated for the temporary relief of minor aches and pains associated with a cold, headache backache, toothache, premenstrual and menstrual cramps, minor pain of arthritis, and to temporary reduce fever.

66

  All aspirin products available on the market today are being sold via the OTC monograph process. When PL2200 Aspirin 325 mg is commercialized we believe it will be the only NDA-approved OTC aspirin product available.

PL2200 Aspirin 325 mg FDA Approved OTC Indications

•	For the temporary relief of minor aches and pains associated with:
a cold headache backache toothache premenstrual & menstrual cramps minor pain of arthritis

•	temporarily reduces fever

  Although the IAAA TFM is still pending finalization, professional labeling for aspirin was finalized in 1998 to allow physicians to prescribe aspirin for cardiovascular and rheumatologic uses. With the approval of the PL2200 325 mg Aspirin (505)(b)(2) NDA, PL2200 is also eligible to be marketed to physicians for professional uses, as summarized below.

  In the “Drug Facts” section that is a required part of labeling for all aspirin products, PL2200 Aspirin will have an additional alert unique to PL2200 Aspirin—“This product contains soy.”

PL2200 Aspirin 325 mg Professional Labeling Indications

  Vascular Indications (Ischemic Stroke, (Transient Ischemic Attack (TIA), Acute Myocardial Infarction (MI), Prevention of Recurrent MI, Unstable Angina Pectoris, and Chronic Stable Angina Pectoris): Aspirin is indicated to: (1) Reduce the combined risk of death and nonfatal stroke in patients who have had ischemic stroke or transient ischemia of the brain due to fibrin platelet emboli, (2) reduce the risk of vascular mortality in patients with a suspected acute MI, (3) reduce the combined risk of death and nonfatal MI in patients with a previous MI or unstable angina pectoris, and (4) reduce the combined risk of MI and sudden death in patients with chronic stable angina pectoris.

  Revascularization Procedures (Coronary Artery Bypass Graft (CABG), Percutaneous Transluminal Coronary Angioplasty (PTCA), and Carotid Endarterectomy): Aspirin is indicated in patients who have undergone revascularization procedures (i.e. , CABG, PTCA, or carotid endarterectomy) when there is a preexisting condition for which aspirin is already indicated.

  Rheumatologic Disease Indications (Rheumatoid Arthritis, Juvenile Rheumatoid Arthritis, Spondyloarthropathies, Osteoarthritis, and the Arthritis and Pleurisy of Systemic Lupus Erythematosus (SLE)): Aspirin is indicated for the relief of the signs and symptoms of rheumatoid arthritis, juvenile rheumatoid arthritis, osteoarthritis, spondyloarthropathies, and arthritis and pleurisy associated with SLE.

  We are currently completing the development of an 81 mg strength of PL2200, which is expected to have similar indications.

Other Pipeline Opportunities Using PLxGuard™ Delivery System

  We are developing novel formulations that combine already-approved nonsteroidal anti-inflammatory drugs (NSAIDs) with our patented PLxGuard™ technology to make safer and more effective new products. We are using the PLxGuard™ delivery system to create a lipid-based formulation of ibuprofen, PL1200 Ibuprofen Capsules, 200 mg. We have an IND active with the FDA and have demonstrated bioequivalence with OTC 200 mg dose ibuprofen to support a 505(b)(2) NDA in fasted-state clinical trials at three different doses, 200 mg, 400 mg and 800 mg. Using the PL1200 formulation at Rx doses, we demonstrated better GI safety in osteoarthritic patients with equivalent analgesic and anti-inflammatory efficacy, when compared with Rx ibuprofen in a six-week endoscopy pilot clinical trial, PL-IB-002 (Lanza et al. ).

67

GI Safety Trial Comparing PL1200 Ibuprofen 200 mg with Regular Ibuprofen Using the PLxGuard™ Delivery System

Source: Lanza et al., Clinical trial: comparison of ibuprofen-phosphatidylcholine and ibuprofen on the gastrointestinal safety and analgesic efficacy in osteoarthritic patients. Aliment Pharmacol Ther, 2008, 28(4):431-42).

  Zavryl™ is a potential trademark for PL1200 Ibuprofen. This trademark has not been submitted to the FDA and there is no assurance it will be approved by the FDA.

  While we do not believe our technology will work with the entire NSAIDs class, it is possible that our technology may be successfully applied to other NSAIDs beyond aspirin and ibuprofen. For example there is preclinical data suggesting diclofenac is a viable product candidate. Diclofenac is a leading NSAID for pain and inflammation outside the United States. The National Institutes of Health has provided funding to support preclinical efforts for a GI-safer intravenous indomethacin (PL4100). We have attempted to expand the technology to other NSAIDs with limited success. A two week endoscopy trial with naproxen (PL3100 250 mg) failed to demonstrate better GI safety. From these efforts we have learned which NSAIDs are more likely to benefit from the technology. In our view the PLxGuard™ technology may also prove a novel drug delivery platform for corrosive, acid labile and insoluble and impermeable drugs providing delivery along the GI tract for many non-NSAID drugs.

Commercialization Strategy

  We plan to commercialize our branded PL2200 Aspirin products in the United States using our own commercial infrastructure. As described above in the section entitled “Risk Factors,” we have little experience with commercialization, and have no existing marketing or distribution operation. We intend to use a specialty sales force of sales representatives targeting the highest prescribers of antiplatelet medication. This includes specialists whose practices consist primarily of patients with a high risk of cardiovascular disease including cardiologists, neurologists and endocrinologists (diabetologists). We will also evaluate co-promotion opportunities with companies that have an existing sales force targeting physician groups that prescribe or recommend aspirin. We will employ appropriate medical education, direct marketing, journal advertising, electronic health record communication and social media in addition to personal promotion.

  Our focus will be on secondary prevention patients and high risk primary prevention patients, those most at risk for cardiovascular disease. We anticipate selling PL2200 Aspirin 81 mg and PL2200 Aspirin 325 mg, at retail prices of $15.00 per month and $22.50, respectively, for a thirty 30-count bottle representing a month’s supply. These potential prices may change prior to the product launches. Applying this potential pricing to the target market in the table below demonstrates an implied market opportunity. It is estimated based upon this potential pricing and an expected mix of 81 mg and 325 mg sales that each 1% market share of this target high cardiovascular risk market may represent approximately $100 million in potential annual retail sales.

68

PL2200 Initially Targets 4 Sizeable U.S. Patient Populations;
Focus is on Highest Risk Populations that Can Benefit the Most from PL2200 Aspirin.

	Secondary Coronary Artery Disease (“CAD”) Prevention	Secondary Stroke Patients (1)	Diabetes with >1 Risk Factor (2)	High Risk Primary Prevention
Definition	Patients who have previously suffered from a CAD event including myocardial infarctions, CABG and Percutaneous Coronary Intervention	Patients who have previously suffered a stroke event including: - Cerebral Vascular Accident - Transient Ischemic Attack - Carotid Endarterectomy / Stenting Patients	Patients who have been diagnosed with diabetes and have >1 risk factor	Patients over the age of 45 who also have >1 risk factor
Addressable Patient Population	~17 million	~8 million	~7 million	~15 million
81 mg Retail Market Size (3)	$2.2 billion	$1.0 billion	$1.0 billion	$2.2 billion
325 mg Retail Market Size (4)	$1.4 billion	$0.7 billion	$0.4 billion	$0.8 billion
Total Market Potential: ~ $9.7 billion ~5% of this Market = ~$500 Million of Retail Revenue

Note: CAD and Stroke assumes a 70% / 30% split between 81 mg and 325 mg while a 80% / 20% split between 81 mg and 325 mg assumed for Diabetes and Primary Prevention.

(1)Omits hemorrhagic and cardioembolic population

(2)Omits population with CVD and those accounted for within primary prevention

(3)Proposed retail pricing of $0.50 per 81 mg dose taken daily

(4)Proposed retail pricing of $0.75 per 325 mg dose taken daily

Manufacturing

  We do not own or operate manufacturing facilities for the production of our product candidates, nor do we have plans to develop or own manufacturing operations in the foreseeable future. We currently rely on third-party contract manufacturers for all of our required ingredients and finished products for PL2200 Aspirin and other product candidates. We do not have any long term contracts with any of these third parties. We do not have any contractual relationships for the manufacture of commercial supplies of PL2200 Aspirin or other product candidates if they are approved. We have identified a preferred contract manufacturer and packager for commercial supplies of PL2200 Aspirin and intend to enter into negotiations with them following a successful offering. As commercial sales grow it is anticipated we will enter into agreements with one or more back-up manufacturers as appropriate for additional commercial production of PL2200 or other product candidates. We currently employ internal resources to manage our manufacturing contractors. The relevant manufacturers and potential manufacturers of PL2200 Aspirin have orally advised us that they are compliant with both current Good Manufacturing Practices or cGMP, and current Good Laboratory Practices, or cGLP.  There can be no assurance that PL2200 Aspirin or other product candidates, if approved, can be manufactured in sufficient commercial quantities, in compliance with regulatory requirements and at an acceptable cost.

  We and our contract manufacturers are and will be subject to extensive government regulation in connection with the manufacture of any pharmaceutical product.  We and our contract manufacturers must ensure that all of the processes, methods and equipment are compliant with cGMP and cGLP for drugs on an ongoing basis, as mandated by the FDA and other regulatory authorities, and conduct extensive audits of vendors, contract laboratories and suppliers. We believe that most of the ingredients we require to manufacture PL2200 Aspirin are readily available from multiple suppliers and are commonly used in the pharmaceutical industry. One key ingredient is currently limited to a single provider, Lipoid GmbH (“Lipoid”), who supplies cGMP lecithin and is a leader in supplying high quality lipids to the global pharmaceutical industry.  Lipoid is subject to a confidentiality agreement and developed this cGMP lecithin with PLx over a several year period and currently we are the only buyer of this product. Lipoid has represented the capability to provide this product from two different manufacturing sites in Germany mitigating the risk of a shutdown at one site ceasing supply. We intend to negotiate a supply contract with Lipoid prior to commercially launching PL2200 Aspirin. We do not at this time have any long term contract with Lipoid for the supply of commercial quantities of this product, and there can be no assurances that Lipoid will be able to supply sufficient commercial quantities in compliance with regulatory requirements at an acceptable cost.

69

Competition

  The pharmaceutical industry is characterized by rapidly advancing technologies, intense competition and a strong emphasis of proprietary products.  We face competition and potential competition from a number of sources, including pharmaceutical and biotechnology companies, generic drug companies, drug delivery companies and academic and research institutions.  We believe the key competitive factors that will affect the development and commercial success of our product candidates include the therapeutic efficacy, safety and tolerability profiles and cost.  Many of our competitors have substantially greater financial, technical and human resources that we do, as well as more experience in the development of product candidates, obtaining FDA and other regulatory approvals of products, and the commercialization of those products.  Consequently, our competitors may develop products that may be more effective, better tolerated and less costly than our products candidates.  Our competitors may also be more successful in manufacturing and marketing their products than we are.  We will also face competition in recruiting and retaining qualified personnel and establishing clinical trial sites and patient enrollment in clinical trials.

  PL2200 Aspirin faces competition from many companies with aspirin products.  These include branded products from Bayer AG, Prestige Brands, Inc. (Ecotrin, Goody’s, BC Powder) and Bedrock Brands LLC (St. Joseph) and private label or store brands (CVS, Walgreens).  Aspirin is approved in the United States for multiple uses.  In addition to cardiovascular disease prevention and treatment aspirin may be used for the treatment of pain, inflammation and fever.  There are a variety of aspirin and NSAID products in various stages of development in the United States and globally that represent potential competition when and if they become approved by the FDA and are commercialized.  Companies and academic institutions involved include Pozen, Inc. (Yosprala), New Haven Pharmaceuticals, Inc. (Durlaza), Takeda Pharmaceutical Company Limited (Takepron), Oxford Pharmascience Group Plc, Antibe Therapeutics Inc. and The City College of New York.  PL2200 Aspirin and other pain and inflammation product candidates such as PL1200 Ibuprofen will face competition from many firms.  These include OTC and prescription products.  Major competitors include Pfizer Inc. (Advil), Johnson & Johnson (MotrinIB, Tylenol), Bayer AG (Aleve) and private label or store brands (CVS, Walgreens).

  The aspirin market is currently predominantly composed of generic products either branded (e.g. Bayer) or private label (e.g. CVS).  PL2200 Aspirin 325 mg is the only liquid-fill aspirin capsule product to be approved the FDA.  PL2200 Aspirin went through a different regulatory approval process than the current OTC aspirin products being marketed in the US.  PL2200 was approved under the 505(b)(2) New Drug Application process and when launched is expected to be the only OTC available aspirin based product that successfully passed this rigorous process.  We believe the clinical trials that demonstrated superior efficacy and safety will assist PLx in differentiating PL2200 Aspirin from the competition.  Other product candidates will undergo clinical trials to provide differentiation as part of their product development and commercialization.

Intellectual Property

  Our success depends, in part, upon our ability to protect our core novel technology.  To establish and protect our proprietary rights we rely on a combination of patents, patent applications, trademarks, copyrights, trade secrets and know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements, and other contractual rights.

  On January 8, 2003 we entered into a worldwide, exclusive license agreement with The Board of Regents of the University of Texas System which was amended multiple times and restated December 11, 2009 and subsequently amended April 15, 2011 and December 17, 2011.  The patents in-licensed under this agreement constitute an important part of our intellectual property.  This family of patents includes composition of matter, methods of manufacturing and methods of treatment that provides protection for PL2200 Aspirin, PL1200 Ibuprofen and other NSAID product candidates in the United States and in a number of global markets.  A summary the patents and expiration dates is herein:

Methods and compositions employing formulations of lecithin oils and NSAIDs for protecting the gastrointestinal tract

  Issued:  Three U.S. patents expiring on March 1, 2022 or on March 23, 2022 and 36 additional countries expiring December 19, 2021

  Pending:  One U.S. patent application (seeking expansion of claims) and two foreign patent applications (Brazil and Hong Kong)

70

Compositions and methods for treating and/or ameliorating cancer, the onset of cancers or the symptoms of cancers

  Issued:  United States, Australia, Canada, China, Hong Kong and Singapore expiring August 2, 2024

Sterile preparations of phospholipids and anti-inflammatory pharmaceuticals and methods of making and using same

  Issued:  Australia, Canada, India, Israel and Singapore expiring August 2, 2024

Parenteral preparations of GI-safer phospholipid-associated anti-inflammatories and methods of preparation and use

  Issued:  France, Germany, Italy, Netherlands, Spain, Switzerland and United Kingdom expiring July 25, 2027

Purified phospholipid non-steroidal anti-inflammatory drug associated compositions and methods of preparing and using same

  Issued:  United States expiring June 3, 2026 and Australia and Mexico expiring October 12, 2025

  We have developed our own patent applications which if issued with claims as filed will provide patent protection for PL2200 Aspirin, other NSAID products and will broaden the opportunity for new products to include many different drug classes.  The pH dependent carriers for targeted release of pharmaceuticals along the gastrointestinal tract, compositions therefrom and making and using same family of patent applications are pending in the US, Europe, Australia, Canada, China, Hong Kong, India, Japan, Mexico and South Korea and if issued with claims as filed are expected to provide patent protection through September 29, 2032. In the United States we have recently received Notice of Allowance for two patent applications that relate to NSAIDs.

  US patent no. 8,865187 “Compositions comprising lecithin oils and NSAIDs for protecting the gastrointestinal tract and providing enhanced therapeutic activity” and US patent no. 9,101637 “Methods of treating inflammation with compositions comprising lecithin oils and NSAIDs for protecting the gastrointestinal tract and providing enhanced therapeutic activity” are listed in the FDA Orange Book. As new patents are issued relative to FDA approved products such as PL2200 Aspirin they will be added to the Orange Book and, as new products are approved by the FDA, the relevant patents will be added to the Orange Book. The Orange Book lists patents that protect each drug. Patent listings and use codes are provided by the drug application owner, and the FDA is obliged to list them. In order for a generic drug manufacturer to win approval of a drug under the Hatch-Waxman Act, the generic manufacturer must certify that they will not launch their generic until after the expiration of the Orange Book-listed patent, or that the patent is invalid, unenforceable, or that the generic product will not infringe the listed patent.

  The term of individual patents depends upon the legal term for patents in the countries in which they are granted. In most countries, including the United States, the patent term is generally 20 years from the earliest claimed filing date of a non-provisional patent application in the applicable country. In the United States, a patent’s term may, in certain cases, be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office in examining and granting a patent, or may be shortened if a patent is terminally disclaimed over a commonly owned patent or a patent naming a common inventor and having an earlier expiration date. The Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Act, permits a patent term extension of up to five years beyond the expiration date of a U.S. patent as partial compensation for the length of time the drug is under regulatory review.

License Agreements

UT License Agreement

  On January 8, 2003, we entered into a worldwide, exclusive license agreement with The Board of Regents of the University of Texas System which was amended and restated December 11, 2009, and subsequently amended April 15, 2011, and December 17, 2011.  The patents in-licensed under this agreement constitute an important part of our intellectual property.  This family of patents includes composition of matter, methods of manufacturing and methods of treatment that provides protection for PL2200 Aspirin, PL1200 Ibuprofen and other NSAID product candidates in the United States and in a number of global markets.  The Board of Regents of the University of Texas System granted us an exclusive license under its patents and know-how related to their NSAID-phospholipid technology to develop and commercialize NSAID products for use anywhere in the world.  Certain of the technology was developed with government funding, and the exclusivity of our license is therefore subject to certain retained rights of the U.S. federal government.  We are responsible for the development and commercialization of the licensed products under the agreement.  The agreement is in effect as long as the patents are valid and we may terminate this agreement at our option with appropriate notice.  Also, if we fail to actively attempt to commercialize licensed products for a specific period of time, The Board of Regents of the University of Texas System may have the option to terminate or limit the exclusivity of the license in certain territories. The agreement provides for milestone payments related to the first product to obtain regulatory approval to sell a licensed product that have been paid.  The agreement provides for future potential milestone payments based upon the aggregate revenue from the sale of all licensed products in aggregate totaling $350,000.  It is unlikely that any of these milestones will be triggered in the next twelve months. In addition to the milestone payments we will owe a royalty on the net sales of the licensed products.  The amount of the royalty depends upon who is selling the product.  Should PLx commercialize a product ourselves there is a running royalty obligation in the low single digit range based upon net sales.  If a product is commercialized by another company under a sublicense agreement with PLx then The Board of Regents of the University of Texas System receives a share of consideration received by PLx that is in the low double digit range.  There is a minimum annual royalty payment obligation.  We prosecute and maintain the licensed patents at our expense.  We are responsible for prosecution and control any action for infringement related to any product that does, or may, compete with one of our marketed licensed products and any claim within a licensed patent that covers or relates to such marketed licensed product.

71

International License Agreement with Lee’s

  On March 12, 2012, PLx entered into a license agreement with Lee’s Pharmaceutical Holdings Limited, Zhaoke Pharmaceutical (HEFEI) Co. Ltd and Lee’s Pharmaceutical (Guangzhou) Limited (collectively, Lee’s) granting Lee’s exclusive rights to develop PL2200 Aspirin in the People’s Republic of China including Hong Kong and Macao special Administrative Regions.  This agreement was amended on December 31, 2013, and amended and restated effective June 19, 2015.  With the latest amendment and restatement Lee’s was granted an option until December 31, 2016, to negotiate for additional territory including Cambodia, Indonesia, Laos, Malaysia, Myanmar, Papua New Guinea, Philippines, Singapore, Taiwan, Thailand and Vietnam.  This agreement is a sublicense of The Board of Regents of the University of Texas System patents providing Lee’s access to these and the PLx patents. As such, under the terms of the main license with The Board of Regents of the University of Texas System, any sublicense is automatically assigned to the University of Texas if the main license agreement is terminated for any reason. Lee’s is responsible for developing and commercializing licensed products in their territories and has certain clinical and regulatory obligations.  Lee’s will develop a 100 mg PL2200 Aspirin and conduct bioequivalence, pharmacodynamics and endoscopy clinical studies appropriate for approval in China and other licensed territories.  We prosecute and maintain the licensed patents and are reimbursed by Lee’s for this expense.  Lee’s is responsible to prosecute and control any action for infringement related to any product that does, or may, compete with the marketed licensed products and any claim within a licensed patent that covers or relates to such marketed licensed product.  PLx has received $400,000 in payments per the terms of the contract, which does not provide for any additional milestone payments in the future.  Lee’s will pay a royalty in the low double digit range based upon net sales until the expiration of the last patent.  At that time the royalty will reduce.  There is a minimum annual royalty obligation.  Lee’s may terminate the agreement with appropriate notice.

Government regulation

  Government authorities in the United States, at the federal, state and local level, in the European Union and in other countries and jurisdictions extensively regulate, among other things, the research, development, testing, manufacture, including any manufacturing changes, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, import and export of pharmaceutical products such as those we are developing. The processes for obtaining regulatory approvals in the United States and in foreign countries and jurisdictions, along with subsequent compliance with applicable statutes and regulations, require the expenditure of substantial time and financial resources.

U.S. drug approval process

  In the United States, the FDA regulates drugs under the federal Food, Drug, and Cosmetic Act, or FDCA, and implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to a variety of administrative or judicial sanctions, such as the FDA’s refusal to approve pending NDAs, withdrawal of an approval, imposition of a clinical hold, issuance of untitled or warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties.

  The process required by the FDA before a drug may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests, animal studies and formulation studies in compliance with the FDA’s current good laboratory practice, or cGLP, regulations;
•	submission to the FDA of an IND which must become effective before human clinical trials may begin;
•	approval by an independent institutional review board, or IRB, at each clinical site before each trial may be initiated;
•	performance of adequate and well-controlled human clinical trials in accordance with current good clinical practices, or cGCP, to establish the safety and efficacy of the proposed drug or biological product for each indication;

72

•	submission to the FDA of an NDA;
•	satisfactory completion of an FDA advisory committee review, if applicable;
•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with cGMP, and to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity; and
•	FDA review and approval of the NDA.

Preclinical studies and submission of an IND

Preclinical studies include laboratory evaluation of product chemistry, toxicity and formulation, as well as animal studies to assess its potential safety and efficacy. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data and any available clinical data or literature, among other things, to the FDA as part of an IND. Some preclinical testing may continue even after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence.

Clinical trials

Clinical trials involve the administration of the investigational new drug to human subjects under the supervision of qualified investigators in accordance with cGCP requirements, which include the requirement that all research subjects provide their informed consent (assent, if applicable) in writing for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. In addition, an institutional review board, or IRB, at each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution. Information about certain clinical trials must be submitted within specific timeframes to the National Institutes of Health, or NIH, for public dissemination on their ClinicalTrials.gov website.

Human clinical trials are typically conducted in three sequential phases, which may overlap or be combined:

•	Phase 1: The drug is initially introduced into healthy human subjects or patients with the target disease or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an early indication of its effectiveness.
•	Phase 2: The drug is administered to a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.
•	Phase 3: The drug is administered to an expanded patient population, generally at geographically dispersed clinical trial sites, in well-controlled clinical trials to generate enough data to statistically evaluate the efficacy and safety of the product for approval, to establish the overall risk-benefit profile of the product, and to provide adequate information for the labeling of the product. In most cases, the FDA requires two adequate and well controlled Phase 3 clinical trials to demonstrate the efficacy of the drug. A single Phase 3 trial with other confirmatory evidence may be sufficient in rare instances where the study is a large multicenter trial demonstrating internal consistency and a statistically very persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and confirmation of the result in a second trial would be practically or ethically impossible.

  Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, or at all. Furthermore, the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the clinical trial patients are being exposed to an unacceptable health risk. The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.

73

Marketing approval

  Assuming successful completion of the required clinical testing, the results of the preclinical and clinical studies, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA requesting approval to market the product for one or more indications. In most cases, the submission of an NDA is subject to a substantial application user fee, which is typically increased annually. Under the new Prescription Drug User Fee Act, or PDUFA, guidelines that are currently in effect, the FDA has a goal of ten months from the date of the FDA’s acceptance for filing of a standard non-priority NDA to review and act on the submission.

  The FDA also may require submission of a risk evaluation and mitigation strategy, or REMS, plan to mitigate any identified or suspected serious risks. The REMS plan could include medication guides, physician communication plans, assessment plans and elements to assure safe use, or ETASU, such as restricted distribution methods, patient registries or other risk minimization tools.

  The FDA conducts a preliminary review of all NDAs within the first 60 days after submission, before accepting them for filing, to determine whether they are sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA reviews an NDA to determine, among other things, whether the drug is safe and effective and the facility in which it is manufactured, processed, packaged or held meets standards designed to assure the product’s continued safety, quality and purity. The FDA may refer an application for a novel drug to an advisory committee, which is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

  Before approving an NDA, the FDA typically will inspect the facility or facilities where the product is manufactured, which is not under the control of the product sponsor. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with cGCP.

  After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If, or when, those conditions have been met to the FDA’s satisfaction, the FDA will issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications.

  Even if the FDA approves a product, it may limit the approved indications for use for the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a drug’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution restrictions or other risk management mechanisms, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Post-approval requirements

  Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims are subject to prior FDA review and approval. There also are continuing, annual user fee requirements for any marketed products and the establishments at which such products are manufactured, as well as new application fees for supplemental applications with clinical data.

  The FDA may impose a number of post-approval requirements as a condition of approval of an NDA. For example, the FDA may require post-marketing testing, including Phase 4 clinical trials, and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization.

  In addition, drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and state agencies, and are subject to periodic unannounced inspections by the FDA and these state agencies to determine compliance with cGMP requirements. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend significant time, money and effort in the area of production and quality control to maintain cGMP compliance.

74

  Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;
•	fines, untitled or warning letters or holds on post-approval clinical trials;
•	refusal of the FDA to approve pending NDAs or supplements to approved NDAs, or suspension or revocation of product license approvals;
•	product seizure or detention, or refusal to permit the import or export of products; or
•	injunctions or the imposition of civil or criminal penalties.

  The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label, although doctors may prescribe drugs for off-label purposes.

  The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

  In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act, or PDMA, which regulates the distribution of drugs and drug samples at the federal level, and sets minimum standards for the registration and regulation of drug distributors by the states. In addition, prescription drug manufacturers in the United States must comply with applicable provisions of the Drug Supply Chain Security Act and provide and receive product tracing information, maintain appropriate licenses, ensure they only work with other properly licensed entities, and have procedures in place to identify and properly handle suspect and illegitimate products.

Section 505(b)(2) NDAs

Most drug products obtain FDA marketing approval pursuant to an NDA or an abbreviated new drug application, or ANDA. A third alternative is a special type of NDA, commonly referred to as a Section 505(b)(2) NDA, which enables the applicant to rely, in part, on FDA’s prior findings of safety and/or effectiveness for a similar product or published literature in support of its application.

505(b)(2) NDAs often provide an alternate path to FDA approval for new or improved formulations or new uses of previously approved products. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by, or for, the applicant and for which the applicant has not obtained a right of reference. If the 505(b)(2) applicant can establish that reliance on FDA’s prior findings of safety and/or effectiveness is scientifically appropriate, it may eliminate the need to conduct certain preclinical or clinical studies of the new product. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new product candidate for all, or some, of the indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.

Hatch-Waxman exclusivity

Marketing exclusivity provisions under the FDCA can delay the submission or the approval of certain applications for competing products. The FDCA provides a five-year period of non-patent exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity, or NCE, if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the NCE exclusivity period, the FDA may not accept for review an Abbreviated New Drug Application, or ANDA, or a 505(b)(2) NDA submitted by another company that references the previously approved drug. However, an ANDA or 505(b)(2) NDA may be submitted after four years if it contains a certification of patent invalidity or non-infringement (a Paragraph IV certification). If the ANDA or 505(b)(2) applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days of the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of 30 months, expiration of the patent, settlement of the lawsuit, or a decision in the infringement case that is favorable to the ANDA applicant.

75

The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA or 505(b)(2) NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant, are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages, strengths or dosage forms of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and, as a general matter, does not prohibit the FDA from approving ANDAs or 505(b)(2) NDAs for generic versions of the original, unmodified drug product. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Orphan drug designation and exclusivity

In the United States, the Orphan Drug Act provides incentives for the development of products intended to treat rare diseases or conditions. Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making a drug or biological product available in the United States for this type of disease or condition will be recovered from sales of the product. If a sponsor demonstrates that a drug is intended to treat rare diseases or conditions, the FDA will grant orphan designation for that product for the orphan disease indication. Orphan designation must be requested before submitting an NDA. After the FDA grants orphan product designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation, however, does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

Orphan drug designation provides manufacturers with research grants, tax credits, and eligibility for orphan drug exclusivity. If a product that has orphan drug designation subsequently receives the first FDA approval of the active moiety for that disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which for seven years prohibits the FDA from approving another product with the same active ingredient for the same indication, except in limited circumstances. If a drug designated as an orphan product receives marketing approval for an indication broader than the orphan indication for which it received the designation, it will not be entitled to orphan drug exclusivity. Orphan exclusivity will not bar approval of another product under certain circumstances, including if a subsequent product with the same active ingredient for the same indication is shown to be clinically superior to the approved product on the basis of greater efficacy or safety, or providing a major contribution to patient care, or if the company with orphan drug exclusivity is not able to meet market demand. Further, the FDA may approve more than one product for the same orphan indication or disease as long as the products contain different active ingredients. Moreover, competitors may receive approval of different products for the indication for which the orphan product has exclusivity or obtain approval for the same product but for a different indication for which the orphan product has exclusivity.

PL4100 Indomethacin for Patent Ductus Arteriosus (PDA), a heart condition affecting infants, may be able to qualify for orphan drug designation, because PDA affects fewer than 200,000 individuals in the United States. (The number of registered births in the United States for 2013 was 3,932,181, while the estimated incidence of PDA in children born in the United States at term is between 0.02% and 0.006% of births. Assuming the higher percentage of 0.02% this represents only 78,644 infants a year). An evaluation and determination will occur later in this product’s development, should the product advance further.

In the European Union, the EMA’s Committee for Orphan Medicinal Products, or COMP, grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of life-threatening or chronically debilitating conditions affecting not more than 5 in 10,000 persons in the European Union community. Additionally, designation is granted for products intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in the European Union would be sufficient to justify the necessary investment in developing the drug.

In the European Union, orphan drug designation entitles a party to financial incentives such as reduction of fees or fee waivers and ten years of market exclusivity is granted following drug approval. This period may be reduced to six years if the orphan drug designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity.

Orphan drug designation must be requested before submitting an application for marketing approval. Orphan drug designation does not convey any advantage in, or shorten the duration of the regulatory review and approval process.

76

New legislation and regulations

From time to time, legislation is drafted, introduced and passed in Congress that could significantly change the statutory provisions governing the testing, approval, manufacturing and marketing of products regulated by the FDA. In addition to new legislation, FDA regulations and policies are often revised or interpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether further legislative changes will be enacted or FDA regulations, guidance, policies or interpretations will be changed, or what the impact of such changes, if any, may be.

Foreign regulation

In order to market any product outside of the United States, we would need to comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety and efficacy and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of our products. The cost of establishing a regulatory compliance system for numerous varying jurisdictions can be very significant. Whether or not we obtain FDA approval for a product, we would need to obtain the necessary approvals by the comparable foreign regulatory authorities before we can commence clinical trials or marketing of the product in foreign countries and jurisdictions. Although many of the issues discussed above with respect to the United States apply similarly in the context of the European Union, the approval process varies between countries and jurisdictions and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries and jurisdictions might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country or jurisdiction does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country or jurisdiction may negatively impact the regulatory process in others.

Pursuant to the European Clinical Trials Directive, a system for the approval of clinical trials in the European Union has been implemented through national legislation of the member states. Under this system, we must obtain approval from both the competent national authority of a European Union member state in which the clinical trial is to be conducted, and a favorable opinion from the competent ethics committee. Our clinical trial application must be accompanied by an investigational medicinal product dossier with supporting information prescribed by the European Clinical Trials Directive and corresponding national laws of the member states and further detailed in applicable guidance documents.

To obtain marketing approval of a drug under European Union regulatory systems, we may submit a Marketing Authorization Application, or MAA, either under a centralized or decentralized procedure. The centralized procedure provides for the grant of a single marketing authorization by the European Commission that is valid for all European Union member states. The centralized procedure is compulsory for specific products, including medicines produced by certain biotechnological processes, products designated as orphan medicinal products, advanced therapy products and products with a new active substance indicated for the treatment of certain diseases. For products with a new active substance indicated for the treatment of other diseases and products that are highly innovative or for which a centralized process is in the interest of patients, the centralized procedure may be optional. Under the centralized procedure, the Committee for Medicinal Products for Human Use, or the CHMP, established at the EMA is responsible for conducting the initial assessment of a drug. The CHMP also is responsible for several post-authorization and maintenance activities, such as the assessment of modifications or extensions to an existing marketing authorization. Under the centralized procedure in the European Union, the maximum timeframe for the evaluation of an MAA is 210 days, excluding clock stops, when additional information or written or oral explanation is requested by the CHMP but has not yet been provided. Accelerated evaluation might be granted by the CHMP in exceptional cases, when a medicinal product is of major interest from the point of view of public health and in particular from the viewpoint of therapeutic innovation. In this circumstance, the EMA ensures that the opinion of the CHMP is given within 150 days.

The decentralized procedure is available to applicants who wish to market a product in various European Union member states where such product has not previously received marketing approval in any European Union member state. The decentralized procedure provides for approval by one or more other, or concerned, member states of an assessment of an application performed by one member state designated by the applicant, known as the reference member state. Under this procedure, an applicant submits an application based on identical dossiers and related materials, including a draft summary of product characteristics, and draft labeling and package leaflet, to the reference member state and concerned member states. The reference member state prepares a draft assessment report and drafts of the related materials within 120 days after receipt of a valid application. Within 90 days of receiving the reference member state’s assessment report and related materials, each concerned member state must decide whether to approve the assessment report and related materials.

If a member state cannot approve the assessment report and related materials on the grounds of potential serious risk to public health, the disputed points are subject to a dispute resolution mechanism and may eventually be referred to the European Commission, whose decision is binding on all member states.

77

In the European Union, new chemical entities qualify for eight years of data exclusivity upon marketing authorization and an additional two years of market exclusivity. This data exclusivity, if granted, prevents regulatory authorities in the European Union from referencing the innovator’s data to assess a generic (abbreviated) application for eight years, after which generic marketing authorization can be submitted, and the innovator’s data may be referenced, but not approved for two years. The overall ten-year period will be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. Even if a compound is considered to be a new chemical entity and the sponsor is able to gain the prescribed period of data exclusivity, another company nevertheless could also market another version of the drug if such company can complete a full MAA with a complete database of pharmaceutical test, preclinical tests and clinical trials and obtain marketing approval of its product.

Pharmaceutical coverage, pricing and reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any drug products for which we may obtain regulatory approval. Sales of any of our product candidates, if approved, will depend, in part, on the extent to which the costs of the products will be covered by third-party payors, including government health programs such as Medicare and Medicaid, commercial health insurers and managed care organizations. The process for determining whether a third-party payor will provide coverage for a drug product typically is separate from the process for setting the price of a drug product or for establishing the reimbursement rate that a payor will pay for the drug product once coverage is approved. Third-party payors may limit coverage to specific drug products on an approved list, also known as a formulary, which might not include all of the approved drugs for a particular indication.

In order to secure coverage and reimbursement for any product that might be approved for sale, we may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, in addition to the costs required to obtain FDA or other comparable regulatory approvals. Whether or not we conduct such studies, our product candidates may not be considered medically necessary or cost-effective. A third-party payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Third party reimbursement may not be sufficient to enable us to maintain price levels high enough to realize an appropriate return on our investment in product development.

The containment of healthcare costs has become a priority of federal, state and foreign governments, and the prices of drugs have been a focus in this effort. Third-party payors are increasingly challenging the prices charged for medical products and services, examining the medical necessity and reviewing the cost-effectiveness of drug products and medical services and questioning safety and efficacy. If these third-party payors do not consider our products to be cost-effective compared to other available therapies, they may not cover our products after FDA approval or, if they do, the level of payment may not be sufficient to allow us to sell our products at a profit. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs to limit the growth of government-paid healthcare costs, including price controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs. Adoption of such controls and measures, and tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for pharmaceuticals such as our drug product candidates and could adversely affect our net revenue and results.

Pricing and reimbursement schemes vary widely from country to country. Some countries provide that drug products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost-effectiveness of a particular product candidate to currently available therapies. For example, the European Union provides options for its member states to restrict the range of drug products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. European Union member states may approve a specific price for a drug product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the drug product on the market. Other member states allow companies to fix their own prices for drug products, but monitor and control company profits. The downward pressure on healthcare costs in general, particularly prescription drugs, has become intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert competitive pressure that may reduce pricing within a country. Any country that has price controls or reimbursement limitations for drug products may not allow favorable reimbursement and pricing arrangements for any of our products.

The marketability of any products for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care in the United States has increased and we expect will continue to increase the pressure on drug pricing. Coverage policies, third-party reimbursement rates and drug pricing regulation may change at any time. In particular, the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, which we collectively refer to as the Affordable Care Act or ACA, contains provisions that have the potential to substantially change healthcare financing, including impacting the profitability of drugs. For example, the Affordable Care Act revised the methodology by which rebates owed by manufacturers to the state and federal government for covered outpatient drugs under the Medicaid Drug Rebate Program, extended the Medicaid Drug Rebate Program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations and subjected manufacturers to new annual fees and taxes for certain branded prescription drugs. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

78

Healthcare law and regulation

Healthcare providers, physicians and third-party payors play a primary role in the recommendation and prescribing of any product candidates for which we may obtain marketing approval. Our business operations and arrangements with investigators, healthcare professionals, consultants, third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations. These laws may constrain the business or financial arrangements and relationships through which we research, market, sell and distribute our products that obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations, include, but are not limited to, the following:

•	the federal healthcare Anti-Kickback Statute prohibits, among other things, persons or entities from knowingly and willfully soliciting, offering, receiving or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, lease, order or recommendation of, any good, facility, item or service, for which payment may be made, in whole or in part, under a federal healthcare program such as Medicare and Medicaid;
•	the federal false claims laws and civil monetary penalties law impose penalties and provide for civil whistleblower or qui tam actions against individuals or entities for, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment or approval that are false or fraudulent or making a false record or statement to avoid, decrease or conceal an obligation to pay money to the federal government;
•	the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, among other things, imposes criminal liability for knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;
•	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act and its implementing regulations, also imposes certain obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information without written authorization;

•	the federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;
•	the federal transparency requirements under the Affordable Care Act require manufacturers of drugs, devices, biologics and medical supplies to report annually to the U.S. Department of Health and Human Services, or HHS, information related to payments and other transfers of value to physicians and teaching hospitals and certain physician ownership and investment interests; and
•	analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, that may apply to our business operations, including our sales or marketing arrangements, and claims involving healthcare items or services reimbursed by governmental third-party payors, and in some instances, also such claims reimbursed by non-governmental third-party payors, including private insurers.

Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures. State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and/or administrative penalties, damages, fines, disgorgement, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we expect to do business are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

79

NDA vs. OTC Monograph products

OTC drugs can be brought to market via two routes: the NDA approval process and the OTC monograph process. A drug product is eligible to be brought to market via the OTC monograph process if it is not a new drug, and the drug product meets the FDA’s established conditions for general recognition of safety and effectiveness (GRASE). The OTC drug monographs are a kind of “rule book” of conditions for each therapeutic category covering acceptable ingredients, uses (indications), doses, formulations, labeling, and testing.

The OTC Drug Review is a three-phase public rulemaking process established by FDA to evaluate the safety and effectiveness of OTC drug products marketed in the United States prior to May 11, 1972. The three-phase rulemaking process can be summarized as follows:

•	1. Advisory Review Panel – Advisory review panel appointed by FDA analyzes data available on OTC drug active ingredients to determine if the active ingredients can be classified as GRASE, not GRASE, or insufficient data are available. Results of the advisory review panel’s analyses are published in the Federal Register as an Advance Notice for Proposed Rulemaking (ANPR).
•	2. Tentative Final Monograph –After the FDA reviews the advisory review panels’ findings, as well as additional data that may have become available and public’s comments, the Agency publishes its conclusions in the Federal Register as a Proposed Rule also called a Tentative Final Monograph (TFM).
•	3. Final Monograph – After publication of the TFM, a period of time is allotted for interested parties to submit comments or data in response to the agency’s proposal. The final regulations in the form of drug monographs provide a standard for GRASE OTC drug products.

If a product deviates from the conditions under the TFM or final monograph and was not marketed before May 1972, then the drug product is considered a new drug and requires an NDA to be legally marketed. Aspirin was classified into the therapeutic class for Internal Analgesic, Antipyretic, and Antirheumatic Drug Products (IAAA). The ANPR was published in 1977, and in 1988, the FDA published the TFM for IAAA. The IAAA TFM recommends appropriate labeling, including therapeutic indications, dosage instructions, and warnings about side effects and ways of preventing misuse. Although it has been updated and amended since its original publication, the IAAA monograph has not been finalized.

Differences between the NDA approval process and the OTC monograph process are listed below.

NDA Approval Process	OTC Monograph Process
Pre-market approval – FDA review and approves formulation and labeling prior to marketing.	No pre-market approval – FDA sets forth specific conditions for GRASE, or in the case of a developing monograph, sets forth conditions that allow for continued marketing pending a final monograph.
Confidential filing	Public process
Drug-product specific	Active ingredient-specific and evaluated by OTC drug category
May require a user fee	No user fees
Potential for marketing exclusivity	No marketing exclusivity
FDA review timelines	Manufacturers responsible for ensuring compliant product with no FDA-mandated review (either pre- or post-market)
May require clinical studies, including studies on label comprehension and actual use	Generally does not require clinical studies. Label comprehension and actual use studies are not required for ingredients already covered by a final or tentative final monograph.
Approved labeling is unique to the drug	Labeling is defined by the monograph. Once marketed, FDA can review the complete labeling at any time to determine whether it is truthful or misleading.
Approved NDA is “license” to market	Final monograph is open to anyone
Trade name reviewed prior to marketing	No review of trade name prior to marketing. Once marketed, FDA can review the trade name at any time.

When PL2200 Aspirin 325 mg is commercialized, we believe it will be the only NDA-approved OTC aspirin product available. Approval of the PL2200 NDA granted PL2200 labeling similar to that of monograph aspirin products.

Professional Labeling

Although the IAAA TFM has not been finalized for OTC use, final regulations for the professional labeling of aspirin were published in 1988. Professional labeling is labeling that provides specific information to health professionals for uses not included in OTC drug labeling. Professional labeling can be provided solely to healthcare professionals. Professional labeling may not be used on consumer products or on on consumer-directed labeling. Under the IAAA regulations for professional labeling of aspirin, patients can only use aspirin for cardiovascular-related uses when directed to do so by a physician.

80

Professional labeling for aspirin includes the following indications:

Vascular Indications (Ischemic Stroke, Transient Ischemic Attack (TIA), Acute Myocardial Infarction (MI), Prevention of Recurrent MI, Unstable Angina Pectoris, and Chronic Stable Angina Pectoris): Aspirin is indicated to: (1) Reduce the combined risk of death and nonfatal stroke in patients who have had ischemic stroke or transient ischemia of the brain due to fibrin platelet emboli, (2) reduce the risk of vascular mortality in patients with a suspected acute MI, (3) reduce the combined risk of death and nonfatal MI in patients with a previous MI or unstable angina pectoris, and (4) reduce the combined risk of MI and sudden death in patients with chronic stable angina pectoris.

Revascularization Procedures (Coronary Artery Bypass Graft (CABG), Percutaneous Transluminal Coronary Angioplasty (PTCA), and Carotid Endarterectomy): Aspirin is indicated in patients who have undergone revascularization procedures (i.e., CABG, PTCA, or carotid endarterectomy) when there is a preexisting condition for which aspirin is already indicated.

Rheumatologic Disease Indications (Rheumatoid Arthritis, Juvenile Rheumatoid Arthritis, Spondyloarthropathies, Osteoarthritis, and the Arthritis and Pleurisy of Systemic Lupus Erythematosus (SLE)): Aspirin is indicated for the relief of the signs and symptoms of rheumatoid arthritis, juvenile rheumatoid arthritis, osteoarthritis, spondyloarthropathies, and arthritis and pleurisy associated with SLE.

FDA Oversight vs. FTC Oversight

Since 1971, the FDA and the Federal Trade Commission (FTC) have had a Memorandum of Understanding in place which dictates that the FDA has primary responsibility over OTC drug labeling, while the FTC has primary responsibility over OTC drug advertising.

	Rx Products	OTC Products
Labeling	FDA	FDA
Advertising	FDA	FTC

For an NDA-approved product, OTC labeling, including the labeling on the box, must be submitted for review and approval prior to distribution. As indicated above, this is different from monograph products, which are not subjected to FDA’s labeling review and approval processes prior to launching to market. Advertising for OTC products is under the purview of the FTC. Promotional material (including print, radio, TV) is not required to be submitted to the FTC prior to distribution, unlike Rx promotional materials submitted to the FDA.

Under FTC regulations, claims in advertisements, including OTC medicine advertisements, must be truthful and cannot be misleading or unfair.

Advertisers must have substantiation that all objective express and implied claims in advertising are true before making the claims. The standard for substantiation of health claims is “competent and reliable scientific evidence.” For drug claims, competent and reliable scientific evidence generally has been interpreted as requiring at least one or two adequate and well-controlled human clinical studies of the product, or of an essentially equivalent product, that conform to acceptable designs and protocols and whose results, when considered in light of the entire body of relevant and reliable scientific evidence, are sufficient to substantiate that the representation is true.

Beyond FTC regulation of advertising, industry self-regulation plays an important role. The National Advertising Division (NAD) of the Council of Better Business Bureaus reviews advertising complaints by competitors. NAD generally applies the same standard as FTC. If NAD determines that the substantiation does not support the claims or that it is otherwise false and misleading, it will recommend that the advertiser revise or discontinue the advertisement. If the advertiser does not agree to do so, NAD will forward the case to FTC or FDA for review.

The Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act, or FCPA, prohibits any U.S. individual or business from paying, offering or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with accounting provisions requiring the Company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.

81

As we pursue international licensing and sales arrangements outside the United States, we will be heavily regulated and expect to have significant interaction with foreign officials. Additionally, in many countries outside the United States, the health care providers who prescribe human pharmaceuticals are employed by the government and the purchasers of human pharmaceuticals are government entities; therefore, our interactions with these prescribers and purchasers would be subject to regulation under the FCPA.

In addition to the U.S. application and enforcement of the FCPA, the various jurisdictions in which we operate and supply our products have laws and regulations aimed at preventing and penalizing corrupt and anticompetitive behavior. In recent years, several jurisdictions, including China, Brazil, and the United Kingdom, have enhanced their laws and regulations in this area, increased their enforcement activities, and/or increased the level of cross-border coordination and information sharing.

Employees

As of November 17, 2015, we had 6 employees. None of our employees is represented by a labor union or covered by collective bargaining agreements. We consider our relationship with our employees to be good.

Facilities

Our principal facilities consist of office space in Houston, Texas. We occupy approximately 3,905 square feet of office and lab space, with rent of $4,181 per month, under a lease that expires December 31, 2015. We believe that this space or replacement office space will be available on commercially reasonable terms.

Compliance with Environmental Regulations

Our third-party manufacturers’ activities and our own activities may involve the controlled storage, use and disposal of hazardous materials, including the components of our pharmaceutical product candidates, test samples and reagents, biological materials and other hazardous compounds. We and our manufacturers are subject to federal, state, local and foreign laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these hazardous materials. We currently carry no insurance specifically covering environmental claims relating to the use of hazardous materials. Although we believe that our safety procedures for handling and disposing of these materials and waste products comply with the standards prescribed by these laws and regulations, we cannot eliminate the risk of accidental injury or contamination from the use, storage, handling or disposal of hazardous materials. In the event of an accident, state or federal or other applicable authorities may curtail our use of these materials and/or interrupt our business operations. In addition, if an accident or environmental discharge occurs, or if we discover contamination caused by prior operations, including by prior owners and operators of properties we acquire, we could be liable for cleanup obligations, damages and fines. If such unexpected costs are substantial, this could significantly harm our financial condition and results of operations.

Legal proceedings

We are not currently subject to any material legal proceedings.

82

MANAGEMENT

Executive officers and directors

The following table sets forth information regarding our executive officers and directors as of November 17, 2015:

Name	Age	Position

Michael J. Valentino	61	Director and Executive Chairman

Ronald R. Zimmerman (1)	62	Director, President and Chief Executive Officer

Natasha Giordano (2)	55	Director, Incoming President and Chief Executive Officer

Kirk Calhoun (3)	71	Director

Gary Balkema (3)	60	Director

Robert Casale (3)	57	Director

John W. Hadden II (3)	46	Director

David E. Jorden (4)	53	Director and Acting Chief Financial Officer

Gary Mossman (4)	74	Director and Chief Operating Officer

Upendra K. Marathi, PhD	48	Senior Vice President

(1) Mr. Zimmerman’s terms as both an officer and director will end upon effectiveness of the registration statement. It is expected that Mr. Zimmerman will continue to support our efforts by transitioning into an alternative senior role.

(2) Ms. Giordano’s terms as both an officer and director will commence upon effectiveness of the registration statement.

(3) Term to commence upon effectiveness of the registration statement.

(4) Term as a director to end upon effectiveness of the registration statement, but will continue to serve in his capacity as an officer.

Board of Directors

Our business and affairs are managed under the direction of our board of directors, which, upon effectiveness of this registration statement, will consist of six members. The members of our board of directors were elected in compliance with the provisions of our certificate of incorporation and bylaws.

Michael J. Valentino, Director and Executive Chairman

Mr. Valentino has served as Executive Chairman of the Board since July 2011 and brings over 30 years of experience in the healthcare industry, including a broad range of critical leadership positions at both major pharmaceutical companies and venture backed start-ups.  He previously served as President and Chief Executive Officer of Xanodyne Pharmaceuticals, Inc. from June 2009 to May 2010. From June 2003, Mr. Valentino successfully built start-up Adams Respiratory Therapeutics into a fully integrated specialty pharmaceutical company with more than $490 million in annual revenue and leading OTC brands such as Mucinex® and Delsym®. Under his leadership, Adams completed its initial public offering in July 2005, which was ranked by The Wall Street Journal as the No. 1 Health Care IPO in 2005, and in December 2007, the Company entered into a definitive agreement under which it would be acquired by Reckitt Benckiser, a world leader in household cleaning, health and personal care, for approximately $2.3 billion. Previously, Mr. Valentino was President and Chief Operating Officer at Alpharma, a leading global generic pharmaceutical company. Prior to joining Alpharma, he served as Executive Vice President, Global Head Consumer Pharmaceuticals for Novartis AG. He earlier served as President and Chief Operating Officer of Novartis Consumer Healthcare, North America. Mr. Valentino was also President of Pharmacia & Upjohn’s Consumer Products Division. Throughout his career, Mr. Valentino has been at the forefront of seven major prescription to OTC switches including such well known consumer brands as Benadryl®, Rogaine Extra Strength®, Motrin Jr. ®, Nasalcrom®, Lamisil®, Voltaren (EU) and Mucinex®.  He has served as Chairman of the Consumer Healthcare Products Association.

We believe Mr. Valentino is qualified to serve on our board of directors based upon his experience in product launch and consumer marketing in the pharmaceutical industry and experience in mergers, acquisitions and integrations.

83

Ronald R. Zimmerman, Director, President and Chief Executive Officer

Mr. Zimmerman is one of our founding investors, has served as a Director since our inception and as our President and Chief Executive Officer since January 2004. He will resign from the Board upon the appointment of Ms. Giordano as President and Chief Executive Officer following the effectiveness of this registration statement. He has 40 years of experience in startup company management and commercial and investment banking. He has held positions with various firms including as Managing Director with Deutsche Bank, Robert Fleming Inc., The Chase Manhattan Bank, and James Capel & Co., as well as Chief Financial Officer with Explorer Drilling Company and President of Explorer Oil & Gas Co., Inc. and TLO Energy Inc.  Mr. Zimmerman has been an active life science investor and has served on the boards of Nanospectra Biosciences, Inc. and Cancer Genetics, Inc. and the Advisory Board of BioImagene, Inc.  He has global experience with capital raising, acquisitions, divestitures and joint ventures. Mr. Zimmerman will be resigning as our president and chief executive officer upon effectiveness of this registration statement, but it is expected that he will continue to support our efforts by transitioning into an alternative senior role.

We believe Mr. Zimmerman is qualified to serve on our board of directors based upon his experience with us and his knowledge in financial and corporate development.

Kirk Calhoun, Director

Mr. Calhoun will join the Board upon effectiveness of this registration statement. Mr. Calhoun is a Certified Public Accountant (non-practicing) with a background in auditing and accounting, and has served as a director and as chair of our Audit Committee since October of 2015. Mr. Calhoun joined Ernst & Young LLP, a public accounting firm, in 1965 and served as a partner of the firm from 1975 until his retirement in 2002. Mr. Calhoun currently serves on the board and audit committee of Great Basin Scientific, Inc. and Ryerson Holding Corporation. Mr. Calhoun has served previously on the boards and audit committees of five public companies in the pharmaceutical industry up until the dates of their respective sales, including Abraxis Bioscience, Inc., Myogen, Inc., Aspreva Pharmaceuticals Company, Replidyne, Inc. and Adams Respiratory Therapeutics, Inc. Mr. Calhoun also currently serves on the boards of two private companies. Mr. Calhoun received a B.S. in Accounting from the University of Southern California.

We believe Mr. Calhoun is qualified to serve on our board of directors based upon his experience in financial matters related to the pharmaceutical industry and experience as an audit committee chair for multiple public companies.

Gary Balkema, Director

Mr. Balkema will join the Board upon effectiveness of this registration statement. Mr. Balkema most recently served as the President of Bayer Healthcare LLC and Worldwide Consumer Care Division retiring in 2011. He joined Bayer in 1995 as President of the U.S. Consumer Care Division to merge two OTC drug businesses and repositioned Bayer Aspirin following a ten year decline into a growing business and assumed additional responsibilities over time culminating in leading their worldwide OTC business. Prior to Bayer Mr. Balkema was Vice President and General Manager responsible for American Cyanamid Co.’s Lederle Consumer Health Division responsible for their OTC drug business. He joined American Cyanamid Co. in 1977 assuming increasing roles of responsibility over time. Mr. Balkema has served in the leadership of the key consumer products industry associations including Chairman of the Consumer Healthcare Products Association, Chairman of the World Self Medication Industry and on the leadership council for the National Association of Chain Drug Stores. He currently serves on the Board of Directors of Brady Corporation since 2010 where he is the Chair of the Management Development & Compensation Committee and is a member of the Audit and Technology Committees.

We believe Mr. Balkema is qualified to serve on our board of directors based upon his experience in product launch and consumer marketing in the pharmaceutical industry and experience in mergers, acquisitions and integrations.

Robert Casale, Director

Mr. Casale will join the Board upon effectiveness of this registration statement. Mr. Casale has 29 years of healthcare experience. Since July 2013 Mr. Casale has been an independent consultant specializing in consumer healthcare and pharmaceutical marketing, strategic planning and business development. He was the Co-founder and Chief Executive Officer of Scerene Healthcare, a company dedicated to marketing pure and efficacious anti-aging skin care and feminine hygiene products since February 2009. The assets of Scerene were sold to Enaltus in June 2012. Prior to Scerene, Mr. Casale was the Chief Operating Officer of Adams Respiratory Therapeutics. He joined Adams in 2004 as Vice President, Marketing and Business Development and was named Chief Operating Officer in 2006. Mr. Casale was a driving force behind the growth of the Adams business, which grew from $60 million to near $500 million under his leadership. In addition to developing the award winning Mr. Mucus advertising campaign, he led the diversification of the Adams' portfolio of products by launching Mucinex D and DM, Mucinex for Children, Mucinex Nasal Spray. He also led the acquisition of the Delsym brand, which nearly doubled in sales after 2 years at Adams. Adams was sold to Reckitt Benckiser in 2008 for $2.3 billion.

84

Mr. Casale began his career in 1983 at a Wall Street law firm and joined the legal division of Warner Lambert in 1986. In 1993, he was appointed Warner-Lambert's Vice President of Marketing for the company's upper respiratory and gastrointestinal (GI) consumer products and oversaw several brands, including Benadryl, Sudafed, Zantac 75 and Rolaids. He also served as a global vice president for Warner-Lambert's GI and skin care businesses. Following Warner-Lambert's acquisition by Pfizer Inc., he served as Vice President, Strategic Planning and Business Development for Pfizer's Consumer Healthcare Division. Mr. Casale currently serves on the Board of First Aid Shot Therapy, Common Sense LTD and Gravity Bio. He was Chairman of Topaz Pharmaceuticals, which was sold to Sanofi Aventis in 2011, was on the Board of NextWave Pharmaceuticals, which was sold to Pfizer in 2012 and was on the Board of Insight Pharmaceuticals which was sold to Prestige in 2014.

We believe Mr. Casale is qualified to serve on our board of directors based upon his experience in product launch and consumer marketing in the pharmaceutical industry and experience in corporate development.

John W. Hadden II, Director

Mr. Hadden will join the Board upon effectiveness of this registration statement. Mr. Hadden has served as Chief Executive Officer of IRX Therapeutics since January 2007. Between 2004 and 2007, Mr. Hadden was IRX’s Chief Operating Officer. Between September 1998 and 2004, Mr. Hadden was Executive Vice President of IRX, and between June 1998 and 2001, Mr. Hadden was also the IRX’s Chief Financial Officer. Mr. Hadden has served as a director of IRX since 1999. From 1991 to 1995 and from 1997 to 1998, Mr. Hadden held various positions at JP Morgan & Co., Inc. Mr. Hadden’s transaction experience includes merger & acquisition, investment banking, and venture investing, including healthcare and biotechnology. In June 1997, he earned his M.B.A. from the Harvard University Graduate School of Business Administration. Mr. Hadden earned his B.S. in Management, summa cum laude, from Tulane University.

We believe Mr. Hadden is qualified to serve on our board of directors based upon his experience as an executive officer and director within the pharmaceutical industry and experience as an investment banker.

David E. Jorden, Acting Chief Financial Officer

Mr. Jorden has served as a Director since 2005 and has been serving as Acting Chief Financial Officer since June 2015.  He is also CEO for Nanospectra Biosciences, Inc, a private company engaged in the development and commercialization of a nanoparticle based therapy for the precise thermal ablation of solid tumors and is Acting Chief Financial Officer and a member of the board of directors of Nuo Therapeutics, a leading commercial developer of regenerative therapies. Mr. Jorden has served as an executive member of Nuo Therapeutics’ board of directors since September 2008 including as Executive Chairman from February 2012 until his appointment as Acting Chief Financial Officer. From 2003 to 2008, he was with Morgan Stanley's Private Wealth Management group where he was responsible for equity portfolio management for high net worth individuals. Prior to Morgan Stanley, Mr. Jorden served as CFO for Genometrix, Inc., a private genomics/life sciences company focused on high-throughput microarray applications. Mr. Jorden was previously a principal with Fayez Sarofim & Co. Mr. Jorden has a MBA from Northwestern University's Kellogg School and a B.B.A. from University of Texas at Austin. He holds both Certified Financial Analyst and Certified Public Accountant designations. Mr. Jorden also serves on the board of Nanospectra Biosciences. Mr. Jorden will be resigning from the Board upon the effectiveness of this registration statement.

Gary Mossman, Chief Operating Officer

Mr. Mossman has served as both a Director and our Chief Operating Officer since April 2009.  His senior executive experience includes more than 40 years of P & L responsibility in both public and private multinational companies engaged in the development, manufacture and sale of both small and large molecule products for the pharmaceutical and specialty chemical industries.  Mr. Mossman’s expertise in business development, strategic alliances, operations and commercialization were key contributors to the successful growth of these firms.  Prior to joining PLx he retired as President and CEO of Dixie Chemical Company, a private top tier global supplier of 70 specialty chemicals, intermediates and APIs.  Prior to Dixie Chemical his next most recent assignment was Executive Vice President and COO of Cambrex and CEO of Cambrex Human Health with global responsibility for business units with diverse product portfolios.  These included over 100 generic APIs, development services for biopharmaceuticals, high potency, taste masking, high energy reactions and drug delivery and contract manufacturing provided from 12 manufacturing facilities. Mr. Mossman will be resigning from the Board upon the effectiveness of this registration statement.

Upendra K. Marathi, PhD, Senior Vice President

Dr. Marathi has served as Senior Vice President of the Company since 2007, and has been involved with all areas of formulation development, manufacturing and clinical trials since 2004.  Dr. Marathi is co-inventor of technology utilized by the Company, and has led the development of PL2200 Aspirin from inception through FDA approval.  He has recently founded an immuno-oncology company, 7 Hills Pharma LLC.  He was previously with BCM Technologies, the venture subsidiary and incubator for the Baylor College of Medicine where he was involved in the founding and launch of several biotechnology companies, including drug discovery, bio-tool and pharmaceutical companies.  Prior to BCMT, Dr. Marathi was a post-doctoral fellow at St. Jude Children’s Research Hospital and the University of Texas M.D. Anderson Cancer Center, and earned a Ph.D. in Pharmacology and Experimental Therapeutics from Loyola University. He has more than 20 years of drug development experience in increasing the safety and efficacy of approved cancer and pain products. Dr. Marathi has served on the Faculty of the Jones School of Management at Rice University.

85

Natasha Giordano, Incoming President and Chief Executive Officer

We have entered into an agreement with Ms. Giordano under which she will be appointed as our President and Chief Executive Officer and a Director on the day following the effectiveness of the registration statement, but no later than January 1, 2016.

Ms. Giordano has served as the Interim Chief Executive Officer of ClearPoint Learning, Inc., a position she has held since May 2015, and resigned effective November 15, 2015. She has been on the ClearPoint board of directors since December 2009. Previously, Ms. Giordano served as the Chief Executive Officer of Healthcare Corporation of America from January 2014 through August 2014. From June 2009 to August 2012, Ms. Giordano served as Chief Operating Officer and then as Chief Executive Officer, President and a member of the board of directors of Xanodyne Pharmaceuticals, Inc. a branded specialty pharmaceutical company with development and commercial capabilities focused on pain management. Prior to that, she served as President, Americas, for Cegedim Dendrite (formerly Dendrite International Inc.) from 2007 to 2008 and as Senior Vice President of the Global Customer Business Unit of Cegedim Dendrite from 2004 to 2007. She had been with Cegedim Dendrite since 2000 and served as Group President for Global Business Unit for major customers, and Vice President of Global Sales. Earlier in her career, she worked nine years with Parke-Davis, then owned by Warner Lambert, in several sales and marketing positions including Strategic Alliance management and Sales Integration. Ms. Giordano holds a Bachelor of Science degree in nursing from Wagner College.

Director independence

Under the listing requirements and rules of NASDAQ, independent directors must compose a majority of a listed company’s board of directors within a specified period of time after this offering.

Our board of directors has undertaken a review of its composition, the composition of its committees, and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that, except for Messrs. Zimmerman and Valentino, none of our directors serving following the effectiveness of the Offering will have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing requirements and rules of the NASDAQ Capital Market. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions”.

Board committees

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which operates under a charter that has been approved by our board of directors.

Our board of directors has determined that, upon effectiveness of the registration statement, all of the members of the audit committee, the compensation committee and the nominating and corporate governance committee, will be independent as defined under the applicable rules of The NASDAQ Capital Market, including, in the case of all of the members of our audit committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act. In making such determination, the board of directors considered the relationships that each director has with our company and all other facts and circumstances that the board of directors deemed relevant in determining director independence, including the beneficial ownership of our capital stock by each director.

Audit committee

Upon effectiveness of the registration statement, our audit committee will consist of Kirk Calhoun, Gary Balkema, Robert Casale, and John Hadden, each of whom satisfies the independence requirements under NASDAQ listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of our audit committee will be Kirk Calhoun, whom our board of directors has determined to be an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.

86

Our audit committee oversees our corporate accounting and financial reporting process. The audit committee has the following responsibilities, among others things, as set forth in the audit committee charter:

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under the section of this prospectus entitled “Management’s discussion and analysis of financial condition and results of operations;”

•	reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing and discussing with management and our independent registered accounting firm, our guidelines and policies with respect to risk assessment and risk management, any management or internal control letters, and any conflicts or disagreements regarding financial reporting, accounting practices of policies or other matters significant to our financial statements or the report of our independent registered accounting firm;

•	monitoring the qualifications, independence and performance of our independent registered accounting firm and internal auditors, and deciding whether to retain their services;

•	establishing procedures, in accordance with Section 10A of the Exchange Act, for the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	monitoring the Company’s compliance with legal and regulatory requirements and corporate governance;

•	establishing policies regarding employment of individuals employed or formerly employed by our independent auditor;

•	preparing the audit committee report required by the SEC to be included in our annual proxy statement;

•	considering and reviewing with our management, our independent registered accounting firm, and outside counsel or advisors, correspondence with regulatory or governmental agencies and any published reports that may raise material issues regarding our financial statements or accounting policies;

•	conducting an annual assessment of the performance of the audit committee and its members, and the adequacy of its charter;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters; and

•	reporting to our board of directors material issues in connection with our auditor committee’s responsibilities.

Compensation committee

Upon effectiveness of the registration statement, our compensation committee will consist of Kirk Calhoun, Gary Balkema, Robert Casale, and John Hadden, each of whom our board of directors has determined to be independent under NASDAQ listing standards, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code. The chairperson of our compensation committee will be Robert Casale.

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee has the following responsibilities, among other things, as set forth in the compensation committee’s charter:

•	determining the appropriate relationship of compensation to the market to achieve corporate objectives;

•	reviewing and approving the compensation and other terms of employment of our chairman and chief executive officer and his performance in light of relevant corporate performance goals and objectives;

•	reviewing and approving the compensation and other terms of employment of our executive officers (other than our chief executive officer) and other employees, and corporate performance goals and objectives relevant to such compensation, and assessing the attainment of the prior year’s corporate goals and objectives;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory and benefits arrangements for our executive officers;

•	approving and administering the equity incentive plans, compensation plans, and similar programs advisable for us, as well as evaluating and approving modification or termination of existing plans and programs;

•	evaluating risks associated with our incentive compensation policies and practices and assessing whether risks arising from our compensation policies and practices encourage excessive risk-taking, and how compensation policies and practices could mitigate any such risk;

87

•	recommending to our board of directors compensation-related proposals to be considered at our annual meeting of stockholders as required by Section 14A of the Exchange Act, including the frequency of advisory votes on executive compensation;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	reviewing and discussing annually with management the executive compensation disclosure and analysis required to be disclosed by SEC rules;

•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement;

•	reviewing and evaluating, at least annually, the performance of the compensation committee and the adequacy of its charter; and

•	appointing and overseeing the work of compensation consultants, independent legal counsel or any other advisors engaged for the purpose of advising the committee after assessing the independence of such person in accordance with applicable NASDAQ rules, as well as advising on compensation for any such consultants or advisors.

Nominating and corporate governance committee

Upon effectiveness of the registration statement, our nominating and corporate governance committee will consist of Kirk Calhoun, Gary Balkema, Robert Casale, and John Hadden, each of whom our board of directors has determined to be independent under NASDAQ listing standards. The chairperson of our nominating and corporate governance committee will be Gary Balkema.                     .

Our nominating and corporate governance committee make recommendations regarding corporate governance, the composition of our board of directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of our board of directors. The nominating and corporate governance committee will have the following responsibilities, among other things, as set forth in the nominating and corporate governance committee’s charter:

•	determining the minimum qualifications for service on our board of directors;

•	reviewing periodically and evaluating director performance on our board of directors and its applicable committees, and recommending to our board of directors and management areas for improvement;

•	interviewing, evaluating, nominating and recommending individuals for membership on our board of directors;

•	reviewing and evaluating shareholder advisor firm reports;

•	developing a set of corporate governance policies and principles, periodically reviewing and assessing these policies and principles and their application and recommending to our board of directors any amendments or other changes to such policies and principles;

•	monitoring the Company’s compliance with legal and regulatory requirements and corporate governance;

•	monitoring the independence of members of our board of directors consistent with applicable NASDAQ requirements;

•	reviewing the stock ownership guidelines for directors; and

•	overseeing the Company’s succession plan relating to the Chief Executive Officer position.

Code of business conduct and ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Following the closing of this offering, the code of business conduct and ethics will be available on our website, www.plxpharma.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements.

88

EXECUTIVE COMPENSATION

  The Summary Compensation Table below sets forth information regarding the compensation awarded to or earned by our named executive officers during the years ended December 31, 2013 and 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (1) ($)		Non-equity incentive compensation ($)	Non- qualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Michael J. Valentino,	2014	100,000	-	-	34,998		-	-	-	134,998
Executive Chairman	2013	100,000	-	-	192,205	(2)	-	-	-	292,205
Ronald R. Zimmerman,	2014	250,000	-	-	60,342		-	-	-	310,342
President and Chief Executive Officer	2013	250,000	-	-	543,296	(2)	-	-	-	793,296
David E. Jorden,	2014	-	-	-	-		-	-	-	-
Acting Chief Financial Officer	2013	-	-	-	3,863	(3)	-	-	-	3,863
Gary Mossman,	2014	60,000	-	-	37,412		-	-	-	97,412
Chief Operating Officer	2013	60,000		-	288,731	(2)				348,731
Upendra Marathi, PhD,	2014	160,000	-	-	12,068		-	-	-	172,068
Senior Vice President	2013	160,000	-	-	150,730	(2)	-	-	-	310,730

(1) Value of stock option and incentive unit award was calculated using Black-Scholes pricing model with assumptions discussed in Note 8 to our financial statements as of and for the years ended December 31, 2014 and 2013.

(2) Represents value of stock options granted in January 2013 by PLx Pharma Inc. and incremental fair value for grants of “incentive units” issued by our predecessor limited liability company, PLx Pharma LLC in December 2013. Holders of incentive units were entitled to distributions out of the available cash of PLx Pharma LLC only after certain preferential payment were made to holders of senior equity units, and after certain “benchmark amounts” were reached. All incentive units described above were extinguished in connection with the conversion of PLx Pharma LLC into PLx Pharma Inc.

(3) Represents incremental fair value for grants of “incentive units” issued by our predecessor limited liability company, PLx Pharma LLC in December 2013.

Director Compensation

Other than as described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our board of directors in 2014. We reimburse our non-employee directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at board of directors and committee meetings.

In August of 2015, the board of directors approved a director compensation policy to be effective following the consummation of the offering contemplated by this prospectus. Under such policy, each non-employee director will receive an annual cash retainer of $40,000, payable quarterly, plus additional annual cash compensation for committee chairs ($15,000 for Audit Committee, $10,000 for Compensation Committee and $10,000 for Nominating & Corporate Governance Committee). Each new director will receive an initial stock option grant to purchase 11,429 shares of common stock at an exercise price of $9.80 per share, and, effective as of August 13, 2015, each of former directors Joseph Piper, Alex Seelenberger, and Peter Mann was granted an option grant to purchase 1,429 shares of common stock at an exercise price of $9.80 per share. All such awards have been or will be made under the 2015 Plan.

Description of Employment Agreements

The following summaries set forth the material terms of employment agreements entered into with our executive officers. Each such agreement provides generally that, in the event the executive’s role is terminated by the board of directors without cause or he resigns for “good reason,” he will be entitled to receive an amount equal to his annual base salary, plus any incentive compensation earned but unpaid as of the date of termination, and his stock option grant will become fully vested as of the date of termination.

Michael J. Valentino, Executive Chairman of the Board

Mr. Valentino has entered into a part-time employment agreement, effective upon effectiveness of this registration statement. Mr. Valentino will receive a base salary of $200,000 per year, subject to annual review and adjustment by the Board. Mr. Valentino’s employment agreement also provides that at the time of an initial public offering Mr. Valentino will receive a one-time bonus of up to $175,000. Mr. Valentino is also eligible for a potential incentive award bonus of up to 50% (or higher or lower amount if so determined by our board of directors) of his base salary on an annualized basis.

89

Mr. Valentino’s agreement provides that, upon closing of this offering, Mr. Valentino will receive a grant of an initial stock option award equal to 142,857 shares of common stock, 42,858 of which will be vested immediately, with an additional 33,333 shares becoming exercisable on each of the first, second, and third anniversaries of the initial grant date, generally subject to Mr. Valentino’s continued employment or consulting relationship with the Company. The options will have an exercise price per share of $9.80, with a term of ten years from the date of grant.

Ronald R. Zimmerman, President and Chief Executive Officer

Mr. Zimmerman has entered into a new employment agreement, effective upon effectiveness of this registration statement. Mr. Zimmerman will receive a base salary of $300,000 per year which will be reviewed annually by the Board and may be maintained or increased. Mr. Zimmerman’s employment agreement also provides that at the closing of this offering, Mr. Zimmerman will receive a one-time bonus of up to $285,000. Mr. Zimmerman is also eligible to participate in any incentive compensation programs that may exist from time to time including a potential incentive award bonus. Mr. Zimmerman is also eligible to participate in any employee benefit plans that may be available to our employees, subject to the terms of those plans.

Mr. Zimmerman’s employment agreement provides that at the closing of this offering, Mr. Zimmerman will receive a grant of an initial stock option award equal to 142,857 shares of common stock, 57,144 of which will vest immediately upon closing of the offering, with an additional 28,571 shares vesting on each of the first, second, and third anniversaries of the initial grant date, generally subject to Mr. Zimmerman’s continued employment or consulting relationship with us. The option will have an exercise price per share of $9.80, with a term of ten years from the date of grant.

Gary Mossman, Chief Operating Officer

Mr. Mossman has entered into a new employment agreement, effective upon effectiveness of this registration statement. Mr. Mossman will receive a base salary of $160,000 per year, subject to annual review by the board. Mr. Mossman’s employment agreement also provides that at the closing of this offering, Mr. Mossman will receive a one-time bonus of up to $100,000. Mr. Mossman is also eligible to participate in any incentive compensation programs that may exist from time to time including a potential incentive award bonus. Mr. Mossman is also eligible to participate in any employee benefit plans that may be available to our employees, subject to the terms of those plans.

Mr. Mossman’s employment agreement provides that at the closing of this offering, Mr. Mossman will receive a grant of an initial stock option award equal to 88,571 shares of common stock, 42,857 of which will vest immediately upon closing of the offering, with an additional 22,857 shares vesting on each of the first and second anniversaries of the initial grant date, generally subject to Mr. Mossman’s continued employment or consulting relationship with us. The options will have an exercise price per share of $9.80, with a term of ten years from the date of grant.

David E. Jorden, Acting Chief Financial Officer

Mr. Jorden has entered into a new part-time employment agreement, effective upon effectiveness of this registration statement. Mr. Jorden will receive a base salary of $150,000 per year, subject to annual review by the board. Mr. Jorden’s employment agreement also provides that at the closing of this offering, Mr. Jorden will receive a one-time bonus of up to $125,000. Mr. Jorden is also eligible to participate in any incentive compensation programs that may exist from time to time including a potential incentive award bonus. Mr. Jorden is also eligible to participate in any employee benefit plans that may be available to our employees, subject to the terms of those plans.

Mr. Jorden’s employment agreement provides that at the closing of this offering, Mr. Jorden will receive a grant of an initial stock option award equal to 42,857 shares of common stock, 21,429 of which will vest immediately upon closing of the offering, with an additional 21,428 shares vesting on the first anniversary of the initial grant date, generally subject to Mr. Jorden’s continued employment or consulting relationship with us. The options will have an exercise price per share of $9.80, with a term of ten years from the date of grant.

Upendra K. Marathi, PhD, Senior Vice President

Dr. Marathi’s new part-time employment agreement provides that Dr. Marathi will receive a base salary of $100,000 for his first two years of employment following the offering. The base salary will then be reduced to $50,000 for the third year, subject to annual review and renewal by the Board thereafter. Dr. Marathi’s part time employment agreement also provides that at the closing of the offering, Dr. Marathi will receive a one-time bonus of up to $100,000.

90

Dr. Marathi is also eligible to participate in any incentive compensation programs that may exist from time to time including a potential incentive award bonus, and is also eligible to participate in any employee benefit plans that may be available to our employees, subject to the terms of those plans.

Dr. Marathi’s employment agreement provides that at the closing of this offering, Dr. Marathi will receive a grant of an initial stock option award equal to 71,429 shares of common stock, 42,857 of which will vest immediately upon closing of the offering, with an additional 14,286 shares vesting on each of the first and second anniversaries of the initial grant date, generally subject to Dr. Marathi’s continued employment or consulting relationship with us. The options will have an exercise price per share of $9.80, with a term of ten years from the date of grant.

Natasha Giordano, Incoming President and Chief Executive Officer

We have entered into an agreement with Ms. Giordano under which she will be appointed as our President and Chief Executive Officer upon effectiveness of the registration statement, but no later than January 1, 2016. Ms. Giordano’s employment agreement provides that she will receive a base salary of $400,000 for her first two years of employment following the offering.

Ms. Giordano is also eligible to participate in any incentive compensation programs that may exist from time to time including a potential incentive award bonus, and is also eligible to participate in any employee benefit plans that may be available to our employees, subject to the terms of those plans.

Ms. Giordano’s employment agreement provides that, upon effectiveness of the agreement, Ms. Giordano will receive a grant of an initial stock option award equal to 275,000 shares of common stock, with 25% of such shares vesting immediately upon commencement of employment, with an additional 25% shares vesting on each of the first, second and third anniversaries of the such date, generally subject to Ms. Giordano’s continued employment with us. The options will have an exercise price per share of $9.80, with a term of ten years from the date of grant.

Outstanding Equity Awards at December 31, 2014

The following table sets forth information relating to the unexercised options and outstanding stock awards held by the named executive officers as of December 31, 2014.

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Michael J. Valentino, Executive Chairman	145,000	—	—	—	—	—	—		—
Ronald R. Zimmerman, President and Chief Executive Officer	350,000	—	—	—	—	—	—		—
David E. Jorden, Chief Financial Officer	-	—	—	—	—	—	—		—
Gary Mossman, Chief Operating Officer	155,000	—	—	—	—	—	—		—
Upendra Marathi, PhD, Senior Vice President	50,000	—	—	—	—	—	—		—

(1)Represents grants of “incentive units” issued by our predecessor limited liability company, PLx Pharma LLC, that were unvested as of December 31, 2014. Holders of incentive units were entitled to distributions out of the available cash of PLx Pharma LLC only after certain preferential payment were made to holders of senior equity units, and after certain “benchmark amounts” were reached. All incentive units described above were extinguished in connection with the conversion of PLx Pharma LLC into PLx Pharma Inc.

91

2015 Omnibus Incentive Plan

The 2015 Plan provides for a wide range of equity incentives—including stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards and cash awards—to be granted to PLx officers, directors, employees and consultants. The 2015 Plan provides for a pool of 1,000,000 shares common stock for which options and stock grants may be awarded. The following is a summary of the material terms of the 2015 Plan. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of the 2015 Plan. In the following summary, the term “shares” means the common stock, and such other securities or property as may become the subject of awards under the 2015 Plan, and the term “stock unit” means a unit or right whose value is based on the value of a share.

Administration. The 2015 Plan is administered by the Compensation Committee, which is authorized, subject to the terms of the 2015 Plan, to determine which participants will receive awards, the times when such awards will be made, the times when such awards will vest, the types of awards, the number of shares to be issued under the awards, the value or amount of the awards, and other terms and conditions of awards. Certain of the Compensation Committee’s duties and authority may be delegated pursuant to the terms of the 2015 Plan.

  Share Counting. Generally, if an award granted under the 2015 Plan is forfeited or cancelled without the payment of consideration, the shares allocable to the forfeited or cancelled portion of the award are added back to the aggregate available for grant under the 2015 Plan, and may again be subject to an award granted under the 2015 Plan. In addition, if an award is settled in cash, as opposed to shares, the shares subject to the award will not be counted against the maximum number of shares available and may again be subject to an award under the 2015 Plan.

  If, however, shares are delivered or tendered to the us for repurchase to satisfy the exercise price of any option award, those shares will not be added back to the aggregate number of shares available for grant under the 2015 Plan. In addition, if any shares are withheld from issuance to satisfy tax obligations associated with any award, those shares will count against the aggregate number of shares available for future grants under the 2015 Plan.

Limitations on Awards. The following limitations apply:

•	The maximum number of shares of common stock that may be delivered pursuant to awards granted under the 2015 Plan is, initially, 1,000,000 (the “Share Limit”).
•	The Share Limit is subject to an “evergreen provision,” under which it automatically increases by 5% of the initial share limit each year. Not greater than 5% of the Share Limit may be issued as restricted stock or restricted stock units with less than a three-year vesting period from the date of grant if not granted pursuant to a performance award, provided that the Compensation Committee may provide for earlier vesting following a change in control or upon an employee’s termination of employment by reason of death, disability or retirement.
•	No participant may receive during any calendar year (a) stock options or stock appreciation rights (“SARs”) covering an aggregate of more than 1,000,000 shares or (b) awards that are intended to qualify for exemption from the limitation on deductibility imposed by Section 162(m) of the U.S. Internal Revenue Code (the “Code”) (other than stock options or SARs) covering an aggregate of more than 1,000,000 shares.
•	The exercise price of stock options cannot be less than 100% of the fair market value of a share at the time the option is granted.
•	The grant price of a SAR cannot be less than 100% of the fair market value of a share at the time the SAR is granted.
•	Repricing of stock options and SARs is not permitted.
•	No participant may receive during any calendar year awards that are to be settled in cash covering an aggregate of more than $5,000,000.
•	The term of the 2015 Plan and awards granted under the 2015 Plan of awards may not exceed 10 years.

    Types of Awards. The 2015 Plan permits grants of: (i) restricted stock and restricted stock units; (ii) stock options (including incentive and non-qualified stock options); (iii) SARs; (iv) performance awards of cash or stock; (v) other stock-based awards, and (vi) other cash based awards. Awards may be granted alone, in addition to, or in combination with, any other awards under the 2015 Plan or any other compensation plan. Awards can be granted for cash or other consideration as determined by the Compensation Committee or as required by applicable law (or for no cash consideration). Awards may provide that, upon the grant or exercise thereof, the holder will receive cash, or shares or other securities, or any combination of these.

92

    Restricted Stock and Restricted Stock Units. Restricted stock is an award of shares subject to a restriction period specified in the award. During the restriction period, the shares may not be transferred and are subject to forfeiture. Potential events of forfeiture include early termination of employment. The holder is otherwise usually treated as a registered stockholder with the right to receive dividends and vote the shares during the restriction period. Restricted stock units are similar to restricted stock except that the award takes the form of stock units instead of shares. During the restriction period, a holder of restricted stock units will not have voting or other stockholder rights and may or may not be paid cash “dividend equivalents” that are equal in timing and amount to share dividends. The units may be settled in cash or shares.

    Stock Options and Stock Appreciation Rights. Stock options give the holder the right to purchase shares at the exercise price specified in the award. SARs give the holder the right to receive an amount in cash or shares equal to the spread between the exercise price specified in the award and the market price of a share at the time of exercise. SARs may be granted alone or with stock options. Stock options and SARs granted under the 2015 Plan are subject to the terms and conditions determined by the Compensation Committee, except that the exercise price of the stock options, or the grant price of the SARs, cannot be less than 100% of the fair market value of a share at the time of the grant. The Compensation Committee will determine the form in which payment of the exercise price may be made. Stock options may be granted in the form of nonqualified stock options or, provided they meet certain requirements of the Code, incentive stock options.

    Performance Awards. Performance awards that may be granted under the 2015 Plan may consist of a right payable in cash, shares, or other securities upon the achievement of certain performance goals. Dividends or dividend equivalents may not be paid on unvested performance shares. The Compensation Committee will determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award and the amount of any payment or transfer to be made pursuant to any performance award. Performance awards may be paid in a lump sum, installments, on a deferred basis or otherwise as prescribed by the Compensation Committee.

    Stock Compensation and Other Stock-Based Awards. The Compensation Committee may grant other forms of awards based on, payable in, or otherwise related in whole or in part to shares under the 2015 Plan. Subject to the terms of the 2015 Plan, the Compensation Committee may determine the terms and conditions of any such other stock-based awards. The number and type of shares to be distributed in lieu of the cash compensation applicable to any award as well as the terms and conditions of any bonus awards are determined by the Compensation Committee.

    Adjustments. The Compensation Committee may make appropriate adjustments in the number of shares available under the 2015 Plan to reflect any stock split, stock dividend, recapitalization, reorganization, consolidation, merger, combination or exchange of shares, distribution to stockholders, liquidation, dissolution or other similar event.

    Corporate Event. Prior to or upon a merger, acquisition, consolidation, or other such “corporate event,” the Compensation Committee will be authorized to cause outstanding awards to be assumed, or new rights substituted therefor, by the surviving or successor entity following the corporate event or make other appropriate adjustments to outstanding awards. Also, in connection with a corporate event, the Compensation Committee may provide for the purchase of outstanding awards from the participant for cash equal to the amount that could have been attained had the award been currently exercisable or payable. The Compensation Committee may also include provisions and limitations in award agreements relating to a corporate event.

    Amendment/Limitations on Amendments. The Compensation Committee, or as applicable, our Board, may terminate or amend the 2015 Plan without participant approval, except that stockholder approval is required for any amendment that would require stockholder approval under the rules of the NASDAQ Stock Market or would be necessary in order for the 2015 Plan or an award to comply with Section 162(m) of the Code, or as otherwise may be required by applicable rule or regulation.

Other Benefit Plans

  Given the size of our current management team and limited non-management workforce, we currently offer no other incentive plans, retirement plans or other employee benefits beyond grants awarded under the 2015 Plan as described above. Our board intends to continually evaluate our needs in the near future, and to adopt such additional benefit plans as are deemed necessary in order to attract and retain the qualified personnel required in order to execute on our current development and marketing strategies.

Limitation on liability and indemnification matters

  Our certificate of incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

93

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or
•	any transaction from which the director derived an improper personal benefit.

  Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

  Our certificate of incorporation and our bylaws provide that we are required to indemnify our directors to the fullest extent permitted by Delaware law. Our bylaws also provide that, upon satisfaction of certain conditions, we shall advance expenses incurred by a director in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. Our certificate of incorporation and bylaws provide our board of directors with discretion to indemnify our officers and employees when determined appropriate by the board. We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

  The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought and we are not aware of any threatened litigation that may result in claims for indemnification.

94

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  Other than compensation arrangements, we describe below all transactions and series of similar transactions, since November 17, 2013, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed the lesser of $120,000 and 1% of the average of our total assets at year end for the last two completed fiscal years; and
•	any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

  Compensation arrangements for our directors and named executive officers are described elsewhere in this prospectus. However, certain of our directors have provided services to us under consulting agreements. Specifically:

•	Michael J. Valentino, our Executive Chairman of the Board, has a consulting contract with us to provide advice regarding the development and commercialization of company products. This agreement initially provided payment of $80,000 per year which was increased to $100,000 per year in 2013. Mr. Valentino voluntarily agreed to provide this service to us beginning January 1, 2015 free of charge until an initial public offering could be completed. Mr. Valentino has entered into a new part time employment agreement that will be effective at the contemplated initial public offering and this consulting agreement will terminate.

•	Gary Mossman, our Chief Operating Officer and director, has a consulting contract with us to provide advice regarding the development and commercialization of company products. This agreement initially provided payment of $30,000 per year which was increased to $60,000 per year in 2013. Mr. Mossman voluntarily agreed to provide this service to us beginning January 1, 2015 free of charge until an initial public offering could be completed. Mr. Mossman has entered into a new employment agreement that will be effective at the contemplated initial public offering and this consulting agreement will terminate.
•	Lenard M. Lichtenberger, PhD, a former director and Chairman of the Scientific Advisory Board, had a consulting contract with the Company to provide scientific technical assistance regarding the development of company products. The agreement provided for payment of $48,000 per year. The agreement was terminated September 30, 2013 with payments that year totaling $36,000. The company has also had sponsored research agreements with Dr. Lichtenberger to provide research and development work related to projects funded by the National Institutes of Health. During the years ended December 31, 2014 and 2013, Dr. Lichtenberger received approximately $74,000 and $505,000, respectively.

Indemnification agreements

  Our certificate of incorporation contains provisions limiting the liability of directors and our bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our certificate of incorporation and bylaws also will provide our board of directors with discretion to indemnify our officers and employees when determined appropriate by the board. In addition, we have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. For more information regarding these agreements, see the section of this prospectus entitled “Executive compensation—Limitations on liability and indemnification matters.”

Change in control arrangements

  We have entered into employment agreements with each of our executive officers that contain change in control and severance benefits agreements, as described in greater detail in the section of this prospectus titled “Executive compensation—Employment Agreements.”

Policies and procedures for related party transactions

  Our board of directors has adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. We did not have a formal review and approval policy for related party transactions at the time of any of the transactions described above. However, all of the transactions described above were entered into after presentation, consideration and approval by our board of directors, except as noted above.

95

PRINCIPAL STOCKHOLDERS

  The following table sets forth information regarding the beneficial ownership of our common stock as of November 17, 2015 by the following:

•	each of our directors and named executive officers; and
•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

  Beneficial ownership is determined according to the rules of the Securities and Exchange Commission and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days of November 17, 2015. Shares of our common stock issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options and the percentage of any group of which the person is a member but are not deemed outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Securities Act, as amended.

  Our calculation of the percentage of beneficial ownership prior to this offering is based on 5,565,823 shares of common stock outstanding as of September 30, 2015. Our calculation of the percentage of beneficial ownership after this offering is based on            shares of common stock outstanding immediately after the closing of this offering, assuming no exercise of outstanding options and no exercise of the underwriters’ warrants or option to purchase additional shares of our common stock.

  Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o PLx Pharma Inc., 8285 El Rio Street, Suite 130, Houston, Texas 77054.

			Percentage of shares beneficially owned
Name of beneficial owner	Number of shares beneficially owned		Before the offering	After the offering
5% or more Stockholders:

Aurus Bios Fondo de Inversion Privado	348,523	(1)	6.3%
Integra Ventures III, L.P.	369,115	(2)	6.6%
Charles E. Sheedy	318,362	(3)	5.7%
S. Reed Morian	288,480	(4)	5.2%

Named Executive Officers and Directors:
Michael J. Valentino	110,136	(5)	2.0%
Ronald R. Zimmerman	392,100	(6)	7.0%
Natasha Giordano	68,750	(7)	1.2%
David E. Jorden	169,337	(8)	3.0%
Gary Mossman	146,483	(9)	2.6%
Upendra Marathi	52,530	(10)	*
Gary Balkema	11,429	(11)	*
Robert Casale	11,429	(11)	*
Kirk Calhoun	11,429	(11)	*
John W. Hadden II	11,429	(11)	*
All executive officers and directors as a group (10 persons):	985,052	(12)	16.7%

* Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.

(1)The address for Auros Bios is Av. Nueva Costanera 4091, Suite 501, Vitacura. Santiago, Chile. Includes 1,429 shares issuable pursuant to stock options currently exercisable.

(2)The address for Integra Ventures is 300 E. Pine, Seattle, WA 98122.

(3)The address for Mr. Sheedy is 2907 Two Houston Center, Houston, TX 77010.

(4)The address for Mr. Morian is 300 Jackson Hill, Houston, TX 77007.

(5)Includes 67,279 shares of common stock and 42,857 shares issuable pursuant to stock options exercisable upon effectiveness of this registration statement.

(6)Includes 334,957 shares of common stock and 57,143 shares issuable pursuant to stock options exercisable upon effectiveness of this registration statement.

(7) Represents shares issuable pursuant to stock options exercisable upon commencement of employment which occurs the day following effectiveness of this registration statement.

(8)Includes 147,908 shares of common stock and 21,429 shares issuable pursuant to stock options exercisable upon effectiveness of this registration statement.

(9)Includes 103,626 shares of common stock and 42,857 shares issuable pursuant to stock options exercisable upon effectiveness of this registration statement.

(10)Includes 9,673 shares of common stock and 42,857 shares issuable pursuant to stock options exercisable upon effectiveness of this registration statement.

(11)Represents shares issuable to Mr. Balkema, Mr. Casale, Mr. Calhoun, and Mr. Hadden pursuant to stock options exercisable upon effectiveness of this registration statement.

(12)Consists of (i) 663,444 shares held by directors and executive officers and (ii) 321,608 shares issuable to directors and executive officers pursuant to stock options.

96

DESCRIPTION OF CAPITAL STOCK

General

  The following description of our capital stock and certain provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to our certificate of incorporation and the bylaws. Copies of these documents will be filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part.

  Our certificate of incorporation provides for common stock and authorizes shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

  Our authorized capital stock will consist of 110,000,000 shares, all with a par value of $0.001 per share, of which:

•	100,000,000 shares are designated as common stock; and
•	10,000,000 shares are designated as preferred stock.

  As of November 17, 2015, we had outstanding 5,565,823 shares of common stock. Our outstanding capital stock was held by 130 stockholders of record as of November 17, 2015. As of November 17, 2015, we also had outstanding options to acquire 877,865 shares of common stock held by employees, directors and consultants pursuant to our 2015 Plan, having an exercise price of $9.80 per share.

Voting rights

  Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, except as otherwise required by statute. Except as otherwise provided by statute or by applicable stock exchange rules, in all matters other than the election of directors, stockholders may take action with the affirmative vote of the majority of shares present in person, by remote communication, if applicable, or represented by proxy at a stockholder meeting and entitled to vote generally on the subject matter. Cumulative voting for the election of directors is not provided for in our certificate of incorporation. Except as otherwise provided by statute, stockholders may elect directors by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at a stockholder meeting and entitled to vote generally on the election of directors.

Economic rights

  Dividends and distributions . Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

  Liquidation rights . Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, on any outstanding shares of convertible preferred stock and payment of other claims of creditors.

  The rights, preferences, and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

  Preemptive or similar rights . Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

Preferred stock

  As of November 17, 2015, there were no shares of preferred stock outstanding.

  Our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 10,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. No shares of preferred stock are currently outstanding, and we have no present plan to issue any shares of preferred stock.

97

Anti-takeover provisions

Certificate of incorporation and bylaws

  Our directors will be elected at each annual meeting of our stockholders. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the voting power of our shares of common stock outstanding will be able to elect all of our directors. The directors may be removed by the stockholders only for cause upon the vote of holders of at least 60% of the shares then entitled to vote at an election of directors. Furthermore, the authorized number of directors may be changed only by resolution of our board of directors, and vacancies and newly created directorships on our board of directors may, except as otherwise required by law or determined by our board, only be filled by a majority vote of the directors then serving on the board, even though less than a quorum. Our certificate of incorporation and bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing. A special meeting of stockholders may be called only by a majority of our whole board of directors, the chair of our board of directors, our chief executive officer or our president. Our bylaws also will provide that stockholders seeking to present proposals before a meeting of stockholders to nominate candidates for election as directors at a meeting of stockholders must provide timely advance notice in writing, and will specify requirements as to the form and content of a stockholder’s notice.

  Our certificate of incorporation provides that the affirmative vote of holders of at least 66 ⅔% of the voting power of all of the then outstanding shares of voting stock, voting as a single class, is required to amend certain provisions of our certificate of incorporation, including provisions relating to the structure of our board of directors, the size of the board, removal of directors, special meetings of stockholders, actions by written consent and cumulative voting. The affirmative vote of holders of at least 66 ⅔% of the voting power of all of the then outstanding shares of voting stock, voting as a single class, will be required to amend or repeal our bylaws, although our bylaws may be amended by a simple majority vote of our board of directors.

  The foregoing provisions will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of the Company by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of the Company.

  These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy rights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in control of the Company or our management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware general corporation law

  We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested stockholder.

98

  In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

  In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Limitations of liability and indemnification

  See the section of this prospectus entitled “Executive compensation—Limitation on liability and indemnification matters.”

Listing

  We have applied for listing on the NASDAQ Capital Market under the trading symbol “PLXP.”

Transfer agent and registrar

  Upon the closing of this offering, the transfer agent and registrar for our common stock will be VStock Transfer LLC.

99

SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for our capital stock. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

  Based on the number of shares outstanding as of                         , 2015, upon the closing of this offering,          shares of our common stock will be outstanding, assuming no exercise of the underwriters’ option to purchase additional shares of common stock and no exercise of outstanding options. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act may only be sold in compliance with the limitations described below.

  The remaining shares of our common stock outstanding after this offering are restricted securities as such term is defined in Rule 144 under the Securities Act, or are subject to lock-up agreements with us as described below. In addition, any shares sold in this offering to our existing stockholders that are our affiliates will be subject to lock-up agreements. Following the expiration of the lock-up period, restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, described in greater detail below.

Rule 144

  In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding a sale and (ii) we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•	1% of the number of shares of our common stock outstanding after this offering, which will equal approximately shares immediately after the closing of this offering, based on the number of shares of common stock outstanding as of , 2015 and assuming no exercise of the underwriters’ option to purchase additional shares of our common stock; or
•	the average weekly trading volume of our common stock on during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

  Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Rule 701

  Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares.

Lock-up agreements

  We, our directors and officers, and substantially all of our stockholders who own in the aggregate 1.0% or more of our outstanding shares have agreed with the underwriters that for a period of 180 days following the date of this prospectus, subject to certain exceptions, we will not offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, subject to specified exceptions. Raymond James & Associates, Inc. may, in their sole discretion, at any time, release all or any portion of the shares from the restrictions in this agreement.

Equity incentive plans

  As soon as practicable after the closing of this offering, we intend to file a Form S-8 registration statement under the Securities Act to register shares of our common stock issued or reserved for issuance under our equity compensation plans and agreements. This registration statement will become effective immediately upon filing, and shares covered by this registration statement will thereupon be eligible for sale in the public markets, subject to vesting restrictions, the lock-up agreements described above and Rule 144 limitations applicable to affiliates. For a more complete discussion of our equity compensation plans, see the section of this prospectus entitled “Executive compensation—Equity incentive plans.”

100

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of certain material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of shares of our common stock issued pursuant to this offering.  This summary deals only with shares of our common stock acquired by a stockholder in this offering and that are held as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code.  This summary does not address the U.S. federal income tax considerations applicable to a stockholder that is subject to special treatment under U.S. federal income tax laws, including:  a dealer in securities or currencies; a financial institution; a regulated investment company; a real estate investment trust; a tax-exempt organization; an insurance company; a person holding our common stock as part of a hedging, integrated, conversion or straddle transaction or a person deemed to sell our common stock under the constructive sale provisions of the Code; a trader in securities that has elected the mark-to-market method of accounting; an entity that is treated as a partnership for U.S. federal income tax purposes; a person that received our common stock in connection with services provided to the Company or any of its affiliates; a U.S. person whose “functional currency” is not the U.S. dollar; a “controlled foreign corporation”; a “passive foreign investment company”; or a U.S. expatriate.

  This summary is based upon provisions of the Code, and applicable Treasury regulations promulgated or proposed thereunder, rulings and judicial decisions, all as in effect as of the date hereof.  Those authorities may be changed, perhaps with retroactive effect, or may be subject to differing interpretations, which could result in U.S. federal income tax consequences different from those discussed below.  This summary does not address all aspects of U.S. federal income tax, does not address all tax considerations that may be relevant to stockholders in light of their personal circumstances and does not address any state, local, foreign, gift, estate or alternative minimum tax considerations.

  For purposes of this discussion, a “U.S. holder” is a beneficial holder of our common stock that is:  an individual citizen or resident of the United States for U.S. federal income tax purposes; a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate the income of which is subject to U.S. federal income taxation regardless of its source; or a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

  For purposes of this discussion, a “non-U.S. holder” is a beneficial holder of our common stock that is for U.S. federal income tax purposes an individual, corporation, estate or trust and is not a U.S. holder.

  If a partnership (or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a person treated as a partner in the partnership for U.S. federal income tax purposes generally will depend upon the status of the partner and the activities of the partnership.  Partnerships and other entities that are treated as partnerships for U.S. federal income tax purposes and persons holding our common stock through a partnership or other entity treated as a partnership for U.S. federal income tax purposes are urged to consult their own tax advisors.

  This summary is for general information only and is not intended to be tax advice.  Holders of our common stock are urged to consult their own tax advisors concerning the tax considerations related to the acquisition, ownership and disposition of our common stock in light of their particular circumstances, as well as any tax considerations arising under the laws of any other jurisdiction, including any state, local and foreign income and other tax laws.

U.S. Holders

  The following discussion is a summary of certain U.S. federal income tax considerations relevant to a U.S. holder of our common stock.

101

Distributions

  Distributions with respect to our common stock, if any, generally will be includible in the gross income of a U.S. holder as ordinary dividend income to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes.  Any portion of a distribution in excess of current and accumulated earnings and profits will be treated as a non- taxable return of capital, up to the U.S. holder’s adjusted tax basis in its shares of our common stock with respect to which the distribution was made.  Any such distribution in excess of the U.S. holder’s adjusted tax basis in its shares will be treated as capital gain and as long-term capital gain if the U.S. holder’s holding period exceeds one year.  If certain requirements are met (including certain holding period requirements), distributions constituting dividends paid to individual U.S. holders generally will qualify for a reduced tax rate on qualified dividend income.

  Distributions constituting dividends for U.S. federal income tax purposes that are paid to U.S. holders that are corporations may qualify for the 70% dividends received deduction, or “DRD,” which is generally available to corporations that own less than 20% of the voting power or value of the outstanding stock of the distributing corporation.  A U.S. holder that is a corporation holding 20% or more of the distributing corporation (by vote and value) may be eligible for an 80% DRD with respect to any such dividends.  No assurance can be given that we will have sufficient earnings and profits (as determined for U.S. federal income tax purposes) to cause any distributions to be treated as dividends eligible for a DRD.  In addition, a DRD is available only if certain other requirements (including certain holding period requirements) are satisfied, and a DRD may be subject to limitations in certain circumstances, which are not discussed herein.

Sale, Exchange, Redemption or Certain Other Taxable Dispositions of Our Common Stock

  A U.S. holder of shares of our common stock generally will recognize gain or loss on the taxable sale, exchange, redemption (provided the redemption is treated as a sale or exchange), or other taxable disposition of such shares in an amount equal to the difference between such U.S. holder’s amount realized on such disposition and such U.S. holder’s adjusted tax basis in its shares of our common stock disposed of.  A U.S. holder’s amount realized generally will equal the amount of cash and the fair market value of any property received in consideration for the shares of common stock disposed of.  Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the shares of our common stock disposed of exceeds one year at the time of disposition.  The deductibility of capital losses is subject to certain limitations.  U.S. holders should consult their tax advisors regarding the treatment of capital gains and capital losses.

Medicare Tax on Net Investment Income

  An additional 3.8% Medicare tax will be imposed on certain net investment income of certain U.S. holders that are individuals, estates or trusts.  Such tax applies to the lesser of (i) the U.S. holder’s net investment income for the relevant taxable year and (ii) the excess of the U.S. holder’s adjusted gross income (with certain adjustments) over a specified threshold amount.  Net investment income generally includes dividends and net gains from the disposition of shares of stock in a corporation.  U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of the Medicare tax on their ownership and disposition of our common stock.

Information Reporting and Backup Withholding Tax

  In general, information reporting will apply to payments of dividends on shares of our common stock and proceeds of a disposition of shares of our common stock to U.S. holders, other than certain exempt recipients such as corporations.  Under U.S. federal income tax law, dividends and proceeds from the sale of shares of our common stock paid to a U.S. holder (other than an exempt recipient) may be subject to “backup” withholding at the then applicable rate.  Backup withholding generally applies to a U.S. holder if the holder (i) fails to furnish to us or our paying agent a correct social security number or other taxpayer identification number, or TIN, or fails to furnish a certification of exempt status, (ii) has been notified by the IRS that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends or (iii) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a U.S. person that is not subject to backup withholding.  Backup withholding is not an additional tax.  Any amounts withheld from payments to a U.S. holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.  Certain U.S. persons are exempt from backup withholding, including corporations, provided that their exemptions from backup withholding are properly established.

Non-U.S. Holders

  The following is a summary of certain U.S. federal tax considerations applicable to a non-U.S. holder of our common stock.

102

Distributions

  Distributions treated as dividends for U.S. federal income tax purposes (as described above under “—U.S. Holders— Distributions”), if any, that are paid to a non-U.S. holder with respect to shares of our common stock will be subject to U.S. federal withholding tax at a 30% rate (or a lower rate prescribed by an applicable income tax treaty) unless the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained in the United States).  To claim the exemption from withholding with respect to any such effectively connected income, the non-U.S. holder must furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form), certifying under penalties of perjury that a dividend paid on our common stock is not subject to withholding tax.  The certification requirement also may require a non-U.S. holder to provide its U.S. taxpayer identification number.

  If a non-U.S. holder is engaged in a trade or business in the United States and dividends with respect to our common stock are effectively connected with the conduct of such trade or business and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base, then the non-U.S. holder generally will be subject to U.S. federal income tax on such dividends on a net income basis in the same manner as if received by a U.S. holder (although the dividends will be exempt from the 30% U.S. federal withholding tax, provided the certification requirements are satisfied).  In addition, if the non-U.S. holder is a corporation for U.S. federal income tax purposes, such holder may, under certain circumstances, be subject to an additional branch profits tax equal to 30% (or a lower rate prescribed by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year.

  A non-U.S. holder who wishes to claim the benefit of an exemption or reduced rate of U.S. federal withholding tax under an applicable income tax treaty must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying, under penalties of perjury, such non-U.S. holder’s qualification for the exemption or reduced rate.  If a non-U.S. holder is eligible for an exemption or a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty, it may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

  If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital, up to the non-U.S. holder’s adjusted tax basis in its shares of our common stock.  Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Sale, exchange, redemption or certain other taxable dispositions of our common stock.” If we are not able to determine whether or not a distribution will exceed current and accumulated earnings and profits at the time a distribution is made, we may withhold tax on the entire amount of such distribution at the same rate as we would withhold on a dividend.  However, a non-U.S. holder may obtain a refund of any excess withholding by filing an appropriate claim for refund with the IRS.

  Any distribution described in this section would also be subject to the discussion below in “Foreign Account Tax Compliance Act.”

Sale, Exchange, Redemption or Certain Other Taxable Dispositions of Our Common Stock

  Subject to the discussions below regarding backup withholding and the Foreign Account Tax Compliance Act, a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on gain realized upon a sale, exchange or other taxable disposition of shares of our common stock unless:  (i) the gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or a fixed base), of the non-U.S. holder; (ii) the non-U.S. holder is a non-resident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or (iii) we are or have been a “U.S. real property holding corporation”, or a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period for our common stock, or the relevant period.

  If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax on a net basis with respect to such gain in the same manner as if such holder were a resident of the United States.  In addition, if the non-U.S. holder is a corporation for U.S. federal income tax purposes, such gains may, under certain circumstances, also be subject to the branch profits tax at a rate of 30% (or at a lower rate prescribed by an applicable income tax treaty).

  If the second exception applies, the non-U.S. holder generally will be subject U.S. federal income tax at a rate of 30% tax on the gain from a disposition of our common stock, which may be offset by capital losses allocable to U.S. sources during the taxable year of disposition (even though the non-U.S. holder is not considered a resident of the United States).

  With respect to the third exception above, we believe we currently are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes.  Because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests, there can be no assurances that we will not become a USRPHC in the future.  Generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests (as defined in the Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business.  Even if we are or become a USRPHC, a non-U.S. holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of our common stock by reason of our status as a USRPHC so long as (i) our common stock continues to be regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code) during the calendar year in which such disposition occurs and (ii) such non-U.S. holder does not own and is not deemed to own (directly, indirectly, or constructively) more than 5% of our common stock at any time during the relevant period.  If we are a USRPHC and the requirements of (i) or (ii) are not met, gain on the disposition of shares of our common stock generally will be taxed in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax will not apply.

103

Information Reporting and Backup Withholding Tax

  We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions, regardless of whether withholding was required.  This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.  A non-U.S. holder will generally be subject to backup withholding at the then applicable rate for dividends paid to such holder unless such holder furnishes a valid IRS Form W-8BEN (or such other applicable form and documentation as required by the Code or the Treasury regulations) certifying under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or otherwise establishes an exemption.  Dividends paid to non-U.S. holders subject to U.S. federal withholding tax, as described above in “Distributions,” generally will be exempt from U.S. backup withholding.

  Information reporting and, depending on the circumstances, backup withholding will apply to the payment of the proceeds of a sale or other disposition of shares of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies that it is not a U.S. person (as defined under the Code) and satisfies certain other requirements, or otherwise establishes an exemption.  Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker.  However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker.  Prospective investors should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

  Copies of the information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is incorporated under the provisions of an applicable treaty or agreement.

  Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules may be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that an appropriate claim is timely filed with the IRS.

Foreign Account Tax Compliance Act

  Under the Foreign Account Tax Compliance Act, or FATCA, a 30% withholding tax will apply to dividends on, or gross proceeds from the sale or other disposition of, shares of our common stock paid to certain non-U.S. entities (including financial intermediaries) unless various information reporting and due diligence requirements, which are different from and in addition to the certification requirements described elsewhere in this discussion, have been satisfied (generally relating to ownership of by U.S. persons of interests in or accounts with those entities).  The withholding rules will apply to payments of gross proceeds from dispositions of U.S. common stock beginning January 1, 2017.

  Holders of our common stock should consult their tax advisors regarding the possible impact of FATCA on their investment in our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

104

UNDERWRITING

  Raymond James & Associates, Inc. is acting as representative of each of the underwriters named below. Subject to the conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us the number of shares of our common stock set forth opposite its name below:

Name	Number of Shares
Raymond James & Associates, Inc.
Maxim Group LLC
Janney Montgomery Scott LLC

Total:

  The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

  The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at that price less a concession not in excess of $         per share. After the initial offering of the shares of common stock, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

Option to Purchase Additional Shares of Common Stock

  We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to               additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

Discounts and Expenses

  The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional               shares of common stock.

	Per Share	Total No Exercise	Total Full Exercise
Public offering price
Underwriting discounts and commissions
Proceeds, before expenses

  The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $                   .

         We have agreed to reimburse Maxim Group LLC (“Maxim”) for certain fees and expenses relating to the offering, including but not limited to: (i) all reasonable fees, disbursements and expenses relating to background checks of our officers and directors, (ii) up to $100,000 of fees, expenses and disbursements of underwriters’ counsel, including for such counsel’s participation in the “blue sky” and stock exchange listing process, and (iii) all expenses associated with “road shows”; provided that the maximum amount of Maxim’s fees and expenses that we shall be responsible for, excluding those set forth in clauses (ii) and (iii) above, shall not exceed $25,000. We have paid an expense deposit of $35,000 to Maxim, which will be applied against the out-of-pocket accountable expenses that we will pay to Maxim in connection with this offering. In the event this offering is terminated, Maxim shall return any portion of the $35,000 out-of-pocket expense deposit paid to it to the extent such expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

         In addition, we have agreed to reimburse Raymond James & Associates, Inc. for reasonable out-of-pocket accountable expenses up to a maximum of (i) $150,000 upon completion of this offering and (ii) $75,000 in the event that this offering is not completed.

Indemnification

  We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

105

Lock-Up Agreements

  In connection with this offering, subject to specified exceptions, we and each of our directors and officers, and substantially all of our stockholders who own in the aggregate 1.0% or more of our outstanding shares, have agreed that, subject to certain exceptions, without the prior written consent of Raymond James & Associates, Inc. as representative on behalf of the underwriters, we and they will not, subject to customary exceptions, during the period ending six (6) months after the date of the final prospectus relating to this offering:

•	offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, encumber, assign, borrow or otherwise dispose of or transfer, any shares of our stock or options, warrants or other securities with respect to our stock; or
•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock.

  The preceding restrictions apply without regard to whether any such transaction described above is to be settled by delivery of common stock or other securities, in cash or otherwise. In addition, we and each such person agree that, without the prior written consent of the representative, we and each such person will not, during the period ending six (6) months after the date of the final prospectus relating to this offering, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

  The six (6) month restricted period described in the preceding paragraph will be extended if, during any period that we are not an emerging growth company:

•	during the last 17 days of the 90 day restricted period we issue an earnings release or material news event relating to us occurs, or
•	prior to the expiration of the 90 day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180 day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Stabilization

  Until this offering is completed, rules of the SEC may limit the ability of the underwriters and various selling group members to bid for and purchase the shares of our common stock. As an exception to these rules and in accordance with Regulation M under the Exchange Act, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock in order to facilitate the offering of the common stock, including: short sales; syndicate covering transactions; imposition of penalty bids; and purchases to cover positions created by short sales.

  Stabilizing transactions may include making short sales of shares of our common stock, which involve the sale by the underwriters of a greater number of shares than it is required to purchase in this offering and purchasing shares of common stock from us by exercising the option or in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

  Each underwriter may close out any covered short position either by exercising its option, in whole or in part, or by purchasing shares of common stock in the open market after the distribution has been completed. In making this determination, each underwriter will consider, among other things, the price of shares of our common stock available for purchase in the open market compared to the price at which the underwriter may purchase shares of our common stock pursuant to the underwriters’ option.

  A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of shares of our common stock in the open market after pricing that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares of our common stock in the open market to cover the position after the pricing of this offering.

  The underwriters also may impose a penalty bid on selling group members. This means that if the underwriters purchase shares of our common stock in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those shares as part of this offering to repay the selling concession received by them.

106

  As a result of these activities, the price of shares of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them without notice at any time. The underwriters may carry out these transactions on the NASDAQ Capital Market or otherwise.

  The underwriters are not required to engage in these activities and may end any of these activities at any time.

Relationships

  Certain of the underwriters and their affiliates may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates, and for the selling stockholders and their affiliates, in the ordinary course of their business, for which they will receive customary fees and commissions, as applicable, and reimbursement for out-of-pocket expenses. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Listing

  We have applied for listing on the NASDAQ Capital Market under the trading symbol “PLXP.”

Electronic Prospectus

  A prospectus in electronic format may be available on the Internet sites or through other online services maintained by one or more of the underwriters and selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or the selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

  Other than the prospectus in electronic format, the information on any underwriter’s or any selling group member’s website and any information contained in any other website maintained by the underwriters or any selling group member is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriters or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Selling Restrictions

  Other than in the United States and as described below, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares of common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

  In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each a Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of securities to the public in that Member State, except that it may, with effect from and including such date, make an offer of securities to the public in that Member State:

•	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
•	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;
•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

107

•	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

  For the purposes of the above, the expression “offer of securities to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

Israel

  In the State of Israel, the shares offered hereby may not be offered to any person or entity other than the following, all of whom must acquire the securities for their own account and not for purposes of distribution and/or sale to others:

•	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

•	a provident fund as defined in the Control of Financial Services law (Provident Funds), 5765-2005;
•	an insurer, as defined under the Insurance Business (Control) Law 5741-1981;
•	a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;
•	a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;
•	an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;
•	a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;
•	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law 1968, purchasing for itself;
•	a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) where the risk of investment is higher than what is customary for other investments); or
•	a corporation primarily engaged in capital markets activities and which is wholly owned by investors listed in Section 15A(b) of the Securities Laws 1968.

Switzerland

  The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

  Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

United Kingdom

  This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, (i) persons who are outside the United Kingdom, (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, or (iii) high net worth entities, and other persons to whom it may be lawfully communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as relevant persons). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

108

Canada

  The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

  Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

  Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

109

LEGAL MATTERS

  Jackson Walker L.L.P., of Dallas, Texas, will pass upon the validity of the shares of common stock offered hereby. The underwriters are being represented by Ellenoff Grossman & Schole LLP, of New York, New York, in connection with the offering.

EXPERTS

  Our financial statements as of December 31, 2014 and 2013, and each of the years then ended, included in this prospectus have been so included in reliance on the report of GBH CPAs, PC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

  We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to this offering of our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits and the financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be referenced for the complete contents of these contracts and documents. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room of the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements, and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

  As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, we will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.PLxPharma.com . After the closing of this offering, you may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into this prospectus.

110

PLX PHARMA Inc.

PLx Pharma Inc.

CONSOLIDATED balance sheets

(Unaudited)

	September 30,	December 31,
	2015	2014
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$407,529	$247,099
Accounts receivable	-	82,599
Prepaid expenses	8,500	3,884
TOTAL CURRENT ASSETS	416,029	333,582

NON-CURRENT ASSETS
Property and equipment, net	431,202	437,339
Security deposit	4,064	4,064
TOTAL ASSETS	$851,295	$774,985

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$78,721	$255,730
TOTAL CURRENT LIABILITIES	78,721	255,730

NON-CURRENT LIABILITIES
Deferred revenue	200,000	-
TOTAL LIABILITIES	278,721	255,730

Commitments and contingencies

STOCKHOLDERS' EQUITY
Preferred stock; $0.001 par value; 10,000,000 shares authorized; none issued and outstanding	-	-
Common stock; $0.001 par value; 100,000,000 shares authorized; 5,565,823 and 5,316,627 shares issued and outstanding, respectively	5,566	5,317

Additional paid-in capital	47,298,180	43,944,043

Accumulated deficit	(46,731,172)	(43,430,105)
TOTAL STOCKHOLDERS' EQUITY	572,574	519,255
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$851,295	$774,985

The accompanying notes are an integral part of these financial statements.

F-1

PLx Pharma Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Nine Months Ended September 30,
	2015	2014
REVENUES:
Federal grant	$171,592	$127,440
Joint development revenue	-	28,382
License revenue	-	20,000
TOTAL REVENUES	171,592	175,822

EXPENSES:
Research and development	142,453	2,779,539
General and administrative	1,301,080	1,457,627
TOTAL EXPENSES	1,443,533	4,237,166

OPERATING LOSS	(1,271,941)	(4,061,344)

OTHER INCOME (EXPENSE):
Interest income	1,222	9,912
Interest expense	(441,411)	(3,321)
Loss on debt extinguishment	(1,588,937)	-
TOTAL OTHER INCOME (EXPENSE)	(2,029,126)	6,591

NET LOSS	$(3,301,067)	$(4,054,753)

Net loss per common share – basic and diluted	(0.61)	(0.76)
Weighted average shares of common stock - basic and diluted	5,382,349	5,316,627

The accompanying notes are an integral part of these financial statements.

F-2

PLx Pharma Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the nine months ended September 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,301,067)	$(4,054,753)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6,137	6,698
Equity-based compensation	524,038	132,082
Amortization of debt discount	388,224	-
Loss on extinguishment of debt	1,588,937	-
Change in operating assets and liabilities:
Accounts receivable	82,599	230,585
Prepaid expenses	(4,616)	557
Accounts payable	(177,009)	(216,507)
Accrued liabilities	41,043	(16,667)
Accrued liabilities – related parties	12,144	-
Deferred revenue	200,000	-
Net cash used in operating activities	(639,570)	(3,918,005)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchase of fixed assets	-	(2,735)
Net cash used in investing activities	-	(2,735)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of short term notes payable	620,000	-
Proceeds from issuance of short term notes payable - related parties	180,000	-
Net cash provided by financing activities	800,000	-

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	160,430	(3,920,740)
Cash and cash equivalents, beginning of period	247,099	5,198,094
Cash and cash equivalents, end of period	$407,529	$1,277,354

SUPPLEMENTAL INFORMATION
Cash paid during the year for:
Income taxes	$-	$-
Interest	$-	$-
NON-CASH FINANCING TRANSACTIONS
Debt discount from incentive units issued to note holders	$388,224	$-
Debt and accrued interest converted to common stock	$853,187	$-

The accompanying notes are an integral part of these financial statements.

F-3

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – BACKGROUND AND ORGANIZATION

Business Operations

PLx Pharma Inc. and its subsidiary (the “Company”) is a late stage startup specialty pharmaceutical company focusing initially on commercializing two patent-protected lead products: PL2200 Aspirin 325 mg and PL2200 Aspirin 81 mg (referred to together as “PL2200 Aspirin”).  PL2200 Aspirin 325 mg is approved by the U.S. Food and Drug Administration for over-the-counter distribution and is the first ever liquid fill aspirin capsule.

PLx Pharma Inc. participates in the U.S. Department of Health and Human Services, National Institutes of Health (“NIH”) and the U.S. Department of the Army Research and Development Programs.

Initial Organization and Conversion to Limited Liability Company

PLx Pharma Inc. (Texas), the predecessor to PLx Pharma LLC, was incorporated in the State of Texas on November 12, 2002 under the name of ZT MediTech, Inc. (“ZTM”). In December 2002, ZTM changed its name to GrassRoots Pharmaceuticals, Inc. (“GrassRoots”). Business commenced upon initial capitalization on December 4, 2002. In March 2003, GrassRoots changed its name to PLx Pharma Inc.

On December 31, 2013, PLx Pharma Inc. (Texas) elected a plan of conversion from a corporation to a Texas limited liability company and changed its name to PLx Pharma LLC. Concurrently, PLx Pharma LLC changed its taxing structure for U.S. federal and state income tax from a C Corporation to a partnership, and adopted a new Limited Liability Company Agreement for operations of the entity.

Pursuant to the conversion, shares of common and preferred stock of PLx Pharma Inc. (Texas) were exchanged for an equivalent number of common and preferred member units in PLx Pharma LLC. As further discussed in Notes 4 and 8, the various classes of preferred stock and their associated rights, principally relating to distributions and liquidation values but excluding conversion features, were retained in each of the preferred member units in the exchange.

Reincorporation

On July 21, 2015, PLx Pharma LLC’s shareholders voted to approve a Plan of Conversion whereby PLx Pharma LLC re-incorporated into a Delaware based corporation, PLx Pharma Inc. (Delaware) (the “Reincorporation”) effective July 27, 2015. In conjunction with the conversion, each Preferred Unit was converted on a one for two-sevenths basis into 5,013,690 shares of common stock. Additionally, each Common Unit was converted on a one for one-fourteenth basis into 302,937 shares of common stock.

F-4

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

In connection with the conversion, the $800,000 of notes executed in early 2015 plus accrued interest of $53,187 and the 1,313,840 Incentive Units issued in conjunction with the notes were exchanged for 249,196 shares of common stock. The note exchange was accounted for as an extinguishment of debt with the fair market value of the common stock issued treated as an increase to common equity and an associated loss on extinguishment of debt of $1,588,937 recorded in July 2015. Finally, all the remaining Incentive Units outstanding were cancelled in conjunction with the conversion.

PLX Chile SpA was formed on September 12, 2011 as a wholly-owned subsidiary of the Company and engages in the development and research of pharmaceutical formulations in Chile.

NOTE 2 – GOING CONCERN

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has suffered recurring losses from operations and has insufficient working capital as of September 30, 2015. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders, the Company’s ability to obtain necessary equity or debt financing to continue operations, and ultimately the Company’s ability to commercialize PL2200 Aspirin. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Management is currently evaluating the prospects for accessing additional capital through an initial public offering.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - Unaudited Interim Financial Information

The accompanying unaudited interim consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and in accordance with the rules and regulations of the United States Securities and Exchange Commission with respect to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim consolidated financial statements furnished reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. Interim results are not necessarily indicative of the results for the full year. These unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company for the year ended December 31, 2014 and notes thereto contained in this prospectus.

F-5

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of PLx Pharma Inc. and its wholly-owned subsidiary, PLx Chile SpA. All significant intercompany balances and transactions have been eliminated within the consolidated financial statements.

Basis of Accounting

The Company's consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Foreign Currency Remeasurement

The functional currency of PLx Chile SpA has been designated as the U.S. dollar as its debt financing is repayable in the same currency. All statement of financial position accounts of PLx Chile SpA are remeasured to U.S. dollars using rates of exchange in effect at the balance sheet date or by historical exchange rates in the case of nonmonetary assets and liabilities. The statement of operations is remeasured at average exchange rates during the period or, for amounts in the statement of operations related to nonmonetary assets and liabilities, at the same rate as used for the related balance sheet transaction. Adjustments, if any, arising from the remeasurement to U.S. dollars are included in the consolidated statement of operations.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains cash and cash equivalents in a financial institution that at times exceeds federally insured limits. Management believes that the Company's credit risk exposure is mitigated by the financial strength of the banking institution in which the deposits are held. As of September 30, 2015, the Company had cash and cash equivalent balance of $140,269 in U.S. bank accounts that were not insured by the Federal Deposit Insurance Corporation.

F-6

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Accounts Receivable

An allowance for uncollectible accounts receivables is estimated based on historical experience, credit quality, age of the accounts receivable balances, and economic conditions that may affect a customer’s ability to pay.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company has categorized all investments recorded at fair value based upon the level of judgment associated with the inputs used to measure their fair value.

Hierarchical levels, directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities, are as follows:

•	Level 1: Quoted prices in active markets for identical assets or liabilities that the organization has the ability to access at the reporting date.

•	Level 2: Inputs other than quoted prices included in Level 1, which are either observable or that can be derived from or corroborated by observable data as of the reporting date.

•	Level 3: Inputs include those that are significant to the fair value of the asset or liability and are generally less observable from objective resources and reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability.

The Company's financial instruments (cash and cash equivalents, receivables, accounts payable and accrued liabilities) are carried in the consolidated balance sheet at amounts which reasonably approximate their fair values based on their short-term nature.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. The Company capitalizes additions that have a tangible future economic life. Maintenance and repairs that do not improve or extend the lives of property and equipment are charged to operations as incurred. Depreciation expense is computed using the straight-line method over the estimated useful lives of each class of depreciable assets.

F-7

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Impairment of Long-Lived Assets

Management reviews property and equipment for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable. If there is an indication of impairment, management prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value.

Revenue Recognition

The Company recognizes revenues when persuasive evidence of an arrangement exists, delivery has occurred or services have been provided, the purchase price is fixed or determinable and collectability is reasonably assured.

The Company generally receives cost reimbursement-based federal grants. For these grants, revenues are based on internal and subcontractor costs incurred that are specifically covered under reimbursement arrangements, and where applicable, an additional facilities and administrative rate that provides funding for overhead expenses. These revenues are recognized as grant-related expenses are incurred by the Company or its subcontractors. The grant agreements with federal government agencies generally provide that, upon completion of a technology development program, the funding agency is granted a royalty-free license to use any technology developed during the course of the program for its own purposes, but not any preexisting technology that the Company use in connection with the program. The Company retains all other rights to use, develop, and commercialize the technology.

Joint development revenue is recognized when the related expenditure is made under the reimbursement provisions of the sponsored research agreement or activities under a patent license agreement. License revenue is recognized over straight-line basis during the license period.

Research and Development Expenses

Costs incurred in connection with research and development activities are expensed as incurred. Research and development expenses consist of direct and indirect costs associated with specific projects and include fees paid to various entities that perform research related services for the Company.

F-8

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Share-Based/ Incentive Unit-Based Compensation

The Company recognizes expense in the consolidated statements of operations for the fair value of all stock-based/ incentive unit-based compensation to key employees, nonemployee directors and advisors in the form of stock options/ incentive units. The Company uses the Black-Scholes option valuation model to estimate the fair value of these awards. Compensation cost is amortized on a straight-line basis over the vesting period for each respective award. The Company estimates forfeitures and adjusts this estimate periodically based on actual forfeitures.

Income Taxes

Income taxes are accounted for under the asset and liability method. Under this method, deferred income taxes are recognized for the future tax consequences attributed to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the enactment date.

Effective December 31, 2013 and prior to the Reincorporation, the Company, with the consent of its stockholders, elected to be taxed as a partnership under the Internal Revenue Code. In lieu of corporate income taxes, the Company's members were taxed on their proportionate share of the Company's taxable income. Accordingly, no provision for federal income taxes is provided in the consolidated financial statements as of December 31, 2014.

As of the effective date of the partnership election and prior to the Reincorporation, future taxable income or deductions arising from differences between financial and tax bases of the Company's assets and liabilities were recognized in the tax returns of the individual shareholders; as such, any deferred income taxes prior to the partnership election recorded by the Company were eliminated at December 31, 2013. However, as the Company had provided an allowance against its net deferred tax assets, there was no effect on the accompanying consolidated financial statements. The Company has determined that it is unlikely that any tax will arise from "built-in gains" and, accordingly, no provision has been made for any income tax liability associated with "built-in gains" at the date of the partnership election.

F-9

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

The Company has adopted generally accepted accounting principles' guidance on how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing tax benefits. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, and changes in tax law and new authoritative rulings.

Prior to December 31, 2013, the Company filed income tax returns in the U.S. Federal jurisdiction and the state of Texas. The Company is subject to the Texas franchise tax, commonly referred to as the Texas margin tax. The Texas margin tax has been determined to be an income tax for accounting purposes. The computation of the tax liability is based on Company revenues reduced by certain deductions. Management has determined this tax to be immaterial and accordingly, there is no provision for state income tax included in the accompanying consolidated financial statements.

The Company is no longer subject to U.S. Federal or state examinations by tax authorities for years before 2010.

Subsequent Events

The Company’s management reviewed all material events through the date of the consolidated financial statements were issued for subsequent event disclosure consideration.

Recent Accounting Developments

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. This amendment requires debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with the treatment of debt discounts. This guidance becomes effective for financial statements issued for fiscal years beginning after December 15, 2015. In August 2015, the FASB issued ASU No. 2015-15 to further clarify the paragraphs within ASU 2015-03 which describe the measurement of debt issuance costs related to line-of-credit arrangements. We expect to adopt this guidance during 2016, and we do not expect this pronouncement to have a material impact on our consolidated financial statements.

In June 2014, the FASB issued ASU No. 2014-12, Compensation - Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could be Achieved after the Requisite Service Period. This amendment requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition that affects vesting or as a non-vesting condition that affects the grant-date fair value of an award, and provides explicit guidance for those awards. This guidance becomes effective for fiscal years beginning on or after December 15, 2015. We do not expect this pronouncement to have a material impact on our consolidated financial statements.

F-10

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers.” The guidance requires a company to recognize revenue when it transfers promised services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those services and requires enhanced disclosures. The new guidance is effective for annual and interim periods beginning after December 15, 2016, and early adoption is not permitted. On July 9, 2015, the FASB approved the deferral of the effective date of the new revenue guidance by one year to annual reporting periods beginning after December 15, 2017, with early adoption being permitted for annual periods beginning after December 15, 2016. The Company is currently evaluating the new guidance.

NOTE 4 – SUMMARY OF PLx PHARMA LLC COMPANY AGREEMENT

Prior to the Reincorporation discussed in Note 1, PLx Pharma LLC's Company Agreement provided for the following:

•	The Shareholders should not be personally liable for any of the debts or obligations of PLx Pharma LLC (except to the extent provided by the Texas Business Organizations Code), and the liability of the Shareholders to PLx Pharma LLC should be limited to the total capital contributions that the Shareholders were required to make to PLx Pharma LLC.

•	The membership interests held by the Shareholders should be expressed as "Units." There are ten series of Units—Common Units, Incentive Units (see Note 9), and Preferred Units (see Note 8) consisting of Series A Units, Series B Units, Series C Units, Series D Units, Series E Units, Series F Units, Series G Units and Series G-1 Units.

•	Income and losses of PLx Pharma LLC for each fiscal year should be allocated among the Shareholders in proportion to their capital accounts as defined and allowed for in the Company Agreement.

•	The Directors should distribute available cash or other property to the Shareholders at such times and in such amounts as the Directors might determine in their respective sole and absolute discretion as per the Company Agreement. All distributions of available cash or other should be made among the Shareholders of record as of the date of such distribution in senior preference to the Series G and G-1 Units, the Series F Units, the Series E Units, the Series D Units, the Series C Units, the Series B Units, the Series A Units, and thereafter to all Shareholders in accordance with their Capital Percentages.

F-11

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

•	No later than 90 calendar days after the end of each fiscal year, PLx Pharma LLC might, at the discretion of the Directors, and to the extent such funds were legally available, make a cash distribution out of available cash to each Shareholder in the smallest amount necessary so that the cumulative amount of all distributions from PLx Pharma LLC to such Shareholder as of the end of any allocation period equals each such Shareholder's Hypothetical Tax Amount, as defined, however such combined rate shall be limited to 45%.

•	No distribution would be made to any Incentive Shareholder (See Note 9) with respect to Incentive Units that had a Benchmark Amount greater than zero until the aggregate distributions made to a Shareholder holding Common Units equaled such Benchmark Amount.

NOTE 5 – ACCOUNTS RECEIVABLE

As of December 31, 2014, the Company had receivables owed from the federal government for grant expenditures as well as amounts owed from its joint development partner for reimbursements of related costs. All balances owed were fully collected after December 31, 2014 and therefore no allowance for doubtful accounts was necessary. The composition of the balances as of September 30, 2015 and December 31, 2014 were as follows:

	September 30, 2015	December 31, 2014
Grants receivable	$-	$65,978
Joint development receivable	-	16,621

Total accounts receivable	$-	$82,599

F-12

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 6 – PROPERTY AND EQUIPMENT

Property and equipment at September 30, 2015 and December 31, 2014 consisted of the following:

Asset Descriptions	Useful Lives	September 30, 2015	December 31, 2014
Computer equipment	4 years	$41,839	$41,839
Lab equipment	5 years	8,655	8,655
Office equipment, furniture and fixtures	5 years	18,302	18,302
Manufacturing equipment	7 years	783,075	783,075
Subtotal		851,871	851,871
Less: Accumulated depreciation		(62,669)	(56,532)
Less: Impairment		(358,000)	(358,000)
Total property and equipment, net		$431,202	$437,339

Depreciation for the nine months ended September 30, 2015 and 2014 was $6,137 and $6,698, respectively.

In early 2014, management decided to sell certain manufacturing equipment that had not been placed in service. The equipment had an aggregate historical cost of $783,075. Based on estimated cash flows from the potential sale of the equipment, an impairment loss of $358,000 was recorded during the year ended December 31, 2013. Management withdrew the equipment from sale and plans to start using the equipment upon the commercial lunch of PL2200 in mid-2017 and depreciation will begin at that time.

NOTE 7 – NOTES PAYABLE AND NOTES PAYABLE – RELATED PARTIES

During January and February 2015, the Company borrowed $800,000 from 24 different noteholders in increments ranging from $10,000 to $100,000 including $180,000 from related parties. All notes accrued interest at 14% per annum with a maturity date of September 30, 2015. Total Incentive Units of 1,313,840 were issued to the lenders along with the notes as a part of the debt offering. Proceeds of $301,900 from third parties and proceeds of $86,324 from related parties were allocated to the incentive units and recorded as initial debt discount based on the relative fair values of the incentive units. For the nine months ended September 30, 2015, the Company recorded the entire debt discount of $388,224 as interest expense (including $86,324 from related party notes payable) for the amortization of debt discount as the notes were extinguished in exchange for common stock in July 2015.

F-13

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 8 – CONVERTIBLE PREFERRED STOCK AND PREFERRED UNITS

In years prior to 2013, the Company had issued and outstanding seven series of Convertible Preferred Stock, Series A through G totaling 13,092,982 shares. During 2013, the Company completed the sale of $3,457,080 of convertible bridge notes which, with accrued interest of $16,090, were subsequently converted into 1,240,415 shares of Series G Convertible Preferred Stock. Additionally in 2013, the Company issued 3,214,286 shares of Series G-1 Preferred Stock in for $9,000,000.

At December 31, 2013, all series of Convertible Series A to G and the G-1 Preferred Stock were exchanged for Preferred Units on a one-to-one basis. As part of this exchange, the Preferred Units retained the preferential rights of the Convertible Preferred Stock with respect to distributions and liquidation value, but no longer contain any conversion rights.

The preferential rights of the Preferred Units with respect to distributions and liquidation value were described as follows:

•	First, 52.45% to the Series G Shareholders in accordance with their respective Series G Unit Percentages and 47.55% to the Series G-1 Shareholders in accordance with their respective Series G-1 Unit Percentages until such time as the Series G and Series G-1 Shareholders had received, as separate groups, amounts equal to the Series G Liquidation Value and Series G-1 Liquidation Value, respectively,

•	Second, to the Series F Shareholders in accordance with their respective Series F Unit Percentages until such time as the Series F Shareholders had received, as a group, an amount equal to the Series F Liquidation Value,

•	Third, to the Series E Shareholders in accordance with their respective Series E Unit Percentages until such time as the Series E Shareholders had received, as a group, an amount equal to the Series E Liquidation Value,

•	Fourth, to the Series D Shareholders in accordance with their respective Series D Unit Percentages until such time as the Series D Shareholders had received, as a group, an amount equal to the Series D Liquidation Value,

•	Fifth, to the Series C Shareholders in accordance with their respective Series C Unit Percentages until such time as the Series C Shareholders had received, as a group, an amount equal to the Series C Liquidation Value,

F-14

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

•	Sixth, 35.21% to the Series A Shareholders in accordance with their respective Series A Unit Percentages and 64.79% to the Series B Shareholders in accordance with their respective Series B Unit Percentages until such time as the Series A Shareholders and Series B Shareholders had received, as separate groups, amounts equal to the Series A Liquidation Value and Series B Liquidation Value, respectively, and

•	Thereafter, to all Shareholders in accordance with their Capital Percentages.

The Company should obtain prior consent of a majority of the Preferred Units Shareholders for any major decision, such as changing the Company’s status as a limited liability company, issuing any Units or securities convertible into Units, and incurring debt in the aggregate in excess of $100,000 as defined in the Company Agreement. The Preferred Units Shareholders have the right to designate up to 5 members of the Board of Directors, voting in accordance with their Capital Percentages as outlined in the Company Agreement.

Upon the Reincorporation discussed in Note 1, all Preferred Units were converted to the Company’s common shares.

NOTE 9 – STOCK OPTIONS/ INCENTIVE UNITS

Stock Options

On July 21, 2015, the Company adopted an Omnibus Stock Option Plan with an initial pool of 1,000,000 shares. As of September 30, 2015, 122,135 shares remained available for grant.

Following is a summary of options activities for the nine months ended September 30, 2015:

	Number of Underling Shares	Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding, December 31, 2014	-	$-	-
Granted	877,865	9.80	10.00
Outstanding, September 30, 2015	877,865	9.80	9.87
Exercisable, September 30, 2015	31,519

F-15

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

On July 22, 2015, in connection with the Reincorporation, the Company granted options to purchase 499,290 shares of the Company’s common stock to certain employees, members of scientific advisory board and consultants as a replacement of 1,972,500 incentive units previously issued. These options are exercisable at $9.80 per share and have a term of 10 years. Options to purchase 212,149 shares of the Company’s common stock vest upon the effectiveness of a registration statement for a proposed initial public offering and the remaining options vest in 2 to 3 years. These options had an aggregate fair value of $3,440,890 calculated using the Black-Scholes model. Variables used in the Black-Scholes model include: (1) discount rate of 1.69% (2) expected life range from 5.2-6.5 years, (3) expected volatility of 83.85%, and (4) zero expected dividends. The fair value of these options was $603,895 greater than the fair value of the replaced incentive units at July 22, 2015. As such, $603,895 incremental cost and $297,310 unamortized incentive unit cost at July 22, 2015 are being amortized over the vesting period of these options.

In July and September 2015, the Company issued options to purchase 317,857 shares of the Company’s common stock to its employees. These options have an exercise price of $9.80 per share and a term of 10 years. Options to purchase 90,179 common shares vest upon the effectiveness of the registration statement for a proposed initial public offering and the remaining options vest over 1 to 3 years. The options have an aggregate fair value of $2,104,960 that was calculated using the Black-Scholes model. Variables used in the Black-Scholes model include: (1) discount rate range from 1.53%-1.89% (2) expected life range from 5.2-6.5 years, (3) expected volatility of 83.85%, and (4) zero expected dividends.

In July, August and September 2015, the Company also issued options to purchase 60,718 shares of the Company’s common stock to its current board members, board member nominees and consultants. These options have an exercise price of $9.80 per share and a term of 10 years. Options to purchase 4,287 common shares vested immediately; options to purchase 50,003 shares vest upon the effectiveness of the registration statement for a proposed initial public offering and the remaining options vest in 1-3 years. The options have an aggregate fair value of $399,806 that was calculated using the Black-Scholes model. Variables used in the Black-Scholes model include: (1) discount rate range from 1.37-1.75% (2) expected life range from 5.1-6.4 years, (3) expected volatility of 83.85%, and (4) zero expected dividends.

As of September 30, 2015, the Company has $2,971,244 unamortized expense related to the options.

F-16

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Incentive Units

Prior to the Reincorporation, the Company granted Incentive Units to certain of the Company's employees and consultants, and all such Incentive Units were intended as "Profits Interests". The Incentive Units were intended to relate to services provided by the recipient (Incentive Shareholder) to the Company and its affiliates. Each Incentive Shareholder should receive his or her Incentive Units pursuant to a separate written agreement that sets forth vesting, repurchase and other arrangements between the Company and such Incentive Shareholder. Each Incentive Unit issued should, unless otherwise determined by the Board of Directors, have an amount (a "Benchmark Amount") attributed to it at the time of issuance. The Benchmark Amount might vary among Incentive Shareholders. An Incentive Shareholder was generally entitled to profit interests and related distributions from the Company after the satisfaction of all obligations to Preferred Unit Shareholders as discussed in Notes 4 and 8 and when profits and distributions attributed to the Common Unit Shareholders equal the Benchmark Amount of the Incentive Unit. The maximum Capital Percentage, as defined, that should be issued to Incentive Shareholders, as a group, shall be 12.5%. Upon the termination of employment or other service relationship of an Incentive Shareholder with the Company for any reason (including by reason of death or disability), the Company should have the right to repurchase any such Incentive Units that had not otherwise been forfeited pursuant to the terms of the grant agreement. Any Incentive Units repurchased by the Company and the Capital Percentage accompanying such Incentive Units should be available to be re-granted, as determined by the Directors, in the form of newly awarded, newly issued Incentive Units.

During the nine months ended September 30, 2015, the Company issued 1,313,840 Incentive Units to 24 noteholders. See Note 7. Upon the Reincorporation discussed in Note 1, the Incentive Units issued to the noteholders were exchanged for common shares upon the conversion of the notes.

During the nine months ended September 30, 2015 and 2014, the Company recorded $524,038 and $132,082 in compensation expense in relation to the stock options and incentive units, respectively.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Lease Agreement

The Company presently leases office space under an operating lease agreement, expiring on December 31, 2015. The office lease requires the Company to pay for its portion of taxes, maintenance and insurance. Rental expense under this agreement was $39,928 and $37,999 for the nine months ended September 30, 2015 and 2014, respectively.

Future minimum lease payments under non-cancelable operating leases with terms expiring in 2015 are $12,543.

F-17

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Patent License Agreement with the Board of Regents of the University of Texas (NSAIDs)

On January 8, 2003, the Company entered into a patent license agreement with the Board of Regents of The University of Texas System, under which it acquired an exclusive license for several patents and patent applications both inside and outside of the United States relating to gastrointestinal safer formulations of nonsteroidal anti-inflammatory drug (“NSAIDs”). Additionally, the Company acquired worldwide rights to commercialize licensed products and allow for the Company to grant sublicenses subject to royalty payments.

Under terms of the agreement, the Company is responsible for conducting clinical trials involving investigational use of a licensed product for the determination of metabolic and pharmacologic actions in humans, the side effects associated with increasing doses, examination of suspected indications, determination of the potential short-term side effects in humans and for establishing the safety, efficacy, labeled indications and risk-benefit profile in humans. The patent license agreement also requires the Company to provide reimbursement for all expenses incurred by The University of Texas Health Science Center at Houston for filing, prosecuting, enforcing and maintaining patent rights and requires an annual nonrefundable license management fee. In addition, the Company is obligated to pay certain milestone payments in future years relating to royalties resulting from the approval to sell licensed products and the resulting sales of such licensed products.

Development and Commercialization Agreement with Lee’s Pharmaceutical Holdings Limited

In March 2012, the Company entered into a development and commercialization license agreement with Lee's Pharmaceutical Holdings Limited, Zhaoke Pharmaceutical (Heifei) Co. Ltd., and Zhaoke Pharmaceutical (Guangzhou) Co. Ltd. (collectively, “Lee’s Pharmaceutical”). The Company granted to Lee’s Pharmaceutical an exclusive royalty bearing license under licensed subject matter to commercialize marketed products using PL 2200 Aspirin technology within the People’s Republic of China.

On June 19, 2015, the Company and Lee’s Pharmaceutical entered into an amendment to the Development and Commercialization Agreement where Lee’s Pharmaceutical agreed to complete an operational production line for PL2200 100 mg aspirin compliant with applicable regulations no later than June 30, 2016. Pursuant to the agreement, Lee’s Pharmaceutical paid the Company a $200,000 non-refundable advance payment of royalties in July 2015.

NOTE 11 – RELATED PARTIES Transactions

In March 2009, the Company entered into a consulting agreement with a stockholder that is a member of the Board of Directors. During the nine months ended September 30, 2014, the Company incurred approximately $0 and $45,000 in consulting fees to the related party, respectively.

F-18

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

In July 2011, the Company entered into a consulting agreement with a stockholder that is a member of the Board of Directors. During the nine months ended September 30, 2015 and 2014, the Company incurred approximately $0 and $75,000 in consulting fees to the related party, respectively.

Since its inception in 2002, the Company has entered into sponsored research agreements with a stockholder that is the holder of various patents and patent applications for which the Company has exclusive royalty bearing patent licenses as disclosed in Note 10. The Company paid approximately $134,000 and $64,000 to the related party in research and development activities as part of sponsored research agreements for federal programs during the nine months ended September 30, 2015 and 2014, respectively.

NOTE 12 – CONCENTRATIONS

Federal grant funds amounted to approximately 100% and 72% of revenues for the nine months ended September 30, 2015 and 2014, respectively. For the nine months ended September 30, 2015, 16% of total expenses were paid to a service provider for legal services. For the nine months ended September 30, 2014, 22% of total expenses were paid to one vendor that provides clinical trials and related services.

F-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
PLx Pharma Inc.

Houston, TX

We have audited the accompanying consolidated statements of financial position of PLx Pharma Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years then ended. PLx Pharma Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PLx Pharma Inc. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that PLx Pharma Inc. will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, PLx Pharma Inc. has suffered recurring losses from operations and has insufficient working capital that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GBH CPAs, PC

GBH CPAs, PC
www.gbhcpas.com
Houston, Texas

August 12, 2015, except for the effects of the conversion discussed in Note 13, as to which the date is November 5, 2015

F-20

PLx Pharma Inc.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2014	2013
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$247,099	$5,198,094
Accounts receivable	82,599	237,154
Prepaid expenses	3,884	1,007
TOTAL CURRENT ASSETS	333,582	5,436,255

NON-CURRENT ASSETS
Property and equipment, net of accumulated depreciation of $56,532 and $47,693, respectively	437,339	441,933
Security deposit	4,064	4,064
TOTAL ASSETS	$774,985	$5,882,252

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$255,730	$427,958
Accrued liabilities	-	16,667
TOTAL CURRENT LIABILITIES	255,730	444,625

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock; $0.001 par value; 10,000,000 shares authorized; none issued and outstanding	-	-
Common stock; $0.001 par value; 100,000,000 shares authorized; 5,316,627 issued and outstanding	5,317	5,317
Additional paid-in capital	43,944,043	43,767,934
Accumulated deficit	(43,430,105)	(38,335,624)
TOTAL STOCKHOLDERS' EQUITY	519,255	5,437,627
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$774,985	$5,882,252

The accompanying notes are an integral part of these financial statements.

F-21

PLx Pharma Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2014	2013
REVENUES:
Federal grant	$223,093	$615,152
Joint development revenue	45,002	25,426
License revenue	20,000	-
TOTAL REVENUES	288,095	640,578

EXPENSES:
Research and development	3,345,507	5,666,974
General and administrative	2,047,586	3,860,369
Impairment loss	-	358,000
TOTAL EXPENSES	5,393,093	9,885,343

OPERATING LOSS	(5,104,998)	(9,244,765)

OTHER INCOME (EXPENSE):
Interest income	10,517	22,390
Interest expense	-	(16,090)
TOTAL OTHER INCOME (EXPENSE)	10,517	6,300

NET LOSS	$(5,094,481)	$(9,238,465)

Net loss per common share – basic and diluted	(0.96)	(1.79)
Weighted average shares of common stock - basic and diluted	5,316,561	5,166,062

The accompanying notes are an integral part of these financial statements.

F-22

PLx Pharma Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

	Preferred		Common
	Shares	Amount	Shares	Amount	Additional paid-in capital	Accumulated deficit	Total stockholders' equity
Balance at December 31, 2012	-	$-	4,043,855	$4,044	$29,860,801	$(29,097,159)	$767,686
Issuance of common stock for cash	-	-	918,368	918	8,999,082	-	9,000,000
Issuance of common stock for conversion of convertible bridge notes and accrued interest	-	-	354,404	355	3,472,815	-	3,473,170
Stock-based compensation	-	-	-	-	1,435,236	-	1,435,236
Net loss	-	-	-	-	-	(9,238,465)	(9,238,465)
Balance at December 31, 2013			5,316,627	5,317	43,767,934	(38,335,624)	5,437,627
Incentive unit-based compensation	-	-	-	-	176,109	-	176,109
Net loss	-	-	-	-	-	(5,094,481)	(5,094,481)
Balance at December 31, 2014	-	-	$5,316,627	$5,317	$43,944,043	$(43,430,105)	$519,255

The accompanying notes are an integral part of these financial statements.

F-23

PLx Pharma Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,094,481)	$(9,238,465)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	8,837	9,659
Impairment loss	-	358,000
Share/incentive unit-based compensation	176,109	1,435,236
Change in operating assets and liabilities:
Accounts receivable	154,555	(171,764)
Prepaid expenses	(2,877)	(572)
Accounts payable	(172,228)	36,238
Accrued liabilities	(16,667)	16,667
Net cash used in operating activities	(4,946,752)	(7,555,001)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(4,243)	(711,155)
Net cash used in investing activities	(4,243)	(711,155)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of convertible bridge notes	-	3,457,080
Proceeds from issuance of preferred stock	-	9,000,000
Net cash provided by financing activities	-	12,457,080

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,950,995)	4,190,924
Cash and cash equivalents, beginning of year	5,198,094	1,007,170
Cash and cash equivalents, end of year	$247,099	$5,198,094

SUPPLEMENTAL INFORMATION
Cash paid during the year for:
Income taxes	$-	$-
Interest	-	-
NON-CASH FINANCING TRANSACTIONS
Convertible bridge notes and accrued interest converted to preferred stock	$-	$3,473,170

The accompanying notes are an integral part of these financial statements.

F-24

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – BACKGROUND AND ORGANIZATION

Business Operations

PLx Pharma Inc. and its subsidiary (the “Company”) is a late stage start up specialty pharmaceutical company focusing initially on commercializing two patent-protected lead products: PL2200 Aspirin 325 mg and PL2200 Aspirin 81 mg (referred to together as “PL2200 Aspirin”).  PL2200 Aspirin 325 mg is approved by the U.S. Food and Drug Administration for over-the-counter distribution and is the first ever liquid fill aspirin capsule.

PLx Pharma Inc. participates in the U.S. Department of Health and Human Services, National Institutes of Health (“NIH”) and the U.S. Department of the Army Research and Development Programs.

Initial Organization and Conversion to Limited Liability Company

PLx Pharma Inc. (Texas), the predecessor to PLx Pharma LLC, was incorporated in the State of Texas on November 12, 2002 under the name of ZT MediTech, Inc. (“ZTM”). In December 2002, ZTM changed its name to GrassRoots Pharmaceuticals, Inc. (“GrassRoots”). Business commenced upon initial capitalization on December 4, 2002. In March 2003, GrassRoots changed its name to PLx Pharma Inc.

On December 31, 2013, PLx Pharma Inc. (Texas) elected a plan of conversion from a corporation to a Texas limited liability company and changed its name to PLx Pharma LLC. Concurrently, PLx Pharma LLC changed its taxing structure for U.S. federal and state income tax from a C Corporation to a partnership, and adopted a new Limited Liability Company Agreement for operations of the entity.

Pursuant to the conversion, shares of common and preferred stock of PLx Pharma Inc. (Texas) were exchanged for an equivalent number of common and preferred member units in PLx Pharma LLC. As further discussed in Notes 4 and 8, the various classes of preferred stock and their associated rights, principally relating to distributions and liquidation values but excluding conversion features, were retained in each of the preferred member units in the exchange. See Note 13 for a description of the re-incorporation of PLx Pharma LLC as PLx Pharma Inc., a Delaware corporation, in July 2015 pursuant to a further plan of conversion and a restructuring of the Company’s capital structure.

PLX Chile SpA was formed on September 12, 2011 as a wholly-owned subsidiary of PLx Pharma Inc. and engages in the development and research of pharmaceutical formulations in Chile.

F-25

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – GOING CONCERN

These consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has suffered recurring losses from operations and has insufficient working capital as of December 31, 2014. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders, the Company’s ability to obtain necessary equity or debt financing to continue operations, and ultimately the Company’s ability to commercialize PL2200 Aspirin. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Management is currently evaluating the prospects for accessing additional capital through an initial public offering.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of PLx Pharma Inc. and its wholly-owned subsidiary, PLx Chile SpA. All significant intercompany balances and transactions have been eliminated within the consolidated financial statements.

Basis of Accounting

The Company's consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Foreign Currency Remeasurement

The functional currency of PLx Chile SpA has been designated as the U.S. dollar as its debt financing is repayable in the same currency. All balance sheet accounts of PLx Chile SpA are remeasured to U.S. dollars using rates of exchange in effect at the balance sheet date or by historical exchange rates in the case of nonmonetary assets and liabilities. The statement of operations is remeasured at average exchange rates during the period or, for amounts in the statement of operations related to nonmonetary assets and liabilities, at the same rate as used for the related statement of financial positon transaction. Adjustments, if any, arising from the remeasurement to U.S. dollars are included in the consolidated statement of operations.

F-26

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains cash and cash equivalents in a financial institution that at times exceeds federally insured limits. Management believes that the Company's credit risk exposure is mitigated by the financial strength of the banking institution in which the deposits are held. As of December 31, 2014, the Company's U.S. deposits of $226,386 were fully insured by the Federal Deposit Insurance Corporation.

Accounts Receivable

An allowance for uncollectible accounts receivables is estimated based on historical experience, credit quality, age of the accounts receivable balances, and economic conditions that may affect a customer’s ability to pay.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company has categorized all investments recorded at fair value based upon the level of judgment associated with the inputs used to measure their fair value.

Hierarchical levels, directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities, are as follows:

•	Level 1: Quoted prices in active markets for identical assets or liabilities that the organization has the ability to access at the reporting date.

•	Level 2: Inputs other than quoted prices included in Level 1, which are either observable or that can be derived from or corroborated by observable data as of the reporting date.

•	Level 3: Inputs include those that are significant to the fair value of the asset or liability and are generally less observable from objective resources and reflect the reporting entity's own assumptions about the assumptions market participants would use in pricing the asset or liability.

F-27

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company's financial instruments (cash and cash equivalents, receivables, accounts payable and accrued liabilities) are carried in the consolidated balance sheet at amounts which reasonably approximate their fair values based on their short-term nature.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. The Company capitalizes additions that have a tangible future economic life. Maintenance and repairs that do not improve or extend the lives of property and equipment are charged to operations as incurred. Depreciation expense is computed using the straight-line method over the estimated useful lives of each class of depreciable assets.

Impairment of Long-Lived Assets

Management reviews property and equipment for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable. If there is an indication of impairment, management prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value.

Revenue Recognition

The Company recognizes revenues when persuasive evidence of an arrangement exists, delivery has occurred or services have been provided, the purchase price is fixed or determinable and collectability is reasonably assured.

The Company generally receives cost reimbursement-based federal grants. For these grants, revenues are based on internal and subcontractor costs incurred that are specifically covered under reimbursement arrangements, and where applicable, an additional facilities and administrative rate that provides funding for overhead expenses. These revenues are recognized as grant-related expenses are incurred by the Company or its subcontractors. The grant agreements with federal government agencies generally provide that, upon completion of a technology development program, the funding agency is granted a royalty-free license to use any technology developed during the course of the program for its own purposes, but not any preexisting technology that the Company use in connection with the program. The Company retains all other rights to use, develop, and commercialize the technology.

Joint development revenue is recognized when the related expenditure is made under the reimbursement provisions of the sponsored research agreement or activities under a patent license agreement. License revenue is recognized over straight-line basis during the license period.

F-28

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Research and Development Expenses

Costs incurred in connection with research and development activities are expensed as incurred. Research and development expenses consist of direct and indirect costs associated with specific projects and include fees paid to various entities that perform research related services for the Company.

Share/Incentive Unit-Based Compensation

The Company recognizes expense in the consolidated statements of operations for the fair value of all share-based compensation to key employees, nonemployee directors and advisors in the form of stock options and incentive units. The Company uses the Black-Scholes option valuation model to estimate the fair value of these awards. Compensation cost is amortized on a straight-line basis over the vesting period for each respective award. The Company estimates forfeitures and adjusts this estimate periodically based on actual forfeitures.

Income Taxes

Effective December 31, 2013, the Company, with the consent of its stockholders, elected to be taxed as a partnership under the Internal Revenue Code. In lieu of corporate income taxes, the Company's shareholders are taxed on their proportionate share of the Company's taxable income. Accordingly, no provision for federal income taxes is provided in the consolidated financial statements as of December 31, 2014 and 2013.

In prior years, income taxes were accounted for under the asset and liability method. Under this method, deferred income taxes were recognized for the future tax consequences attributed to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities were measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences were expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates was recognized in income in the year that includes the enactment date.

As of the effective date of the partnership election, future taxable income or deductions arising from differences between financial and tax bases of the Company's assets and liabilities are recognized in the tax returns of the individual shareholders; as such, any deferred income taxes previously recorded by the Company were eliminated at December 31, 2013. However, as the Company had provided an allowance against its net deferred tax assets, there was no effect on the accompanying consolidated financial statements. The Company has determined that it is unlikely that any tax will arise from "built-in gains" and, accordingly, no provision has been made for any income tax liability associated with "built-in gains" at the date of the partnership election.

F-29

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has adopted generally accepted accounting principles' guidance on how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing tax benefits. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, and changes in tax law and new authoritative rulings.

Prior to December 31, 2013, the Company filed income tax returns in the U.S. Federal jurisdiction and the state of Texas. The Company is subject to the Texas franchise tax, commonly referred to as the Texas margin tax. The Texas margin tax has been determined to be an income tax for accounting purposes. The computation of the tax liability is based on Company revenues reduced by certain deductions. Management has determined this tax to be immaterial and accordingly, there is no provision for state income tax included in the accompanying consolidated financial statements.

The Company is no longer subject to U.S. Federal or state examinations by tax authorities for years before 2010.

Subsequent Events

The Company’s management reviewed all material events through the date of the consolidated financial statements were issued for subsequent event disclosure consideration.

Recent Accounting Developments

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued comprehensive new revenue recognition guidance. The guidance requires a company to recognize revenue when it transfers promised services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those services and requires enhanced disclosures. The new guidance is effective for annual and interim periods beginning after December 15, 2016, and early adoption is not permitted. On July 9, 2015, the FASB approved the deferral of the effective date of the new revenue guidance by one year to annual reporting periods beginning after December 15, 2017, with early adoption being permitted for annual periods beginning after December 15, 2016. The Company is currently evaluating the new guidance.

NOTE 4 – SUMMARY OF PLx PHARMA LLC COMPANY AGREEMENT

PLx Pharma LLC's Company Agreement provided for the following:

•	The Shareholders should not be personally liable for any of the debts or obligations of PLx Pharma LLC (except to the extent provided by the Texas Business Organizations Code), and the liability of the Shareholders to PLx Pharma LLC should be limited to the total capital contributions that the Shareholders were required to make to PLx Pharma LLC.

F-30

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

•	The membership interests held by the Shareholders should be expressed as "Units." There were ten series of Units—Common Units, Incentive Units (see Note 8), and Preferred Units (see Note 7) consisting of Series A Units, Series B Units, Series C Units, Series D Units, Series E Units, Series F Units, Series G Units and Series G-1 Units.

•	Income and losses of PLx Pharma LLC for each fiscal year should be allocated among the Shareholders in proportion to their capital accounts as defined and allowed for in the Company Agreement.

•	The Directors should distribute available cash or other property to the Shareholders at such times and in such amounts as the Directors might determine in their respective sole and absolute discretion as per the Company Agreement. All distributions of available cash or other should be made among the Shareholders of record as of the date of such distribution in senior preference to the Series G and G-1 Units, the Series F Units, the Series E Units, the Series D Units, the Series C Units, the Series B Units, the Series A Units, and thereafter to all Shareholders in accordance with their Capital Percentages.

•	No later than 90 calendar days after the end of each fiscal year, PLx Pharma LLC might, at the discretion of the Directors, and to the extent such funds were legally available, make a cash distribution out of available cash to each Shareholder in the smallest amount necessary so that the cumulative amount of all distributions from PLx Pharma LLC to such Shareholder as of the end of any allocation period equals each such Shareholder's Hypothetical Tax Amount, as defined, however such combined rate shall be limited to 45%.

•	No distribution would be made to any Incentive Shareholder (See Note 8) with respect to Incentive Units that had a Benchmark Amount greater than zero until the aggregate distributions made to a Shareholder holding Common Units equaled such Benchmark Amount.

See Note 13 for further discussion on the Company’s July 2015 re-incorporation in conjunction with an approved Plan of Conversion.

F-31

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – ACCOUNTS RECEIVABLE

As of December 31, 2014 and 2013, the Company had receivables owed from the federal government for grant expenditures as well as amounts owed from its joint development partner for reimbursements of related costs. All balances owed were fully collected after year end and therefore no allowance for doubtful accounts was necessary at year end. The composition of the balances as of December 31, 2014 and 2013 were as follows:

	December 31,
	2014	2013
Grants receivable	$65,978	$213,846
Joint development receivable	16,621	23,308
Total accounts receivable	$82,599	$237,154

NOTE 6 – PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2014 and 2013 consisted of the following:

		December 31,
Asset Descriptions	Useful Lives	2014	2013
Computer equipment	4 years	$41,839	$37,594
Lab equipment	5 years	8,655	8,655
Office equipment, furniture and fixtures	5 years	18,302	18,302
Manufacturing equipment	7 years	783,075	783,075
Subtotal		851,871	847,626
Less: Accumulated depreciation		(56,532)	(47,693)
Less: Impairment		(358,000)	(358,000)
Total property and equipment, net		$437,339	$441,933

Depreciation for the years ended December 31, 2014 and 2013 was $8,837 and $9,659, respectively.

In early 2014, management decided to sell certain manufacturing equipment that had not been placed in service. The equipment had an aggregate historical cost of $783,075. Based on estimated cash flows from the potential sale of the equipment, an impairment loss of $358,000 was recorded during the year ended December 31, 2013. Management withdrew the equipment from sale and plans to start using the equipment upon the commercial lunch of PL2200 in mid-2017 and depreciation will begin at that time.

F-32

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – CONVERTIBLE PREFERRED STOCK AND PREFERRED UNITS

In years prior to 2013, the Company had issued and outstanding seven series of Convertible Preferred Stock, Series A through G totaling 13,092,982 shares. During 2013, the Company completed the sale of $3,457,080 of convertible bridge notes which, with accrued interest of $16,090, were subsequently converted into 1,240,415 shares of Series G Convertible Preferred Stock. Additionally in 2013, the Company issued 3,214,286 shares of Series G-1 Preferred Stock in for $9,000,000.

At December 31, 2013, all series of Convertible Series A to G and the G-1 Preferred Stock were exchanged for Preferred Units on a one-to-one basis. As part of this exchange, the Preferred Units retained the preferential rights of the Convertible Preferred Stock with respect to distributions and liquidation value, but no longer contain any conversion rights.

The preferential rights of the Preferred Units with respect to distributions and liquidation value were described as follows:

•	First, 52.45% to the Series G Shareholders in accordance with their respective Series G Unit Percentages and 47.55% to the Series G-1 Shareholders in accordance with their respective Series G-1 Unit Percentages until such time as the Series G and Series G-1 Shareholders had received, as separate groups, amounts equal to the Series G Liquidation Value and Series G-1 Liquidation Value, respectively,

•	Second, to the Series F Shareholders in accordance with their respective Series F Unit Percentages until such time as the Series F Shareholders had received, as a group, an amount equal to the Series F Liquidation Value,

•	Third, to the Series E Shareholders in accordance with their respective Series E Unit Percentages until such time as the Series E Shareholders had received, as a group, an amount equal to the Series E Liquidation Value,

•	Fourth, to the Series D Shareholders in accordance with their respective Series D Unit Percentages until such time as the Series D Shareholders had received, as a group, an amount equal to the Series D Liquidation Value,

•	Fifth, to the Series C Shareholders in accordance with their respective Series C Unit Percentages until such time as the Series C Shareholders had received, as a group, an amount equal to the Series C Liquidation Value,

•	Sixth, 35.21% to the Series A Shareholders in accordance with their respective Series A Unit Percentages and 64.79% to the Series B Shareholders in accordance with their respective Series B Unit Percentages until such time as the Series A Shareholders and Series B Shareholders had received, as separate groups, amounts equal to the Series A Liquidation Value and Series B Liquidation Value, respectively, and

•	Thereafter, to all Shareholders in accordance with their Capital Percentages.

F-33

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2014, the Preferred Units were summarized as follows, in order of seniority:

Series	Liquidation preference per unit	Units outstanding	Liquidation value
Series G-1	$3.50	3,214,286	$11,250,001
Series G	4.20	2,954,749	12,409,946
Series F	5.28	2,399,605	12,669,914
Series E	2.88	1,015,426	2,924,427
Series D	2.30	1,618,209	3,721,881
Series C	2.30	2,160,534	4,969,228
Series B	1.92	2,068,750	3,972,000
Series A	1.02	2,116,124	2,158,446
Total		17,547,683	$54,075,843

The Company should obtain prior consent of a majority of the Preferred Units Shareholders for any major decision, such as changing the Company’s status as a limited liability company, issuing any Units or securities convertible into Units, and incurring debt in the aggregate in excess of $100,000 as defined in the Company Agreement. The Preferred Units Shareholders had the right to designate up to 5 members of the Board of Directors, voting in accordance with their Capital Percentages as outlined in the Company Agreement.

See Note 13 for further discussion on the Company’s July 2015 re-incorporation in conjunction with an approved Plan of Conversion.

NOTE 8 – INCENTIVE UNITS

The Company granted Incentive Units to certain of the Company's employees and consultants, and all such Incentive Units were intended as "Profits Interests". The Incentive Units were intended to relate to services provided by the recipient (Incentive Shareholder) to the Company and its affiliates. Each Incentive Shareholder should receive his or her Incentive Units pursuant to a separate written agreement that sets forth vesting, repurchase and other arrangements between the Company and such Incentive Shareholder. Each Incentive Unit issued should, unless otherwise determined by the Board of Directors, have an amount (a "Benchmark Amount") attributed to it at the time of issuance. The Benchmark Amount might vary among Incentive Shareholders. An Incentive Shareholder was generally entitled to profit interests and related distributions from the Company after the satisfaction of all obligations to Preferred Unit Shareholders as discussed in Notes 4 and 10 and when profits and distributions attributed to the Common Unit Shareholders equal the Benchmark Amount of the Incentive Unit. The maximum Capital Percentage, as defined, that should be issued to Incentive Shareholders, as a group, shall be 12.5%. Upon the termination of employment or other service relationship of an Incentive Shareholder with the Company for any reason (including by reason of death or disability), the Company should have the right to repurchase any such Incentive Units that had not otherwise been forfeited pursuant to the terms of the grant agreement. Any Incentive Units repurchased by the Company and the Capital Percentage accompanying such Incentive Units should be available to be re-granted, as determined by the Directors, in the form of newly awarded, newly issued Incentive Units.

F-34

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Upon the conversion from a corporation to a limited liability company in 2013, the Company canceled options to purchase 2,317,500 shares of the Company’s common stock, and concurrently issued 2,357,500 Incentive Units to employees and non-employees for services performed or to be performed. 1,592,500 Incentive Units vested upon issuance, 10,000 Incentive Units vested on July 4, 2014, and the remaining 755,000 Incentive Units only vest upon commercial launch of the aspirin product PL 2200. The fair value of all Incentive Units issued in 2013 were valued at the grant date at $1,426,530 using Black-Scholes option valuation model. The Company recorded $479,521 incremental compensation cost which equaled to the excess of the fair value of the Incentive Units over the fair value of the cancelled stock options at the cancellation date.

In 2014, the Company issued 45,000 incentive units to advisors for services with a Benchmark price of $1.05. The fair value of the Incentive Units granted during the year ended December 31, 2014 were valued using the Black-Scholes option valuation model with the following key inputs:

	2014	2013
Benchmark price per unit	$1.05	$0.50~$1.05
Common unit price	$1.00	$1.00
Expected term, years	5	5
Estimated volatility	72.5%	72.5%
Discount rate	1.62%	1.61%

For the year ended December 31, 2014, the Company recognized $176,109 as amortized compensation cost related to Incentive Units issued to key employees, directors, and advisors.

See Note 13 for a description of the July 2015 Plan of Conversion which resulted in the cancellation of the Incentive Units outstanding at December 31, 2014.

F-35

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – STOCK BASED COMPENSATION

Effective January 1, 2003 and as amended, the Company adopted the 2003 Stock Option Plan (the “Stock Option Plan”). The Stock Option Plan allowed for up to 3,000,000 shares of common stock to be issued to any key employee, nonemployee director, or advisor. During 2013, the Company granted to employees and nonemployees, options to purchase 880,000 shares of the Company's stock at an exercise price of $2.80 which was equal to the estimated fair value of the stock on the date of grant. The stock options expired ten years from the date of grant and vest immediately for some shares and others upon the occurrence of defined events. The Company estimated that the fair value of the stock options award in 2013 was $1,522,224 using the Black-Scholes option valuation model. The following assumptions were used in connection with the Black-Scholes option valuation model: expected dividend yield of zero; risk-free interest rate of 1.17%; expected life of 5 years; and expected volatility of 72.5%. The risk-free rate was based on the U.S. Treasury constant maturities for the term matching the expected term of the grants. Expected volatility represented an average historical volatility of comparable publicly traded companies over a period equal to the expected life of the options.

For the year ended December 31, 2013, the Company recognized $955,715 as amortized compensation cost related to stock options issued to key employees, directors, and advisors.

At December 31, 2013 and in connection with the Company's conversion to a limited liability company, the Stock Option Plan was terminated. See Note 9.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Lease Agreement

The Company presently leases office space under an operating lease agreement, expiring on December 31, 2015. The office lease requires the Company to pay for its portion of taxes, maintenance and insurance. Rental expense under this agreement was $51,049 and $46,351 for the years ended December 31, 2014 and 2013, respectively.

Future minimum lease payments under non-cancelable operating leases with terms expiring in 2015 are $44,299.

Patent License Agreement with the Board of Regents of the University of Texas (NSAIDs)

On January 8, 2003, the Company entered into a patent license agreement with the Board of Regents of The University of Texas System, under which it acquired an exclusive license for several patents and patent applications both inside and outside of the United States relating to gastrointestinal safer formulations of nonsteroidal anti-inflammatory drug (“NSAIDs”). Additionally, the Company acquired worldwide rights to commercialize licensed products and allow for the Company to grant sublicenses subject to royalty payments.

F-36

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Under terms of the agreement, the Company is responsible for conducting clinical trials involving investigational use of a licensed product for the determination of metabolic and pharmacologic actions in humans, the side effects associated with increasing doses, examination of suspected indications, determination of the potential short-term side effects in humans and for establishing the safety, efficacy, labeled indications and risk-benefit profile in humans. The patent license agreement also requires the Company to provide reimbursement for all expenses incurred by The University of Texas Health Science Center at Houston for filing, prosecuting, enforcing and maintaining patent rights and requires an annual nonrefundable license management fee. In addition, the Company is obligated to pay certain milestone payments in future years relating to royalties resulting from the approval to sell licensed products and the resulting sales of such licensed products.

Development and Commercialization Agreement with Lee’s Pharmaceutical Holdings Limited

In March 2012, the Company entered into a development and commercialization license agreement with Lee's Pharmaceutical Holdings Limited, Zhaoke Pharmaceutical (Heifei) Co. Ltd., and Zhaoke Pharmaceutical (Guangzhou) Co. Ltd. (collectively, “Lee’s Pharmaceutical”). The Company granted to Lee’s Pharmaceutical an exclusive royalty bearing license under licensed subject matter to commercialize marketed products using PL 2200 Aspirin technology within the People’s Republic of China. See also Note 13 for discussion of amendment to the agreement in June 2015.

NIH Grants

As of December 31, 2014, the Company had $288,385 remaining to be claimed from the NIH grants when expenses are incurred by the Company.

NOTE 11 – RELATED PARTIES Transactions

In January 2003, the Company entered into a consulting agreement with a stockholder that is a member of the Board of Directors. During the year ended December 31, 2013, the Company incurred approximately $36,000 in consulting fees to the related party. This agreement was no longer in effect beginning in 2014.

In March 2009, the Company entered into a consulting agreement with a stockholder that is a member of the Board of Directors. During the years ended December 31, 2014 and 2013, the Company incurred approximately $60,000 in consulting fees each year to the related party.

In July 2011, the Company entered into a consulting agreement with a stockholder that is a member of the Board of Directors. During the years ended December 31, 2014 and 2013, the Company incurred approximately $100,000 in consulting fees to the related party each year.

Since its inception in 2002, the Company has entered into sponsored research agreements with a stockholder that is the holder of various patents and patent applications for which the Company has exclusive royalty bearing patent licenses as disclosed in Note 10. The Company incurred approximately $74,000 and $505,000 to the related party in research and development activities as part of sponsored research agreements for federal programs during the years ended December 31, 2014 and 2013, respectively.

F-37

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – CONCENTRATIONS

Federal grant funds amounted to approximately 77% and 96% of revenues for the years ended December 31, 2014 and 2013, respectively. During 2014 and 2013, 22% and 29%, respectively, of total expenses were paid to one vendor that provides clinical trials.

NOTE 13 – SUBSEQUENT EVENTS

Reincorporation

Subsequent to December 31, 2014, the Company borrowed $800,000 from 24 different noteholders in increments ranging from $10,000 to $100,000 including $180,000 from related parties. All notes accrued interest at 14% per annum with a maturity date of September 30, 2015. Total Incentive Units of 1,313,840 were issued to the lenders along with the notes as a part of the debt offering.

On July 21, 2015, the Company’s shareholders voted to approve a Plan of Conversion whereby PLx Pharma LLC re-incorporated into a Delaware based corporation, PLx Pharma Inc. (Delaware). In conjunction with the conversion, each Preferred Unit was converted on a one for two-sevenths basis into 5,013,690 shares of common stock. Additionally, each Common Unit was converted on a one for one-fourteenth basis into 302,937 shares of common stock. The presentation of the Company’s balance sheets and statements of stockholders’ deficit gives effect to the conversion.

In contemplation of the proposed conversion, the $800,000 of notes executed in early 2015 plus accrued interest of $53,187 and the 1,313,840 Incentive Units issued in conjunction with the notes were exchanged for 249,196 shares of common stock. The note exchange was accounted for as an extinguishment of debt with the fair market value of the common stock issued treated as an increase to common equity and an associated loss on extinguishment of debt of approximately $1,600,000 recorded in July 2015. Finally, all the remaining Incentive Units outstanding were cancelled in conjunction with the conversion.

The Company’s board of directors had previously authorized and the shareholders also approved new bylaws and articles of incorporation for the Delaware Corporation and the adoption of an Omnibus Stock Option Plan with an initial pool of 1,000,000 shares. In July and August 2015, the Company issued options to purchase 587,149 and 290,716 shares, respectively, of the Company’s common stock to its employees, board member nominees, and consultants for services provided. These options have an exercise price of $9.80 per share and a term of 10 years.

F-38

PLx Pharma Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Amendment to the Development and Commercialization Agreement with Lee’s Pharmaceutical

On June 19, 2015, the Company and Lee’s Pharmaceutical entered into an amendment to the Development and Commercialization Agreement where Lee’s Pharmaceutical agreed to complete an operational production line for PL2200 100 mg aspirin compliant with applicable regulations no later than June 30, 2016. Pursuant to the agreement, Lee’s Pharmaceutical paid the Company a $200,000 non-refundable advance payment of royalties in July 2015.

F-39

Shares

Common Stock

PROSPECTUS

Joint Bookrunners
RAYMOND JAMES

MAXIM GROUP LLC

Co-Manager
JANNEY MONTGOMERY SCOTT

, 2015

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

Through and including                        , 2015 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

111

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other expenses of issuance and distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of our common stock being registered. All amounts are estimates except for the SEC registration fee and the FINRA filing fee.

Payable by the registrant
SEC registration fee	$8,107
FINRA filing fee	11,000
Legal fees and expenses	600,000
Accounting fees and expenses	50,000
Printing expenses	50,000
Transfer agent fees and expenses	15,000
Blue sky fees and expenses	10,000
Miscellaneous fees and expenses	50,000
Total	$794,107

Item 14. Indemnification of directors and officers

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

  Our certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

  We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding.

  We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

  In an underwriting agreement that we will enter into in connection with the sale of our common stock being registered hereby the underwriters will agree to indemnify, under certain circumstances, us, our officers, our directors, and our controlling persons within the meaning of the Securities Act, against certain liabilities.

Item 15. Recent sales of unregistered securities

  As discussed above, on December 31, 2013, PLx Pharma Inc., a Texas corporation (the “ Predecessor Corporation ”), converted (the “ 2013 Conversion ”) into a Texas limited liability company, PLx Pharma LLC (the “ Predecessor LLC ”), which subsequently converted from a Texas limited liability company into PLx Pharma Inc., a Delaware corporation (the “ 2015 Conversion ”). As a result of the 2013 Conversion, all shares of common stock and preferred stock in the Predecessor Corporation were converted into membership interest units in the Predecessor LLC, and as a result of the 2015 Conversion, all membership interest units in the Predecessor LLC (as well as all outstanding promissory notes and “incentive units”) were converted into shares of the Company’s common stock.

  The following sets forth information regarding all unregistered securities sold by the Company’s predecessors since September 29, 2012, all of which have subsequently been converted into shares of the Company’s common stock:

Sales of Preferred Stock in Predecessor Corporation

  On May 28, 2013, the Predecessor Corporation closed an offering of 3,214,286 shares of its Series G-1 Convertible Preferred Stock. The shares of Series G-1 Convertible Preferred Stock were sold for an aggregate purchase price of $9,000,000 to existing holders of the Predecessor Corporation’s preferred stock. Each such share of Series G-1 Convertible Preferred Stock was subsequently converted into Series G-1 Preferred Units in the Predecessor LLC.

112

Sales of Notes and Incentive Units in Predecessor LLC

  On January 20, 2015, the Predecessor LLC closed an offering of $800,000 in principal amount of secured promissory notes, together with a total of 1,313,840 incentive units in the Predecessor LLC, all of which were sold to existing holders of the Predecessor LLC’s membership interests.

  We deemed the offers, sales and issuances of the securities described above to be exempt from registration under the Securities Act, in reliance on Section 4(a)(2) of the Securities Act, including Regulation D and Rule 506 promulgated thereunder, regarding transactions by an issuer not involving a public offering. All purchasers of securities in transactions exempt from registration pursuant to Regulation D represented to us that they were accredited investors and were acquiring the shares for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

Item 16. Exhibits and financial statement schedules

  (a)    Exhibits

    The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

  (b)    Financial Statements Schedules:

    Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto included elsewhere in this registration statement.

Item 17. Undertakings

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The Registrant hereby undertakes that:

•	(a) The Registrant will provide to the underwriter at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
•	(b) For purposes of determining any liability under the Securities Act, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
•	(c) For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

113

SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on November 18, 2015.

PLX PHARMA INC.

By:	/s/ Ronald R. Zimmerman
Ronald R. Zimmerman, Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Ronald R. Zimmerman	Chief Executive Officer and Director (Principal Executive Officer)	November 18, 2015
Ronald R. Zimmerman

/s/ David E. Jorden	Acting Chief Financial Officer and Director (Principal Financial and Accounting Officer) and Director	November 18, 2015
David E. Jorden

/s/ Michael J. Valentino	Executive Chairman of the Board of Directors	November 18, 2015
Michael J. Valentino

/s/ Gary Mossman	Director and Chief Operating Officer	November 18, 2015
Gary Mossman

114

Exhibit index

Exhibit No.	Description

1.1***	Form of Underwriting Agreement.

3.1*	Certificate of Incorporation

3.2*	Bylaws

4.1***	Specimen Common Stock Certificate

5.1***	Opinion of Jackson Walker L.L.P.

10.1*#	2015 Omnibus Incentive Plan

10.2*†	Amended and Restated Patent License Agreement, dated December 11, 2009

10.3*†	Amendment No. 1 to Amended and Restated Patent License Agreement, dated April 15, 2011

10.4*†	Amendment No. 2 to Amended and Restated Patent License Agreement, dated December 17, 2011

10.5*†	Amended and Restated License & Commercialization Agreement, dated June 19, 2015

10.6*#	Form of Incentive Stock Option Agreement under 2015 Omnibus Incentive Plan

10.7*#	Form of Non-Qualified Option Agreement under 2015 Omnibus Incentive Plan

10.8*	Industrial Multi-Tenant Lease dated June 4, 2009

10.9*	First Amendment to Lease, dated May 22, 2014

10.10*	Second Amendment to Lease, dated June 1, 2015

10.11*#	Employment Agreement with Michael J. Valentino

10.12*#	Employment Agreement with Ronald R. Zimmerman

10.13*#	Employment Agreement with David E. Jorden

10.14*#	Employment Agreement with Gary Mossman

10.15*#	Employment Agreement with Upendra K. Marathi, PhD

10.16#*	Employment Agreement with Natasha Giordano

10.17*	Form of Scientific Advisory Board Agreement

10.18*	Form of Indemnification Agreement

14.1*	Code of Ethics

21.1*	Subsidiaries of the Registrant

23.1**	Consent of Independent Registered Public Accounting Firm

23.2***	Consent of Jackson Walker L.L.P. (included in Exhibit 5.1)

*	Filed as an exhibit to the Company’s Registration Statement on Form S-1 filed October 5, 2015
**	Filed herewith

115

***	To be filed by amendment
†	Confidential treatment requested
#	Management contract or compensatory arrangement.

*Filed as an exhibit to the Company’s Registration Statement on Form S-1 filed October 5, 2015.

**Filed herewith

***To be filed by amendment.

†Confidential treatment requested.

#Management contract or compensatory arrangement.

116